Exhibit 99.1

Execution Version

CREDIT AGREEMENT

Among

THE HERTZ CORPORATION,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTIES HERETO,

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent and Collateral Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent
and
BANK OF AMERICA, N.A., BARCLAYS BANK PLC, CITIBANK, N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK and
JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agents

Dated as of March 11, 2011

DEUTSCHE BANK SECURITIES INC., BARCLAYS CAPITAL, CITIGROUP GLOBAL

MARKETS INC., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, J.P.

MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunning Managers

i

SECTION 5.	REPRESENTATIONS AND WARRANTIES	104
5.1	Financial Condition	104
5.2	No Change; Solvent	105
5.3	Corporate Existence; Compliance with Law	105
5.4	Corporate Power; Authorization; Enforceable Obligations	105
5.5	No Legal Bar	106
5.6	No Material Litigation	106
5.7	No Default	106
5.8	Ownership of Property; Liens	106
5.9	Intellectual Property	107
5.10	No Burdensome Restrictions	107
5.11	Taxes	107
5.12	Federal Regulations	107
5.13	ERISA	107
5.14	Collateral	108
5.15	Investment Company Act; Other Regulations	109
5.16	Subsidiaries	109
5.17	Purpose of Loans	109
5.18	Environmental Matters	109
5.19	No Material Misstatements	110
5.20	Labor Matters	111
5.21	Insurance	111
5.22	Anti-Terrorism	111

SECTION 6.	CONDITIONS PRECEDENT	111
6.1	Conditions to Initial Extension of Credit	111
6.2	Conditions to Each Other Extension of Credit	115

SECTION 7.	AFFIRMATIVE COVENANTS	116
7.1	Financial Statements	116
7.2	Certificates; Other Information	117
7.3	Payment of Obligations	118
7.4	Conduct of Business and Maintenance of Existence	118
7.5	Maintenance of Property; Insurance	119
7.6	Inspection of Property; Books and Records; Discussions	120
7.7	Notices	120
7.8	Environmental Laws	122
7.9	After-Acquired Real Property and Fixtures	123
7.10	Surveys	125

SECTION 8.	NEGATIVE COVENANTS	125
8.1	Limitation on Indebtedness	125
8.2	Limitation on Liens	129
8.3	Limitation on Fundamental Changes	132
8.4	Limitation on Sale of Assets	134
8.5	Limitation on Restricted Payments	136
8.6	Limitation on Transactions with Affiliates	140
8.7	Change of Control; Amendments	142
8.8	Restrictive Agreements	142

SECTION 9.	EVENTS OF DEFAULT	144

SECTION 10.	THE AGENTS AND THE OTHER REPRESENTATIVES	149
10.1	Appointment	149
10.2	Delegation of Duties	149
10.3	Exculpatory Provisions	149
10.4	Reliance by Agents	150
10.5	Notice of Default	150
10.6	Acknowledgements and Representations by Lenders	151
10.7	Indemnification	151
10.8	The Administrative Agent and Other Representatives in Their Individual Capacity	152
10.9	Collateral Matters	152
10.10	Successor Agent	154
10.11	Other Representatives	155
10.12	Withholding Tax	155
10.13	Application of Proceeds	155

SECTION 11.	MISCELLANEOUS	156
11.1	Amendments and Waivers	156
11.2	Notices	159
11.3	No Waiver; Cumulative Remedies	161
11.4	Survival of Representations and Warranties	161
11.5	Payment of Expenses and Taxes	161
11.6	Successors and Assigns; Participations and Assignments	163
11.7	Adjustments; Set-off; Calculations; Computations	168
11.8	Judgment	169
11.9	Counterparts	169
11.10	Severability	169
11.11	Integration	170
11.12	Governing Law	170
11.13	Submission to Jurisdiction; Waivers	170
11.14	Acknowledgements	170
11.15	Waiver of Jury Trial	171
11.16	Confidentiality	171
11.17	USA Patriot Act Notice	172
11.18	Incremental Indebtedness; Additional Indebtedness	172
11.19	Electronic Execution of Assignments and Certain Other Documents	172

SCHEDULES

A-1	Tranche B Term Loan Commitments and Addresses
A-2	Letter of Credit Commitments and Addresses
B	Existing Letters of Credit
C	Unrestricted Subsidiary
3.4(b)	Credit Linked Deposit Accounts
5.2	Material Adverse Effect Disclosure
5.4	Consents Required
5.6	Litigation
5.8	Real Property
5.9	Intellectual Property Claims
5.16	Subsidiaries
5.18	Environmental Matters
5.21	Insurance
6.1(e)	Lien Searches
6.1(f)	Local Counsel
6.1(j)	Title Insurance Policies
7.2	SEC Filings Website Address
7.10	Surveys

EXHIBITS

A	Form of Term Loan Note
B	Form of L/C Request
C	Form of U.S. Tax Compliance Certificate
D-1	Opinion of Debevoise & Plimpton LLP, Special New York Counsel to the Loan Parties
D-2	Opinion of Richards, Layton and Finger PA, Special Delaware Counsel to Certain of the Loan Parties
D-3	Opinion of Richard J. Frecker, Assistant General Counsel to the Parent Borrower
E	Form of Closing Certificate
F	Form of Assignment and Acceptance
G	Form of Acceptance and Prepayment Notice
H	Form of Discount Range Prepayment Notice
I	Form of Discount Range Prepayment Offer
J	Guarantee and Collateral Agreement
K	Form of Mortgage
L	Form of Solicited Discounted Prepayment Notice
M	Form of Solicited Discounted Prepayment Offer
N	Form of Specified Discount Prepayment Notice
O	Form of Specified Discount Prepayment Response
P-1	Form of Intercreditor Agreement
P-2	Form of Term Collateral Intercreditor Agreement

v

CREDIT AGREEMENT, dated as of March 11, 2011, among THE HERTZ CORPORATION, a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (as further defined in Section 1.1, the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as administrative agent and collateral agent for the Lenders hereunder (in such capacities, respectively, and as further defined in Section 1.1, the “Administrative Agent” and the “Collateral Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”), and BANK OF AMERICA, N.A., BARCLAYS BANK PLC, CITIBANK, N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK and JPMORGAN CHASE BANK, N.A., each as a co-documentation agent (in such capacity, the “Co-Documentation Agents”).  Capitalized terms are used herein as defined in Section 1.1.

The parties hereto hereby agree as follows:

WHEREAS, the Parent Borrower is party to the Predecessor Term Credit Agreement, under which the Parent Borrower obtained term loans under a term loan facility and letters of credit under a synthetic letter of credit facility;

WHEREAS, in order to (i) repay certain existing indebtedness of the Parent Borrower and its Subsidiaries, including amounts outstanding under the Predecessor Term Loan Credit Agreement, and (ii) finance the working capital and other business requirements and other general corporate purposes of the Parent Borrower and its Subsidiaries, the Parent Borrower has requested that the Lenders make the Loans and issue and participate in the Letters of Credit provided for herein;

WHEREAS, concurrently herewith, the Parent Borrower is entering into the Senior ABL Facility to refinance and replace its existing senior secured revolving loan facility under the Predecessor ABL Credit Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.           DEFINITIONS.

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“ABL Priority Collateral”:  as defined in the Intercreditor Agreement.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurocurrency Rate for an Interest Period of one month commencing on such date plus 1%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent (or another bank of recognized standing reasonably selected by the Administrative Agent and reasonably satisfactory to the Parent Borrower) as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acceleration”:  as defined in Section 9(e).

“Acceptable Discount”:  as defined in Section 4.4(i).

“Acceptable Prepayment Amount”:  as defined in Section 4.4(i).

“Acceptance and Prepayment Notice”:  an irrevocable written notice from the Parent Borrower accepting a Solicited Discounted Prepayment Offer at the Acceptable Discount specified therein pursuant to Section 4.4(i) substantially in the form of Exhibit G.

“Acceptance Date”:  as defined in Section 4.4(i).

“Accounts”:  as defined in the UCC; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all guarantees or collateral for any of the foregoing and (f) all rights relating to any of the foregoing.

“Acquired Indebtedness”:  Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Additional ABL Credit Facility”:  as defined in the Intercreditor Agreement.

“Additional ABL Documents”:  as defined in the Intercreditor Agreement.

“Additional ABL Indebtedness”:  as defined in the Intercreditor Agreement.

“Additional Assets”:  (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Parent Borrower or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Borrower or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Credit Facility”:  as defined in the Intercreditor Agreement.

“Additional Documents”:  as defined in the Intercreditor Agreement.

“Additional Indebtedness”:  as defined in the Intercreditor Agreement.

“Additional Lender”:  as defined in Section 2.9(b).

“Additional Notes”:  any series of notes evidencing or consisting of Indebtedness that is secured by the Term Priority Collateral on a pari passu basis with the Term Loans, provided that (a) the maturity date of such Additional Notes shall be no earlier than the Termination Date, (b) such Additional Notes shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Term Loans, or guaranteed by any Subsidiary of the Parent Borrower other than the Subsidiary Guarantors, (c) such Additional Notes shall be subject to the terms of the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Parent Borrower and the Administrative Agent, and (d) on the date that such Additional Notes are Incurred, after giving pro forma effect to any Incurrence of Indebtedness on such date and any Discharge of Indebtedness on such date or otherwise in connection with any such Incurrence, (1) the aggregate principal amount of such Additional Notes does not exceed the greater of (x) $750,000,000 and (y) an amount equal to the product of (i) 0.75 and (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available and (2) either (x) (i) the Parent Borrower is in Pro Forma Senior Secured Compliance and (ii) the Parent Borrower could Incur at least $1.00 of additional Indebtedness pursuant to Section 8.1(a) or (y) the aggregate principal amount of Additional Notes then outstanding (together with all Incremental Term Loans then outstanding) does not exceed $1,000,000,000.  In the case of the preceding clause (d)(2)(x)(i), the Parent Borrower shall deliver a certificate, no later than two Business Days (or such shorter period as agreed between the Parent Borrower and the Administrative Agent) prior to the date on which such Additional Notes are Incurred, to the Administrative Agent certifying that the Parent Borrower is in Pro Forma Senior Secured Compliance.

“Administrative Agent”:  as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Section 10.10.

“Affected Loans”:  as defined in Section 4.9.

“Affected Rate”:  as defined in Section 4.7.

“Affiliate”:  with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction”:  as defined in Section 8.6(a).

“Agents”:  the collective reference to the Administrative Agent, the Collateral Agent, the Syndication Agent and the Co-Documentation Agents.

“Agreement”:  this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Amendment”:  as defined in Section 8.8(c).

“Applicable Discount”:  as defined in Section 4.4(i)(iii).

“Applicable Margin”:  1.75% per annum with respect to ABR Loans and 2.75% per annum with respect to Eurocurrency Loans.

“Approved Fund”:  as defined in Section 11.6(b).

“Arrangers”: Deutsche Bank Securities Inc., Bank of America Merrill Lynch, Barclays Capital, Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, each in its capacity as a joint lead arranger of the Commitments hereunder.

“Asset Disposition”:  any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for purposes of this definition as a “disposition”) by the Parent Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Parent Borrower or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by Section 8.3, (vii) any Financing Disposition, (viii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Parent Borrower or any Restricted Subsidiary, so long as the Parent Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, including pursuant to the HERC LKE Program or the Rental Car LKE Program, (x) any financing transaction with respect to property built or acquired by the Parent Borrower or any Restricted Subsidiary after the Closing Date, including without limitation any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $50.0 million, (xvi) any disposition of all or any part of the Capital Stock or business or assets of (a) Car Rental System do Brasil Locacão de Veículos Ltda or any successor in interest thereto or (b) any other Subsidiary engaged in, or Special Purpose Entity otherwise supporting or relating to, the business of leasing or renting Vehicles in Brazil, (xvii) any Divestiture Action, (xviii)  the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Parent Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole, (xix) any license, sublicense or other grant of right-of-use of any trademark, copyright, patent or other intellectual property, any lease or sublease of real or other property, or any disposition for Fair Market Value, to any Franchisee or any Franchise Special Purpose Entity or (xx) any HERC Disposition, provided that at the time of any such HERC Disposition the HERC Disposition Conditions are met (and the Parent Borrower shall, no later than two Business Days (or such shorter period as agreed between the Administrative Agent and the Parent Borrower) prior to the consummation of any such HERC Disposition, deliver a certificate to the Administrative Agent signed by a Responsible Officer of the Parent Borrower, certifying that at the proposed time of such HERC Disposition the HERC Disposition Conditions will be met).

“Assignee”:  as defined in Section 11.6(b).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit F.

“Average Book Value”:  for any period, the amount equal to (a) the sum of the respective book values of Rental Car Vehicles of the Parent Borrower and its Restricted Subsidiaries (other than Special Purpose Subsidiaries) as of the end of each of the most recent thirteen fiscal months of the Parent Borrower that have ended at or prior to the end of such period, divided by (b) 13.

“Average Interest Rate”:  for any period, the amount equal to (x) the total interest expense of the Parent Borrower and its Restricted Subsidiaries for such period (excluding any interest expense on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets), divided by (y) the Average Principal Amount of Indebtedness of the Parent Borrower and its Restricted Subsidiaries for such period (excluding any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets).

“Average Life”:  at the date of determination thereof, with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such principal payment by (b) the sum of all such principal payments.

“Average Principal Amount”:  for any period, the amount equal to (x) the sum of the respective aggregate outstanding principal amounts of the applicable Indebtedness as of the end of each of the most recent thirteen fiscal months of the Parent Borrower that have ended at or prior to the end of such period, divided by (y) 13.

“Benefited Lender”:  as defined in Section 11.7(a).

“Board”:  the Board of Governors of the Federal Reserve System.

“Board of Directors”:  for any Person, the board of directors or other governing body of such Person or, if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Borrower.

“Borrower Offer of Specified Discount Prepayment”: the offer by the Parent Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 4.4(i)(ii).

“Borrower Solicitation of Discount Range Prepayment Offers”: the solicitation by the Parent Borrower of offers for, and the corresponding acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 4.4(i)(iii).

“Borrower Solicitation of Discounted Prepayment Offers”:  the solicitation by the Parent Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 4.4(i)(iv).

“Borrowing”:  the borrowing of one Type of Loan of a single Tranche by the Parent Borrower from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurocurrency Loans the same Interest Period.

“Borrowing Base”:  the sum of (1) 60% of the book value of Inventory (excluding Equipment) of the Parent Borrower and its Domestic Subsidiaries, (2) 85% of the book value of Receivables of the Parent Borrower and its Domestic Subsidiaries, (3) 90% of the book value of Equipment of the Parent Borrower and its Domestic Subsidiaries and (4) cash, Cash Equivalents and Temporary Cash Investments of the Parent Borrower and its Domestic Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Parent Borrower for which internal consolidated financial statements of the Parent Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Borrowing Base, as of any date of determination, shall not include Inventory and Equipment the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to Section 8.1(b)(iv), to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to any Incurrence of Indebtedness and the application of proceeds therefrom).

“Borrowing Date”:  any Business Day specified in a notice pursuant to Section 2.7 or 3.2 as a date on which the Parent Borrower requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.

“Brazilian Indebtedness”:  Indebtedness permitted by Section 8.1 of (a) Car Rental System do Brasil Locacão de Veículos Ltda or any successor in interest thereto and/or (b) any other Subsidiary engaged in, or Special Purpose Entity otherwise supporting or relating to, the business of leasing or renting Vehicles in Brazil.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York (or, with respect only to Letters of Credit issued by an Issuing Lender not located in the City of New York, the location of such Issuing Lender) are authorized or required by law to close, except that, when used in connection with a Eurocurrency Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York; provided, however, that, with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in Euros, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in Euros.

“Capital Stock”:  of any Person, any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation”:  an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Captive Insurance Subsidiary”:  any Subsidiary of the Parent Borrower that is subject to regulation as an insurance company (and any Subsidiary thereof).

“Carlyle”:  TC Group LLC (which operates under the trade name The Carlyle Group) or any successor thereto.

“Carlyle Investors”:  the collective reference to (a) Carlyle Partners IV, L.P., a Delaware limited partnership, or any successor thereto, (b) CEP II Participations S.àr.l., a Luxembourg limited liability company, or any successor thereto, (c) CP IV Co-investment L.P., a Delaware limited partnership, or any successor thereto, (d) CEP II U.S. Investments, L.P., a Delaware limited partnership, or any successor thereto, (e) CMC-Hertz Partners, L.P., a Delaware limited partnership, or any successor thereto, (f) any Affiliate of any thereof and (g) any successor in interest to any thereof.

“Cash Equivalents”:  (1) money and (2)(a) securities issued or fully guaranteed or insured by the United States government or Canadian government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any Lender or Affiliate thereof or any Lender under the Senior ABL Facility or Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (e) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act and (f) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors of the Parent Borrower, in each case provided in clauses (a), (b) and (d) and (to the extent relating to any such clause) (f) above only, maturing within twelve months after the date of acquisition.

“CD&R”:  Clayton, Dubilier & Rice, LLC and any successor in interest thereto, and any successor to its investment management business.

“CD&R Investors”:  the collective reference to (i) Clayton, Dubilier & Rice Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (ii) CD&R CCMG Co-Investor L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iii) CD&R Parallel Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iv) any Affiliate of any thereof and (v) any successor in interest to any thereof.

“Change in Law”:  as defined in Section 4.11(a).

“Change of Control”:  the occurrence of any of the following events:  (a) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of the Relevant Parent Entity and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent Entity, shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of the Relevant Parent Entity, (b) the Continuing Directors shall cease to constitute a majority of the members of the board of directors of the Parent Borrower, (c) Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Parent Borrower (or any successor to the Parent Borrower permitted pursuant to Section 8.3) or (d) a “Change of Control” as defined in any Indenture shall have occurred.

“Closing Date”:  the date on which all the conditions precedent set forth in Section 6.1 shall be satisfied or waived.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”: as defined in the Preamble hereto.

“Collateral”:  all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”:  as defined in the Preamble hereto.

“Commercial L/C”:  as defined in Section 3.1(a).

“Commitment”:  as to any Lender, the sum of the Tranche B Term Loan Commitments and the Letter of Credit Commitments of such Lender.

“Commodities Agreement”:  in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which (a) is under “common control” (within the meaning of Section 4001 of ERISA) with the Parent Borrower or (b) is part of a group of entities (whether or not incorporated), which includes the Parent Borrower, which (i) is treated as a “single employer” under Section 414(b) or (c) of the Code or (ii) solely for the purpose of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a “single employer” under Sections 414(b), (c), (m) or (o) of the Code.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Parent Borrower on request);

provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including without limitation Section 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Tranche B Term Loan Commitment or Letter of Credit Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility or Tranche to the Parent Borrower.

“Confidential Information Memorandum”:  that certain Confidential Information Memorandum (Public Version) dated February 17, 2011, and furnished to the Lenders.

“Consolidated Coverage Ratio”: as of any date of determination, the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, that

(1)           if since the beginning of such period the Parent Borrower or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2)           if since the beginning of such period the Parent Borrower or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3)           if since the beginning of such period the Parent Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Parent Borrower or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Parent Borrower and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4)           if since the beginning of such period the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5)           if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a Responsible Officer of the Parent Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Parent Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Parent Borrower or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Parent Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA”:  for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Special Purpose Financing Fees, (iii) depreciation (excluding Consolidated Vehicle Depreciation), amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other noncash charges or noncash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Agreement (whether or not consummated or incurred, and including any offering or sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Parent Borrower or its Restricted Subsidiaries), (v) the amount of any minority interest expense and (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of Carlyle, CDR or ML and their respective Affiliates.

“Consolidated Interest Expense”:  for any period, (i) the total interest expense of the Parent Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Parent Borrower and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Parent Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Parent Borrower or any Restricted Subsidiary, (d) noncash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Parent Borrower held by Persons other than the Parent Borrower or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, (x) Consolidated Vehicle Interest Expense and (y) amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP (to the extent applicable, in the case of Consolidated Vehicle Interest Expense); provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Parent Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Long Term Debt”:  at the date of determination thereof, all long term debt of the Parent Borrower and its Restricted Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered under Section 7.1(a) or 7.1(b).

“Consolidated Net Income”: for any period, the net income (loss) of the Parent Borrower and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

(i)            any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) the Parent Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Parent Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Parent Borrower’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Parent Borrower or any of its Restricted Subsidiaries in such Person,

(ii)           solely for purposes of determining the amount available for Restricted Payments under Section 8.5(a)(3)(A), any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Loan Documents, the Senior ABL Facility Documents, the Senior Notes or the Indentures) and (z) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date), except that (A) the Parent Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Parent Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Parent Borrower or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

(iii)          any gain or loss realized upon the sale or other disposition of any asset of the Parent Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

(iv)          any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any acquisition, merger or consolidation after the Closing Date),

(v)           the cumulative effect of a change in accounting principles,

(vi)          all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

(vii)         any unrealized gains or losses in respect of Currency Agreements,

(viii)        any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix)           any noncash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x)            to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary, and

(xi)           any noncash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other noncash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).

In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Parent Borrower will deliver a certificate to the Administrative Agent promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge.  Notwithstanding the foregoing, for the purpose of Section 8.5(a)(3)(A) only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Parent Borrower or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Parent Borrower to increase the amount of Restricted Payments permitted under Section 8.5(a)(3)(C) or(D).

“Consolidated Quarterly Tangible Assets”:  as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as at the end of any fiscal quarter of the Parent Borrower for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Secured Indebtedness”:  as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that in each case is then secured by Liens on property or assets of the Parent Borrower and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

“Consolidated Secured Leverage Ratio”:  as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available, provided, that:

(1)           if since the beginning of such period the Parent Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)           if since the beginning of such period the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)           if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a Responsible Officer of the Parent Borrower.

“Consolidated Senior Secured Indebtedness”:  at the date of determination thereof, the amount equal to (a) the sum (without duplication) of (i) Consolidated Senior Secured

Long Term Debt plus (ii) Consolidated Senior Secured Short Term Debt, minus (b) to the extent included in clause (a), any amounts incurred to fund or cash collateralize or otherwise backstop or support any letter of credit facility or arrangement, minus (c) to the extent included in clause (a), Consolidated Vehicle Indebtedness, minus (d) Unrestricted Cash as at such date (provided that, solely for purposes of determining compliance with the HERC Disposition Conditions, Unrestricted Cash shall not include the Net Available Cash from the HERC Disposition on such date).

“Consolidated Senior Secured Long Term Debt”:  at the date of determination thereof, all Consolidated Long Term Debt of any Loan Party that is then secured by first priority Liens on Term Priority Collateral or ABL Priority Collateral of any Loan Party (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

“Consolidated Senior Secured Short Term Debt”:  at the date of determination thereof, all Consolidated Short Term Debt of any Loan Party that is then secured by first priority Liens on Term Priority Collateral or ABL Priority Collateral of any Loan Party (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

“Consolidated Short Term Debt”:  at the date of determination thereof, all short term debt of the Parent Borrower and its Restricted Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered under Section 7.1(a) or 7.1(b).

“Consolidated Tangible Assets”: as of any date of determination, the amount equal to (x) the sum of Consolidated Quarterly Tangible Assets as at the end of each of the most recently ended four fiscal quarters of the Parent Borrower for which a calculation thereof is available, divided by (y) four; provided, that Consolidated Tangible Assets shall not be less than $14,426,000,000.

“Consolidated Total Indebtedness”:  as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Parent Borrower and its Restricted Subsidiaries (other than Notes) as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, Section 8.1(b)(ix) to the extent not Incurred to finance or refinance the acquisition of Rental Car Vehicles, and minus (3) the Consolidated Vehicle Indebtedness as of such date.

“Consolidated Vehicle Depreciation”:  for any period, depreciation on all Rental Car Vehicles (after adjustments thereto), to the extent deducted in calculating Consolidated Net Income for such period.

“Consolidated Vehicle Indebtedness”:  as of any date of determination, the amount equal to either (a) the sum of (x) the aggregate principal amount of then outstanding Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets plus (y) the aggregate principal amount of other then outstanding Indebtedness of the Parent Borrower and its Restricted Subsidiaries that is attributable to the financing or refinancing of Rental Car Vehicles and/or related rights and/or assets, as determined in good faith by a Responsible Officer of the Parent Borrower (which determination shall be conclusive) or, at the Parent Borrower’s option, (b) 90% of the book value of Rental Car Vehicles of the Parent Borrower and its Restricted Subsidiaries (such book value being determined as of the end of the most recently ended fiscal month of the Parent Borrower for which internal consolidated financial statements of the Parent Borrower are available, on a pro forma basis including (x) any Rental Car Vehicles acquired by the Parent Borrower or any Restricted Subsidiary since the end of such fiscal month and (y) in the case of any determination relating to any Incurrence of Indebtedness, any Rental Car Vehicles being acquired by the Parent Borrower or any Restricted Subsidiary in connection therewith).

“Consolidated Vehicle Interest Expense”:  for any period, the sum of (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets plus (b) either (x) the aggregate interest expense for such period on other Indebtedness of the Parent Borrower and its Restricted Subsidiaries that is attributable to the financing or refinancing of Rental Car Vehicles and/or any related rights and/or assets, as determined in good faith by a Responsible Officer of the Parent Borrower (which determination shall be conclusive) or, at the Parent Borrower’s option, (y) an amount of the total interest expense of the Parent Borrower and its Restricted Subsidiaries for such period equal to (i) the Average Interest Rate for such period multiplied by (ii) the amount equal to (1) 90% of the Average Book Value for such period of Rental Car Vehicles of the Parent Borrower and its Restricted Subsidiaries minus (2) the Average Principal Amount for such period of any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets.

“Consolidation”:  the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Parent Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Parent Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Continuing Directors”:  the directors of the Parent Borrower on the Closing Date and each other director whose election or nomination for election to the board of directors of

Parent Borrower is recommended by at least a majority of the then Continuing Directors or is approved by one or more Permitted Holders.

“Contractual Obligation”:  as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts”:  the aggregate amount of capital contributions applied by the Parent Borrower to permit the Incurrence of Contribution Indebtedness pursuant to Section 8.1(b)(xii).

“Contribution Indebtedness”:  Indebtedness of the Parent Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Parent Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to a certificate signed by a Responsible Officer of the Parent Borrower on the date of Incurrence thereof.

“Credit Facilities”:  one or more of (i) the Senior Term Facility, (ii) the Senior ABL Facility, and (iii) any other facilities or arrangements designated by the Parent Borrower, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables or fleet financings (including without limitation through the sale of receivables or fleet assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or fleet assets or the creation of any Liens in respect of such receivables or fleet assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Linked Deposit”:  with respect to each Lender, the cash deposit, if any, made by such Lender pursuant to Section 3.4(b), as the same may be (a) reduced from time to time pursuant to Section 3.2(c), 4.4(g) or 4.13 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.6.

“Credit Linked Deposit Account”: one or more operating and/or investment accounts established by the Administrative Agent that shall be for the purposes set forth in Section 3.4.

“Credit Linked Prefunded L/C Commitment Fees”:  as defined in Section 4.5(a).

“Currency Agreement”:  in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Default”:  any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of Section 9(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 9, has been satisfied.

“Default Notice”:  as defined in Section 9(e).

“Defaulting Lender”:  any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Deposit Account”:  any deposit account (as such term is defined in Article 9 of the UCC).

“Designated Foreign Currency”:  Euro.

“Designated Noncash Consideration”:  the Fair Market Value of non-cash consideration received by the Parent Borrower or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate signed by a Responsible Officer of the Parent Borrower and delivered to the Administrative Agent, setting forth the basis of such valuation.

“Discharge”:  as defined in the definition of “Consolidated Coverage Ratio.”  Without limiting the foregoing, the issuance of an irrevocable notice of repayment, repurchase or redemption and deposit of related funds with a trustee, agent or other representative of the applicable creditor shall be deemed a Discharge.

“Discount Prepayment Accepting Lender”:  as defined in Section 4.4(i).

“Discount Range”:  as defined in Section 4.4(i).

“Discount Range Prepayment Amount”:  as defined in Section 4.4(i).

“Discount Range Prepayment Notice”:  a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 4.4(i) substantially in the form of Exhibit H.

“Discount Range Prepayment Offer”:  the irrevocable written offer by a Lender, substantially in the form of Exhibit I, submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date”:  as defined in Section 4.4(i).

“Discount Range Proration”:  as defined in Section 4.4(i).

“Discounted Prepayment Determination Date”:  as defined in Section 4.4(i).

“Discounted Prepayment Effective Date”:  in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offers, 5 Business Days following the receipt by each relevant Term Lender of notice from the Administrative Agent in accordance with Section 4.4(i)(ii), Section 4.4(i)(iii) or Section 4.4(i)(iv), as applicable, unless a shorter period is agreed to between the Parent Borrower and the Administrative Agent.

“Discounted Term Loan Prepayment”:  as defined in Section 4.4(i).

“Disinterested Directors”:  with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Parent Borrower, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Parent Borrower or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disposition”:  any sale, lease, transfer or other disposition of shares of Capital Stock, property or other assets of a Person, including any disposition by means of a merger, consolidation or similar transaction.

“Disqualified Lender”: any competitor of the Parent Borrower and its Restricted Subsidiaries that is in the same or a similar line of business as the Parent Borrower and its Restricted Subsidiaries or any controlled affiliate of such competitor, in each case designated in writing by the Parent Borrower to the Administrative Agent from time to time.

“Disqualified Stock”:  with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an asset sale or other disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an asset sale or other disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Parent Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Divestiture Action”:  any Disposition (other than a HERC Disposition) necessary or advisable in the good faith determination of the Parent Borrower in order to consummate any Rental Car Company Acquisition.

“Dollar Equivalent”:  with respect to any amount in respect of any Letter of Credit denominated in any Designated Foreign Currency, at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Subsidiary”:  any Restricted Subsidiary of the Parent Borrower which is not a Foreign Subsidiary.

“Environmental Costs”:  any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws.  Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”:  any and all U.S. or foreign federal, state, provincial, territorial, foreign, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”:  any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equipment”: (a) any Vehicles and (b) any equipment owned by or leased to the Parent Borrower or any of its Subsidiaries that is revenue earning equipment, or is classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools, and (iv) other personal property.

“Equity Investors”:  the collective reference to (a) the CD&R Investors, the Carlyle Investors and the Merrill Lynch Investors, (b) any Person that acquired Voting Stock of HGH on or prior to December 21, 2005, and any Affiliate of such Person and (c) any entity that succeeds to all of the rights and obligations of any of the foregoing by operation of law.

“Equity Offering”:  a sale of Capital Stock (x) that is a sale of Capital Stock of the Parent Borrower (other than Disqualified Stock), or (y) proceeds of which are contributed to the equity capital of the Parent Borrower or any of its Restricted Subsidiaries.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Eurocurrency Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the BBA LIBOR Rates Page (as defined below) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that if there shall at any time no longer exist a BBA LIBOR Rates Page, “Eurocurrency Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum equal to the rate at which the Administrative Agent (or any other commercial bank of recognized standing reasonably selected by the Administrative Agent and reasonably satisfactory to the Parent Borrower) is offered deposits in Dollars or in the applicable Designated Foreign Currency at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where the eurocurrency and foreign currency and exchange operations in respect of Dollars are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurocurrency Loan to be outstanding during such Interest Period.  “BBA LIBOR Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits are offered by leading banks in the London interbank market).

“Eurocurrency Loans”:  Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the higher of (a) 1.00% and (b) a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding

(currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Euros” and the designation “€”:  the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty.

“Event of Default”:  any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Credit Linked Deposits”:  at any time, the excess, if any, of the Total Credit Linked Deposit over the aggregate Letter of Credit Exposure at such time.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Contribution”:  Net Proceeds, or the Fair Market Value of property or assets, received by the Parent Borrower as capital contributions to the Parent Borrower after December 21, 2005, or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Parent Borrower, in each case to the extent designated as an Excluded Contribution pursuant to a certificate signed by a Responsible Officer of the Parent Borrower and not previously included in the calculation set forth in Section 8.5(a)(3)(B)(x) for purposes of determining whether a Restricted Payment may be made.

“Excluded Properties”:  the collective reference to the fee or leasehold interest in real properties owned by the Parent Borrower or any of its Subsidiaries not described in Schedule 5.8.

“Excluded Subsidiary”:  (a) any Special Purpose Subsidiary or any Subsidiary thereof, (b) any Subsidiary of a Foreign Subsidiary, (c) any Immaterial Subsidiary, (d) any Captive Insurance Subsidiary, (e) any Unrestricted Subsidiary, (f) any Domestic Subsidiary that is not permitted by law or regulation to guarantee or grant Liens to secure the Obligations or would require governmental (including regulatory) consent, approval, license or authorization to guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received), or for which the provision of a guarantee of or the granting of Liens to secure the Obligations would result in a material adverse tax consequence to the Parent Borrower or one of its Subsidiaries (as reasonably determined by the Parent Borrower), (g) joint ventures or any non-Wholly Owned Subsidiaries, but only to the extent that the organizational documents or other agreements with equity or debt holders of such joint ventures or non-Wholly Owned Subsidiaries do not permit such entity to guarantee or grant Liens to secure the Obligations, (h) Navigations Solutions and (i) Hertz Vehicle Sales Corporation.

“Existing Letter of Credit”:  each letter of credit issued prior to, and outstanding on, the Closing Date and listed on Schedule B.

“Existing Loans”:  as defined in Section 2.10(a).

“Existing Tranche”:  as defined in Section 2.10(a).

“Extended Loans”:  as defined in Section 2.10(a).

“Extended Tranche”:  as defined in Section 2.10(a).

“Extending Lender”:  as defined in Section 2.10(b).

“Extension Amendment”:  as defined in Section 2.10(c).

“Extension Date”:  as defined in Section 2.10(d).

“Extension Election”:  as defined in Section 2.10(b).

“Extension of Credit”:  as to any Lender, the making of a Loan, or, in the case of Section 3.4(b)(ii), the funding of a Credit Linked Deposit, by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Extension Request”:  as defined in Section 2.10(a).

“Facility”:  each of (a) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the “Term Loan Facility”) and (b) the Letter of Credit Commitments and the Credit Linked Deposits funded thereunder.

“Fair Market Value”:  with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors of the Parent Borrower, whose determination will be conclusive.

“FATCA”: as defined in Section 4.11(a).

“Federal Funds Effective Rate”:  as defined in the definition of the term “ABR” in this Section 1.1.

“Fee Letters”:  the fee letters entered into by the Parent Borrower and one or more of the Arrangers and Agents in respect of fees to be paid to such Arrangers and Agents in connection with the Term Loan Facility.

“Financing Disposition”:  any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“FIRREA”:  the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“first priority”:  with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens).

“Fixed GAAP Date”:  December 21, 2005, provided that at any time after the Closing Date, the Parent Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”: (a) the definitions of the terms “Borrowing Base,” “Capitalized Lease Obligation,” “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Long Term Debt,” “Consolidated Net Income,” “Consolidated Quarterly Tangible Assets,” “Consolidated Secured Indebtedness,” “Consolidated Secured Leverage Ratio,” “Consolidated Senior Secured Indebtedness,” “Consolidated Senior Secured Long Term Debt,” “Consolidated Senior Secured Short Term Debt,” “Consolidated Short Term Debt,” “Consolidated Tangible Assets,” “Consolidated Total Indebtedness,” “Consolidated Vehicle Depreciation,” “Consolidated Vehicle Indebtedness,” “Consolidated Vehicle Interest Expense,” “Foreign Borrowing Base,” “Inventory,” “Pro Forma Senior Secured Compliance” and “Receivable,” (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or any other Loan Document that, at the Parent Borrower’s election, may be specified by the Parent Borrower by written notice to the Administrative Agent from time to time.

“Flood Certificate”:  shall mean a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program”:  shall mean the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone”:  shall mean areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Borrowing Base”:  the sum of (1) 60% of the book value of Inventory (excluding Equipment) of Foreign Subsidiaries, (2) 85% of the book value of Receivables of Foreign Subsidiaries, (3) 90% of the book value of Equipment of Foreign Subsidiaries and (4) cash, Cash Equivalents and Temporary Cash Investments of Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Parent Borrower for which internal consolidated financial statements of the Parent Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Foreign Borrowing Base, as of any date of determination, shall not include Inventory and Equipment the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to Section 8.1(b)(iv), to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to any Incurrence of Indebtedness and the application of proceeds therefrom).

“Foreign Pension Plan”:  a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”:  each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent Borrower or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”:  any Restricted Subsidiary of the Parent Borrower that is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco.  For the avoidance of doubt, any Subsidiary of the Parent Borrower that is organized and existing under the laws of Puerto Rico or any other territory of the United States shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco”:  any Subsidiary of the Parent Borrower designated a Foreign Subsidiary Holdco by the Parent Borrower, so long as such Subsidiary has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating solely to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets (including cash or Cash Equivalents) relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.  As of the Closing Date, each of Hertz International Ltd. and CCMG HERC Sub, Inc. are Foreign Subsidiary Holdcos.

“Franchise Equipment”:  (a) any Franchise Vehicles and (b) any equipment owned by or leased to any Franchisee that is revenue earning equipment, or is of a type that would be classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools and (iv) other personal property.

“Franchise Financing Disposition”:  any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Parent Borrower or any Subsidiary thereof to or in favor of any Franchise Special Purpose Entity, in connection with the Incurrence by a Franchise Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Franchise Lease Obligation”:  any Capitalized Lease Obligation, and any other lease, of any Franchisee relating to any property used, occupied or held for use or occupation by any Franchisee in connection with any of its Franchise Equipment operations.

“Franchise Rental Car Vehicles”:  all passenger Franchise Vehicles owned by or leased to any Franchisee or any Franchise Special Purpose Entity that are or have been offered for lease or rental by any Franchisee in its car rental operations, including any such Franchise Vehicles being held for sale.

“Franchise SPE Fleet Amount”:  as of any date of determination, with respect to any Indebtedness or Investment, an amount equal to 90% of the aggregate book value of Franchise Rental Car Vehicles and/or other Franchise Equipment of any Franchise Special Purpose Entity (such book value being determined as of the end of the most recently ended fiscal month of such Franchise Special Purpose Entity for which internal financial statements (or other requisite borrowing base or financial information) are available to the Parent Borrower, and (at the Parent Borrower’s option) on a pro forma basis including any Franchise Rental Car Vehicles and/or other Franchise Equipment acquired by such Franchise Special Purpose Entity since the end of such fiscal month or being acquired by such Franchise Special Purpose Entity in connection with its Incurrence of such Indebtedness or the making of such Investment).

“Franchise Special Purpose Entity”:  any Person (a) that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Franchise Rental Car Vehicles and/or other Franchise Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets) and (b) is designated as a “Franchise Special Purpose Entity” by the Parent Borrower.

“Franchise Vehicle Indebtedness”:  as of any date of determination, (a) Indebtedness of any Franchise Special Purpose Entity directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, in an aggregate principal amount (as to such Franchise Special Purpose Entity, and taken together with the aggregate amount of Investments then outstanding pursuant to clause (xx)(1) of the definition of “Permitted Investments”) not exceeding the Franchise SPE Fleet Amount, (b) Indebtedness of any Franchisee or any Affiliate thereof that is attributable to the financing or refinancing of Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, as determined in good faith by a Responsible Officer of the Parent Borrower (which determination shall be conclusive), in an aggregate principal amount (as to such Franchisee and all Affiliates thereof, and taken together with the aggregate amount of Investments then outstanding pursuant to clause (xx)(2) of the definition of “Permitted Investments” not exceeding the Franchisee Asset Value Amount and (c) Indebtedness of any Franchisee in an aggregate principal amount (as to all such Franchisees, and taken together with the aggregate amount of Investments then outstanding pursuant to clause (xx)(3) of the definition of “Permitted Investment”) not exceeding the Franchisee Revenue Amount.

“Franchise Vehicles”:  vehicles owned or operated by, or leased or rented to or by, any Franchisee, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Franchisee”:  any Person that is a franchisee of the Parent Borrower or any of its Subsidiaries (or of any other Franchisee), or any Affiliate of such Person.

“Franchisee Asset Value Amount”:  as of any date of determination, with respect to any Indebtedness or Investment, an amount equal to 80% of the aggregate fair market value of Franchise Rental Car Vehicles and/or other Franchise Equipment of any Franchisee or any Affiliate (such fair market value being as determined in good faith by a Responsible Officer of the Parent Borrower (which determination shall be conclusive) as of the end of the most recently ended fiscal month of the Parent Borrower for which internal consolidated financial statements of the Parent Borrower are available, and (at the Parent Borrower’s option) on a pro forma basis including any Franchise Rental Car Vehicles and/or other Franchise Equipment acquired by such Franchisee or any Affiliate thereof since the end of such fiscal month or being acquired by such Franchisee or any Affiliate thereof in connection with its Incurrence of such Indebtedness or the making of such Investment).

“Franchisee Revenue Amount”:  as of any date of determination, with respect to any Indebtedness or Investment, an amount equal to 10% of the aggregate revenues of all Franchisees for the period of the most recent four consecutive fiscal quarters ending prior to such date for which consolidated financial statements of the Parent Borrower are available (such amount being as determined in good faith by a Responsible Officer of the Parent Borrower, which determination shall be conclusive).

“GAAP”:  generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), as set forth in the Financial Accounting Standards Board Accounting Standards Codification and subject to the following:  If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Parent Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantee”:  any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit J, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantor Subordinated Obligations”:  with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Guarantors”: the collective reference to Holdings and each Subsidiary of the Parent Borrower (other than any Excluded Subsidiary), which is from time to time party to the Guarantee and Collateral Agreement; individually, a “Guarantor”.  As of the Closing Date, the Guarantors consist of Hertz Investors, Inc., Hertz Equipment Rental Corporation, Brae Holding Corp., Hertz Claim Management Corporation, HCM Marketing Corporation, Hertz Local Edition Corp., Hertz Local Edition Transporting, Inc., Hertz Global Services Corporation, Hertz System, Inc., Hertz Technologies, Inc., Hertz Transporting, Inc., Hertz Entertainment Services Corporation, Simply Wheelz LLC and Smartz Vehicle Rental Corporation,.

“Hedging Obligations”:  of any Person, the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“HERC”:  Hertz Equipment Rental Corporation, a Delaware corporation, and any successor in interest thereto, and any of the Parent Borrower’s other Subsidiaries and successors in interest thereto to the extent any of such Subsidiaries form part of the HERC Business.

“HERC Assets”:  the assets of HERC that relate to or form part of the HERC Business.

“HERC Business”:  the industrial, construction and material handling equipment rental business of the Parent Borrower and its Subsidiaries including, without limitation, the business of renting earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, generators, pumps, small tools, compaction equipment and construction related trucks and the selling of new equipment and consumables.

“HERC Disposition”: (i) any sale or other disposition of Capital Stock of HERC (whether by issuance or sale of Capital Stock, merger, or otherwise) or any Subsidiary thereof to one or more Persons (other than the Parent Borrower or a Restricted Subsidiary) in any transaction or series of related transactions following the consummation of which HERC or such Subsidiary is no longer a Restricted Subsidiary of the Parent Borrower (excluding any HERC Offering) or (ii) any sale or other disposition of all or substantially all of the assets of HERC and/or one or more of its Subsidiaries to one or more Persons (other than the Parent Borrower or a Restricted Subsidiary) in any transaction or series of related transactions.

“HERC Disposition Conditions”: as at any date of determination, (i) the Parent Borrower is in Pro Forma Senior Secured Compliance, (ii) Total Liquidity, on a pro forma basis after giving effect to the HERC Disposition and the application of the proceeds of such disposition, is equal to or greater than $500,000,000 and (iii) no Event of Default under Section 9(a) or Section 9(f), and no other Event of Default known to the Parent Borrower, shall have occurred and be continuing.

“HERC LKE Account”:  any deposit account (i) maintained by, for the benefit of, or under the control of the “qualified intermediary” in connection with the HERC LKE Program and (ii) which holds solely funds relating to the HERC LKE Program.

“HERC LKE Program”:  a “like-kind-exchange program” with respect to certain of the Equipment and/or Vehicles of the Parent Borrower and its Subsidiaries used in the equipment rental business, under which such Equipment and/or Vehicles will be Disposed from time to time and proceeds of such Dispositions will be held in a HERC LKE Account and used to acquire replacement Equipment and/or Vehicles and/or repay indebtedness secured by such Equipment and/or Vehicles, in a series of transactions intended to qualify as a “like-kind-exchange” within the meaning of the Code.

“HERC Offering”: a public offering of Capital Stock of HERC pursuant to a registration statement filed with the SEC.

“HGH”:  Hertz Global Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

“Holdings”:  Hertz Investors, Inc., a Delaware corporation, and any successor in interest thereto.

“Identified Participating Lenders”:  as defined in Section 4.4(i).

“Identified Qualifying Lenders”:  as defined in Section 4.4(i).

“IFRS”:  International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”:  any Subsidiary of the Parent Borrower designated by the Parent Borrower to the Administrative Agent in writing that had (a) total consolidated revenues of less than 2.5% of the total consolidated revenues of the Parent Borrower and its Subsidiaries during the Most Recent Four Quarter Period and (b) total consolidated assets of less than 2.5% of the total consolidated assets of the Parent Borrower and its Subsidiaries as of the last day of such period; provided, that at the time of such designation (x) the aggregate total consolidated revenues of all Immaterial Subsidiaries shall not exceed 5.0% of the total consolidated revenue of the Parent Borrower and its Subsidiaries during the Most Recent Four Quarter Period and (y) the aggregate total consolidated assets of all Immaterial Subsidiaries shall not exceed 5.0% of the total consolidated assets of the Parent Borrower and its Subsidiaries as of the last day of such period.  Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of the Most Recent Four Quarter Period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to Section 7.1 with respect to such Most Recent Four Quarter Period (or the last quarter thereof, as applicable).

“Incremental Commitment Amendment”:  as defined in Section 2.9(c).

“Incremental Commitments”:  as defined in Section 2.9(a).

“Incremental Indebtedness”:  Indebtedness incurred by the Parent Borrower pursuant to and in accordance with Section 2.9.

“Incremental Loans”:  as defined in Section 2.9(c).

“Incremental Revolving Commitments”:  as defined in Section 2.9(a).

“Incremental Term Loan Commitments”:  as defined in Section 2.9(a).

“Incur”:  issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”:  with respect to any Person on any date of determination (without duplication):

(i)            the principal of indebtedness of such Person for borrowed money,

(ii)           the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii)          all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv)          all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v)           all Capitalized Lease Obligations of such Person,

(vi)          the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Parent Borrower other than a Subsidiary Guarantor) any Preferred Stock of such

Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

(vii)         all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Parent Borrower) and (B) the amount of such Indebtedness of such other Persons,

(viii)        all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix)           to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indemnified Liabilities”:  as defined in Section 11.5.

“Indemnitee”:  as defined in Section 11.5.

“Indentures”:  the Senior 2005 Indenture, the Senior September 2010 Indenture, the Senior December 2010 Indenture and the Senior February 2011 Indenture.

“Individual Lender Exposure”: as to any Lender, the sum of such Lender’s Term Loan Exposure, Letter of Credit Exposure and Excess Credit Linked Deposits.

“Initial Agreement”:  as defined in Section 8.8(c).

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”:  as defined in Section 5.9.

“Intercreditor Agreement”:  the Intercreditor Agreement dated as of the date hereof, substantially in the form of Exhibit P-1, among the Administrative Agent, the Collateral

Agent and the administrative agent and the collateral agent under the Senior ABL Facility, and acknowledged by certain of the Loan Parties, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Intercreditor Agreement Supplement”:  as defined in Section 10.9(a).

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December to occur on or after June 30, 2011 while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, (i) each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”:  (a)  with respect to any Eurocurrency Loan:

(i)            initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months (or, if agreed by each affected Lender, one week, two weeks, nine months or twelve months) thereafter, as selected by the Parent Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months (or, if agreed by each affected Lender, one week, two weeks, nine months or twelve months) thereafter, as selected by the Parent Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; and

(b)  with respect to any Credit Linked Deposit (i) during the period prior to June 30, 2011, the period commencing on the date such Credit Linked Deposit is initially funded and ending on June 30, 2011, and (ii) at any time after June 30, 2011, each period commencing on June 30, 2011, or on the last day of the preceding Interest Period applicable thereto, as the case may be, and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided that a single Interest Period shall at all times apply to all Credit Linked Deposits;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B)  any Interest Period that would otherwise extend beyond the Termination Date shall (for all purposes other than Section 4.12) end on the Termination Date;

(C)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(D)  the Parent Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan during an Interest Period for such Loan.

“Interest Rate Agreement”:  with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Inventory”::  goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment”:  in any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 8.5 only, (i) “Investment” shall include the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Parent Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Parent Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 8.5(a).

“Investment Company Act”:  the Investment Company Act of 1940, as amended from time to time.

“ISP”:  the International Standby Practices (1998), International Chamber of Commerce Publication No. 590.

“Issuing Lender”:  (a) any Lender, which at the request of the Parent Borrower and with the consent of the Administrative Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit and (b) in respect of each Existing Letter of Credit, the issuer thereof; provided that any issuer of an Existing Letter of Credit that does not also have a Commitment under this Agreement shall be an Issuing Lender with respect to such Existing Letter of Credit, Loan or Credit Linked Deposit only, shall not be a Lender hereunder and shall not be obligated or entitled to issue any other Letter of Credit under this Agreement.

“Judgment Conversion Date”:  as defined in Section 11.8(a).

“Judgment Currency”:  as defined in Section 11.8(a).

“L/C Fee Payment Date”:  with respect to any Letter of Credit, the last day of each March, June, September and December to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof; provided that if any L/C Fee Payment Date would otherwise occur on a day that is not a Business Day, such L/C Fee Payment Date shall be the immediately preceding Business Day.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (including in the case of outstanding Letters of Credit in the Designated Foreign Currency, the Dollar Equivalent of the aggregate then undrawn and unexpired amount thereof) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5 or converted into New Term Loans pursuant to Section 3.2 (including in the case of Letters of Credit in the Designated Foreign Currency, the Dollar Equivalent of the unreimbursed aggregate amount of drawings thereunder, to the extent that such amount has not been converted into Dollars in accordance with Section 3.5).

“L/C Participants”:  each Lender having a Letter of Credit Commitment or a Credit Linked Deposit.

“L/C Participation”:  as defined in Section 3.4(a).

“L/C Request”:  a letter of credit request in the form of Exhibit B attached hereto or, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Lender Default”:  (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to fund any portion of the Loans or participations in Letters of Credit required to be funded by it hereunder within one business day of the date required to be funded by it hereunder, unless such refusal or failure has been cured, (b) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one business day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured or (c) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event”:  with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debtor relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lenders”:  the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Parent Borrower, to make any Loans or Letters of Credit available to the Parent Borrower or to fund any Credit Linked Deposit, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Section 11.1 hereof, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Letter of Credit Commitment”:  the commitment of a Lender to make or otherwise fund a Credit Linked Deposit and “Letter of Credit Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Letter of Credit Commitment, if any, is set forth on Schedule A-2 or in the applicable Assignment and Acceptance, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Letter of Credit Commitments as of the Closing Date is $200,000,000.

“Letter of Credit Commitment Period”:  the period from the Closing Date to but excluding the Letter of Credit Termination Date.

“Letter of Credit Exposure”:  with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings (including in the case of Unpaid Drawings in the Designated Foreign Currency, the Dollar Equivalent of the amount of such Unpaid Drawings) in respect of which payments from such Lender’s Credit Linked Deposit have been made (or were required to be made) to the applicable Issuing Lender pursuant to Section 3.2(c) at such time and

(b) such Lender’s Letter of Credit Percentage of the L/C Obligations at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which payments from such Lender’s Credit Linked Deposit have been made (or were required to be made) to the applicable Issuing Lender pursuant to Section 3.2(c)).

“Letter of Credit Percentage”:  as to any L/C Participant at any time, the percentage which (a) such Lender’s unused Letter of Credit Commitment and Credit Linked Deposit then outstanding constitutes of (b) the aggregate unused Letter of Credit Commitments and Total Credit Linked Deposit then outstanding.

“Letter of Credit Termination Date”:  the earliest to occur of (i) March 11, 2011, if the Term Loans are not made on or before that date; (ii) March 11, 2018; (iii) the date on which the L/C Participations have been reduced to zero pursuant to Section 4.4(g) and all Credit Linked Deposits have been returned to the applicable Lenders; and (iv) the date of the termination of the Letter of Credit Commitments pursuant to Section 9.

“Letters of Credit” or “L/Cs”:  as defined in Section 3.1(a).

“Lien”:  any mortgage, pledge, hypothecation, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing).

“Loan”:  a Term Loan; collectively, the “Loans”.

“Loan Documents”:  this Agreement, any Notes, the L/C Requests, the Intercreditor Agreement, any Term Collateral Intercreditor Agreement, the Guarantee and Collateral Agreement and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”:  Holdings, the Parent Borrower and each Subsidiary of the Parent Borrower that is a party to a Loan Document; individually, a “Loan Party”.  For the avoidance of doubt, no Excluded Subsidiary shall be a Loan Party.

“Management Advances”:  (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Parent Borrower or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $15.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under Section 8.1.

“Management Agreements”:  collectively, (i) the Stock Subscription Agreements, each dated as of December 21, 2005, between HGH and each of the Investors party thereto,

(ii) the Consulting Agreements, each dated as of December 21, 2005, among HGH and The Hertz Corporation and each of CDR, TC Group IV, L.L.C. and Merrill Lynch Global Partners, Inc., or Affiliates thereof, respectively, (iii) the Indemnification Agreements, each dated as of December 21, 2005, among HGH and The Hertz Corporation and each of (a) CDR and each CDR Investor, (b) TC Group IV, L.L.C. and each Carlyle Investor and (c) ML and each Merrill Lynch Investor, or Affiliates thereof, respectively, (iv) the Registration Rights Agreement, dated as of December 21, 2005, among HGH and the Investors party thereto and any other Person party thereto from time to time, (v) the Stockholders Agreement, dated as of December 21, 2005, by and among HGH and the Investors party thereto and any other Person party thereto from time to time, and (vi) the Stock Subscription Agreements, each dated May 19, 2009, between HGH and each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., Carlyle Partners IV, L.P., and CP IV Coinvestment, L.P, in each case in clauses (i) through (vi) as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Management Guarantees”:  guarantees (x) of up to an aggregate principal amount outstanding at any time of $20.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers or employees of any Parent, the Parent Borrower or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $15.0 million in the aggregate outstanding at any time.

“Management Investors”:  the officers, directors, employees and other members of the management of any Parent, the Parent Borrower or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Parent Borrower, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent Borrower or any Parent.

“Management Stock”:  Capital Stock of the Parent Borrower or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents taken as a whole.

“Material Restricted Subsidiary”:  any Restricted Subsidiary other than one or more Restricted Subsidiaries designated by the Parent Borrower that individually or in the aggregate do not constitute Material Subsidiaries.

“Material Subsidiaries”:  Subsidiaries of the Parent Borrower constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Material Vehicle Lease Obligation”: any lease by any Special Purpose Subsidiary to the Parent Borrower or any of its Subsidiaries (other than any Special Purpose Subsidiary) of Rental Car Vehicles the aggregate net book value of which exceeds $150,000,000, entered into in connection with any Special Purpose Financing.

“Materials of Environmental Concern”:  any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Merrill Lynch Investors”:  the collective reference to (i) ML Global Private Equity Fund, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (ii) Merrill Lynch Ventures L.P. 2001, a Delaware limited partnership, or any successor thereto, (iii) CMC-Hertz Partners, L.P., a Delaware limited partnership, or any successor thereto, (iv) ML Hertz Co-Investor, L.P., a Delaware limited partnership, or any successor thereto, (v) any Affiliate of any thereof and (vi) any successor in interest to any thereof.

“ML”:  Merrill Lynch Global Private Equity, Inc. (formerly known as Merrill Lynch Global Partners, Inc.), or any successor thereto.

“Moody’s”:  as defined in the definition of “Cash Equivalents” in this Section 1.1.

“Mortgaged Properties”:  the collective reference to the real properties owned in fee by the Loan Parties described on Schedule 5.8, including all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party.

“Mortgages”:  each of the mortgages and deeds of trust, if any, executed and delivered by any Loan Party to the Administrative Agent, substantially in the form of Exhibit K, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Most Recent Four Quarter Period”:  the four fiscal quarter period of the Parent Borrower ending on the last date of the most recently completed fiscal year or quarter for which financial statements of the Parent Borrower have been (or have been required to be) delivered under Section 7.1(a) or 7.1(b).

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Navigations Solutions”:  Navigation Solutions, LLC, a Delaware limited liability company.

“Net Available Cash”:  from an Asset Disposition or Recovery Event, cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition or Recovery Event (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Section 8.4), (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets, or that must by its terms, or, in the case of any Asset Disposition in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Recovery Event, or to any other Person (other than the Parent Borrower or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition or Recovery Event, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition or involved in such Recovery Event and retained, indemnified or insured by the Parent Borrower or any Restricted Subsidiary after such Asset Disposition or Recovery Event, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition or Recovery Event, (v) in the case of an Asset Disposition, the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Parent Borrower or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Parent Borrower or any Restricted Subsidiary, in either case in respect of such Asset Disposition and (vi) in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid or to be paid by the Parent Borrower or any of its Subsidiaries.

“Net Proceeds”:  with respect to any issuance or sale of any securities of the Parent Borrower or any Subsidiary by the Parent Borrower or any Subsidiary, or any capital contribution, or any incurrence of Indebtedness, the cash proceeds of such issuance, sale, contribution or incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or incurrence and net of taxes paid or payable as a result thereof.

“New Term Loan”:  as defined in Section 3.2(c).  It is understood and agreed that the New Term Loans shall be Tranche B Term Loans for all purposes of this Agreement, unless specifically indicated to the contrary.

“New Term Loan Exposure”: as to any Lender, the amount of any unpaid New Term Loan deemed made by the Parent Borrower pursuant to Section 3.2(c).

“New Term Loan Note”: any Note evidencing Indebtedness issued as a New Term Loan.

“Non-Consenting Lender”:  as defined in Section 11.1(e).

“Non-Defaulting Lender”:  any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”:  as defined in Section 4.11.

“Non-Extending Lender”:  as defined in Section 2.10.

“Non-Recourse Indebtedness”:  Indebtedness of HERC:

(a)           as to which neither the Parent Borrower nor any of its Restricted Subsidiaries (other than HERC and its Subsidiaries) (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, Lien, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(b)           no default with respect to which would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries (other than Indebtedness outstanding on, or otherwise committed as of, the Closing Date) to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(c)           the explicit terms of which provide there is no recourse against any of the assets of the Parent Borrower or its Restricted Subsidiaries (other than HERC and its Subsidiaries and Capital Stock of HERC or any of its Subsidiaries).

“Notes”:  the Term Loan Notes.

“Obligation Currency”:  as defined in Section 11.8(a).

“Obligations”:  with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Obligor”:  any purchaser of goods or services or other Person obligated to make payment to the Parent Borrower or any of its Subsidiaries (other than any Subsidiary that is not a Loan Party) in respect of a purchase of such goods or services.

“Offered Amount”:  as defined in Section 4.4(i).

“Offered Discount”:  as defined in Section 4.4(i).

“OID”:  as defined in Section 2.9(c).

“Other Representatives”:  (a) the Arrangers and (b) Deutsche Bank Securities Inc., Barclays Capital, the investment banking division of Barclays Bank PLC, Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, in each case in this clause (b) in its capacity as joint bookrunning manager in connection with the Commitments hereunder.

“Outstanding Amount”:  with respect to the Term Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.

“Parent”:  any of Holdings or any Parent Entity.

“Parent Borrower”:  as defined in the Preamble hereto.

“Parent Entity”:  any of HGH, any Other Parent Entity, and any other Person that becomes a direct or indirect Subsidiary of HGH or any Other Parent Entity after the Closing Date and of which Holdings is a direct or indirect Subsidiary that is designated by Holdings as a “Parent Entity”.  As used herein, “Other Parent Entity” means a Person of which the then Relevant Parent Entity becomes a direct or indirect Subsidiary after the Closing Date (it being understood that, without limiting the application of the definition of Change of Control to the new Relevant Parent Entity, such existing Relevant Parent Entity so becoming such a Subsidiary shall not constitute a Change of Control).

“Parent Expenses”:  (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement, the Senior ABL Facility, the Senior Notes or the Indentures or any other agreement or instrument relating to Indebtedness of the Parent Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Parent Borrower or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Parent Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Parent Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Participant”:  as defined in Section 11.6(c).

“Participant Register”: as defined in Section 11.6(c).

“Participating Lender”:  as defined in Section 4.4(i).

“Patriot Act”:  as defined in Section 11.17.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Holders”:  (a) any of the Equity Investors, Management Investors, CD&R, Carlyle, ML and any of their respective Affiliates; (b) any investment fund or vehicle managed, sponsored or advised by CD&R, Carlyle, ML or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (c) any limited or general partners of, or other investors in, any CD&R Investor, Carlyle Investor or Merrill Lynch Investor or any Affiliate thereof, or any such investment fund or vehicle; (d) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of which any of the Persons specified in clauses (a), (b) or (c) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Relevant Parent Entity held by such “group”), and any other Person that is a member of such “group”; and (e) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of Holdings or any Subsidiary thereof or any Parent Entity.

“Permitted Investment”:  an Investment by the Parent Borrower or any Restricted Subsidiary in, or consisting of, any of the following:

(i)            a Restricted Subsidiary, the Parent Borrower, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary of the Parent Borrower (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary);

(ii)           another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Parent Borrower or a Restricted Subsidiary (and, in any case, any Investment held by such Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

(iii)          Temporary Cash Investments or Cash Equivalents;

(iv)          receivables owing to the Parent Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v)           any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with Section 8.4;

(vi)          securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Parent Borrower or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii)         Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date;

(viii)        Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with Section 8.1;

(ix)           pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in, or made in connection with Liens permitted under, Section 8.2;

(x)            (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Parent Borrower, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Parent Borrower;

(xi)           bonds secured by assets leased to and operated by the Parent Borrower or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Parent Borrower or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii)          any Investment to the extent made using Capital Stock of the Parent Borrower (other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

(xiv)        Management Advances;

(xv)         Investments consisting of, or arising out of or related to, Vehicle Rental Concession Rights, including any Investments referred to in the definition of the term “Vehicle Rental Concession Rights”, and any Investments in Franchisees arising as a result of the Parent Borrower or any Restricted Subsidiary being party to any Vehicle Rental Concession or any related agreement jointly with any Franchisee, or leasing or subleasing any part of a Public Facility or other property to any Franchisee, or guaranteeing any obligation of any Franchisee in respect of any Vehicle Rental Concession or any related agreement;

(xvi)        Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed 3% of Consolidated Tangible Assets;

(xvii)       any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 8.6(b) (except transactions described in clauses (i), (v) and (vi) of Section 8.6(b)), including any Investment pursuant to any transaction described in Section 8.6(b)(ii) (whether or not any Person party thereto is at any time an Affiliate of the Parent Borrower);

(xviii)      other Investments in an aggregate amount outstanding at any time not to exceed 1.0% of Consolidated Tangible Assets;

(xix)         any Senior Notes; and

(xx)          (1) Investments in Franchise Special Purpose Entities directly or indirectly to finance or refinance the acquisition of Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, in an aggregate amount outstanding at any time (as to all such Franchise Special Purpose Entities, and taken together with the then outstanding aggregate principal amount of Indebtedness classified by the Parent Borrower under clause (a) of the definition of “Franchise Vehicle Indebtedness”) not exceeding the Franchise SPE Fleet Amount, (2) Investments in Franchisees attributable to the financing or refinancing of Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized Officer of the Parent Borrower (which determination shall be conclusive), in an aggregate amount outstanding at any time (as to all such Franchisees, and taken together with the then outstanding aggregate principal amount of Indebtedness classified by the Parent Borrower under clause (b) of the definition of “Franchise Vehicle Indebtedness”) not exceeding the Franchisee Asset Value Amount, (3) Investments in Franchisees in an aggregate amount outstanding at any time (as to all such Franchisees, and taken together with the then outstanding aggregate principal amount of Indebtedness classified by the Parent Borrower under clause (c) of the definition of “Franchise Vehicle Indebtedness”) not exceeding the Franchisee Revenue Amount, (4) Investments in Capital Stock of Franchisees and Franchise Special Purpose Entities (including pursuant to capital contributions), and (5) Investments in Franchisees arising as the result of Guarantees of Franchise Vehicle Indebtedness or Franchise Lease Obligations.

If any Investment pursuant to clause (xvi), (xviii) or (xx) above, or Section 8.5(b)(vii), as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Parent Borrower or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xvi), (xviii) or (xx) above, or Section 8.5(b)(vii), as applicable (and, in the case of the foregoing clause (A), for so long as such Person continues to be a Restricted Subsidiary unless and until such Person is merged or consolidated into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Parent Borrower or a Restricted Subsidiary).

“Permitted Lien”:  any Lien permitted pursuant to the Loan Documents, including, without limitation, those permitted to exist pursuant to Section 8.2 or described in any of the clauses of such Section 8.2.

“Permitted Payment”:  as defined in Section 8.5(b).

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Predecessor ABL Credit Agreement”:  the Credit Agreement, dated as of December 21, 2005, among the Borrowers party thereto, Deutsche Bank AG New York Branch as administrative agent and collateral agent, Deutsche Bank AG Canada Branch as Canadian agent and Canadian collateral agent and the other banks and financial institutions from time to time party thereto, as amended, supplemented, waived or otherwise modified, and in effect on the Closing Date.

“Predecessor Term Loan Credit Agreement”:  the Credit Agreement, dated as of December 21, 2005, among the Parent Borrower, Deutsche Bank AG New York Branch as administrative agent and collateral agent, and the other banks and financial institutions from time to time party thereto, as amended, supplemented, waived or otherwise modified, and in effect on the Closing Date.

“Preferred Stock”:  as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Prepayment Date”:  as defined in Section 4.4(c).

“Prime Rate”:  as defined in the definition of the term “ABR” in this Section 1.1.

“Pro Forma Senior Secured Compliance”:  the Parent Borrower shall be in Pro Forma Senior Secured Compliance if at the date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date, including the application of proceeds of such Incurrence) to (b) the aggregate amount of Consolidated EBITDA for the Most Recent Four Quarter Period shall be less than or equal to 2.00:1.00; provided that:

(i)            if since the beginning of such period the Parent Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period (in each case, without duplication of any adjustment to Consolidated EBITDA pursuant to the definition thereof);

(ii)           if since the beginning of such period the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period (without duplication of any adjustment to Consolidated EBITDA pursuant to the definition thereof);

(iii)          if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period (in each case, without duplication of any adjustment to Consolidated EBITDA pursuant to the definition thereof); and

(iv)          without limiting clause (a) above, if the transaction causing a calculation to be made hereunder is or involves an Incurrence or Discharge of Indebtedness, Consolidated Senior Secured Indebtedness as at the date of determination shall be calculated as if such Indebtedness had been Incurred, and any Indebtedness Discharged in connection therewith had been Discharged, on such date.

For purposes of calculating Pro Forma Senior Secured Compliance, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a Responsible Officer of the Parent Borrower.

“Public Facility”:  (i) any airport; marine port; rail, subway, bus or other transit stop, station or terminal; stadium; convention center; or military camp, fort, post or base; or (ii) any other facility owned or operated by any nation or government or political subdivision thereof, or agency, authority or other instrumentality of any thereof, or other entity exercising regulatory, administrative or other functions of or pertaining to government, or any organization of nations (including the United Nations, the European Union and the North Atlantic Treaty Organization).

“Public Facility Operator”:  a Person that grants or has the power to grant a Vehicle Rental Concession.

“Purchase”:  as defined in the definition of “Consolidated Coverage Ratio.”

“Purchase Money Obligations”:  any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise; provided that for purposes of Section 8.1(b)(iv), the term “Purchase Money Obligations” shall not include Indebtedness to the extent Incurred to finance or refinance the direct acquisition of Inventory or Equipment (not acquired through the acquisition of Capital Stock of any Person owning property or assets, or through the acquisition of property or assets, that include Inventory or Equipment).

“Qualified L/C Participant”: a Lender or L/C Participant that is completely exempt from U.S. withholding tax with respect to Credit Linked Prefunded L/C Commitment Fees and the return on the Credit Linked Deposits payable pursuant to the second sentence of Section 3.4(b)(ii), in each case paid to such Lender or L/C Participant pursuant to this Agreement, because such Lender or L/C Participant is:

(i)            created or organized in the United States or under the law of the United States or any state thereof (other than an entity that is disregarded for U.S. federal tax purposes) (and such Lender or L/C Participant delivers an Internal Revenue Service Form W-9 certifying its status);

(ii)           eligible for a complete exemption from withholding taxes for such Credit Linked Prefunded L/C Commitment Fees and other payments pursuant to an applicable income tax treaty (and such Lender or L/C Participant delivers an Internal Revenue Service Form W-8BEN certifying such exemption);

(iii)          engaged in a US trade or business and such Credit Linked Prefunded L/C Commitment Fees and other payments are effectively connected to such U.S. trade or business (and such Lender or L/C Participant delivers an Internal Revenue Service Form W-8ECI certifying such exemption);

(iv)          is a disregarded entity or non-U.S. pass-through entity and all owners of such Lender or L/C Participant are completely exempt from U.S. withholding tax with respect to such Credit Linked Prefunded L/C Commitment Fees and other payments for reasons set forth in (i), (ii) and/or (iii) above (and, if applicable, such Lender or L/C Participant delivers an Internal Revenue Service Form W-8IMY (with any other appropriate Internal Revenue Service forms or other attachments) certifying such exemption); or

(v)           otherwise exempt from U.S. withholding tax with respect to such Credit Linked Prefunded L/C Commitment Fees and other payments and such Person establishes such exemption to the satisfaction of the Administrative Agent and the Parent Borrower (and such Person furnishes forms or statements certifying such exemption that are satisfactory to the Administrative Agent and the Parent Borrower); provided, that this clause (v) shall apply only if there shall have occurred a change in treaty, law or regulation after the date hereof that makes it possible for such Person to establish such exemption.

“Qualifying Lender”:  as defined in Section 4.4(i).

“Receivable”:  a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party giving rise to Net Available Cash to such Loan Party, as the case may be, in excess of $25,000,000, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Parent Borrower or any other Loan Party in respect of such casualty or condemnation.

“refinance”:  refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Agreement”:  as defined in Section 8.8(c).

“Refinancing Indebtedness”:  Indebtedness that is Incurred to refinance any Indebtedness existing on the date of this Agreement or Incurred in compliance with this Agreement (including Indebtedness of the Parent Borrower that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in this Agreement) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Termination Date), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Parent Borrower or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to Section 8.1 or (y) Indebtedness of the Parent Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Register”:  as defined in Section 11.6(b).

“Regulation S-X”:  Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Regulation T”:  Regulation T of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Regulation X”:  Regulation X of the Board as in effect from time to time.

“Reimbursement Amount”:  any amount drawn under a Letter of Credit issued hereunder which may be reimbursed by the Parent Borrower.

“Related Business”:  those businesses in which the Parent Borrower or any of its Subsidiaries is engaged on the date of this Agreement, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes”:  (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by Holdings or any Parent Entity other than to Holdings or another Parent Entity), required to be paid by Holdings or any Parent Entity by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Parent Borrower, any of its Subsidiaries, Holdings or any Parent Entity), or being a holding company parent of the Parent Borrower, any of its Subsidiaries, Holdings or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Borrower, any of its Subsidiaries, Holdings or any Parent Entity, or having guaranteed any obligations of the Parent Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent Borrower or any of its Subsidiaries is permitted to make payments to Holdings or any Parent Entity pursuant to

Section 8.5, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent Borrower or any Subsidiary thereof or (y) any other federal, state, foreign, provincial, territorial or local taxes measured by income for which Holdings or any Parent Entity is liable up to an amount not to exceed, with respect to federal, provincial, territorial and foreign taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Parent Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of federal, provincial, territorial or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Parent Borrower had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state or local tax laws for filing such return) consisting only of the Parent Borrower and its Subsidiaries.  Taxes include all interest, penalties and additions relating thereto.

“Relevant Parent Entity”:  (i) Holdings, so long as Holdings is not a Subsidiary of a Parent Entity and (ii) any Parent Entity, so long as Holdings is a Subsidiary thereof and such Parent Entity is not a Subsidiary of any other Parent Entity.

“Rental Car Company Acquisition”:  the acquisition by the Parent Borrower, directly and/or indirectly through one or more of its Affiliates, of any or all of the business locations and business lines operating under or associated with one or more of the brand names “Budget”, “Dollar”, “Dollar Thrifty” or “Thrifty” (including any variations or combinations thereof, such as “Dollar Rent a Car”, “Thrifty Rent-a-Car System”, “Thrifty Car Sales”, or “DTG Operations”) and any or all trademarks or other property or assets related or incidental thereto, whether acquired through the direct acquisition of any such business locations, business lines, property or assets, or the acquisition of the Capital Stock of any Person owning any such business locations, business lines, property or assets, or a combination thereof.

“Rental Car LKE Account”:  any deposit, trust, investment or similar account maintained by, for the benefit of, or under the control of, the “qualified intermediary” in connection with the Rental Car LKE Program.

“Rental Car LKE Program”:  a “like-kind-exchange program” with respect to certain of the Rental Car Vehicles of the Parent Borrower and its Subsidiaries, under which such Equipment and/or Vehicles will be Disposed from time to time and proceeds of such Dispositions will be held in a Rental Car LKE Account and used to acquire replacement Rental Car Vehicles and/or repay indebtedness secured by such Rental Car Vehicles, in a series of transactions intended to qualify as a “like-kind-exchange” within the meaning of the Code.

“Rental Car Vehicles”:  all passenger Vehicles owned by or leased to the Parent Borrower or a Restricted Subsidiary that are classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower and are or have been offered for lease or rental by any of the Parent Borrower and its Restricted Subsidiaries in their car rental operations (and not, for the avoidance of doubt, in connection with any business or operations involving the leasing or renting of other types of Equipment), including any such Vehicles being held for sale.

“Rental Equipment”:  all revenue earning equipment, excluding all Rental Car Vehicles, owned by or leased to the Parent Borrower or a Subsidiary of the Parent Borrower that are classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reorganization Assets”:  HERC Assets, any assets sold, leased, transferred or otherwise disposed of to any Franchisee or any Franchise Special Purpose Entity, and any assets sold, leased, transferred or otherwise disposed of pursuant to or in connection with any Divestiture Action.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .21, .22, .23, .24, .25, .27, .28 or .33 of PBGC Regulation Section 4043 or any successor regulation thereto.

“Repricing Transaction”:  the prepayment in full of the Tranche B Term Loans by the Parent Borrower with the proceeds of secured term loans (including, without limitation, any new, amended or additional loans or Term Loans under this Agreement, whether as a result of an amendment to this Agreement or otherwise), that are broadly marketed or syndicated to banks and other institutional investors in financings similar to the Term Loan Facility and having an effective interest cost or weighted average yield (as determined prior to such prepayment by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement, structuring, syndication or commitment fees in connection therewith, and excluding any performance or ratings based pricing grid that could result in a lower interest rate based on future performance, but including any Eurocurrency Rate floor that is higher than the then applicable Eurocurrency Rate) that is less than the interest rate for or weighted average yield (as determined prior to such prepayment by the Administrative Agent on the same basis) of the Tranche B Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Term Loans.

“Required Lenders”:  Lenders the sum of whose outstanding Individual Lender Exposures represent at least a majority of the sum of the aggregate amount of all outstanding Tranche B Term Loans, Tranche B Term Loan Commitments, Excess Credit Linked Deposits and Letter of Credit Exposure of Non-Defaulting Lenders.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”:  as to any Person, any of the following officers of such Person:  (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to Section 7.7 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person.

“Restricted Payment”:  as defined in Section 8.5(a).

“Restricted Payment Transaction”:  any Restricted Payment permitted pursuant to Section 8.5, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary”:  any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“S&P”:  as defined in the definition of the term “Cash Equivalents” in this Section 1.1.

“Sale”:  as defined in the definition of “Consolidated Coverage Ratio.”

“Section 2.10 Additional Amendment”:  as defined in Section 2.10.

“SEC”:  the Securities and Exchange Commission.

“Secured Parties”:  as defined in the Guarantee and Collateral Agreement.

“Securities Act”:  the Securities Act of 1933, as amended from time to time.

“Security Documents”:  the collective reference to each Mortgage related to any Mortgaged Property, the Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Section 7.9(b) or 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Senior 2005 Indenture”:  the Indenture governing the Senior Dollar 2014 Notes and the Senior Euro 2014 Notes, dated as of December 21, 2005, among CCMG Acquisition Corporation (as predecessor of the Parent Borrower), as Issuer, the Subsidiary Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.7 to the extent applicable.

“Senior 2018 Notes”:  the 7.50% Senior Notes due 2018 of the Parent Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.7 to the extent applicable.

“Senior 2019 Notes”:  the 6.75% Senior Notes due 2019 of the Parent Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.7 to the extent applicable.

“Senior 2021 Notes”:  the 7.375% Senior Notes due 2021 of the Parent Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.7 to the extent applicable.

“Senior ABL Credit Agreement”:  the Credit Agreement dated as of the date hereof among the Parent Borrower, HERC, the other Subsidiaries of the Parent Borrower party thereto, Deutsche Bank AG New York Branch as administrative and collateral agent and the several banks and other financial institutions from time to time parties thereto, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Credit Agreement or other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Credit Agreement).

“Senior ABL Facility”:  the collective reference to the Senior ABL Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Credit Agreement or one or more other credit agreements (including this Agreement), indentures or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Facility). Without limiting the generality of the foregoing, the term “Senior ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Parent Borrower or HERC as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior ABL Facility Documents”:  the “Loan Documents” as defined in the ABL Credit Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended, in whole or in part, from time to time in accordance with Section 8.1 to the extent applicable (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not a Senior ABL Facility Document).

“Senior Credit Facilities”:  collectively, the Senior ABL Facility and the Senior Term Facility.

“Senior December 2010 Indenture”:  the Indenture governing the Senior 2021 Notes, dated as of December 20, 2010, among the Parent Borrower, the Subsidiary Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.7 to the extent applicable.

“Senior Dollar 2014 Notes”:  the U.S. Dollar 8.875% Senior Notes due 2014 of the Parent Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.7 to the extent applicable.

“Senior Euro 2014 Notes”:  the Euro 7.875% Senior Notes due 2014 of the Parent Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.7 to the extent applicable.

“Senior February 2011 Indenture”:  the Indenture governing the Senior 2019 Notes, dated as of February 8, 2011, among the Parent Borrower, the Subsidiary Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.7 to the extent applicable.

“Senior Notes”:  the Senior Dollar 2014 Notes, the Senior Euro 2014 Notes, the Senior 2018 Notes, the Senior 2021 Notes and the Senior 2019 Notes.

“Senior September 2010 Indenture”:  the Indenture governing the Senior 2018 Notes, dated as of September 30, 2010, among the Parent Borrower, the Subsidiary Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.7 to the extent applicable.

“Senior Term Facility”:  the collective reference to this Agreement, any Loan Documents, any notes and letters of credit (including any Letters of Credit) issued pursuant hereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under this Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Term Facility). Without limiting the generality of the foregoing, the term “Senior Term Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Parent Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Set”:  the collective reference to Eurocurrency Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Single Employer Plan”:  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solicited Discounted Prepayment Amount”:  as defined in Section 4.4(i).

“Solicited Discounted Prepayment Notice”:  an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 4.4(i)(iv) substantially in the form of Exhibit L.

“Solicited Discounted Prepayment Offer”:  the irrevocable written offer by each Lender, substantially in the form of Exhibit M, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date”:  as defined in Section 4.4(i).

“Solicited Discount Proration”:  as defined in Section 4.4(i).

“Solvent” and “Solvency”:  with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Special Purpose Entity”:  (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or other Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

“Special Purpose Financing”:  any financing or refinancing of assets consisting of or including Receivables, Vehicles and/or other Equipment of the Parent Borrower or any Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Fees”:  distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings”:  representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Parent Borrower or any of its Restricted Subsidiaries that the Parent Borrower determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Parent Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Parent Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary”:  a Subsidiary of the Parent Borrower that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or other Equipment, and/or related rights (including under leases, manufacturer warranties, and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and (y) any business or activities incidental or related to such business and (b) is designated as a “Special Purpose Subsidiary” by the Parent Borrower.

“Specified Discount”:  as defined in Section 4.4(i)(ii).

“Specified Discount Prepayment Amount”:  as defined in Section 4.4(i)(ii).

“Specified Discount Prepayment Notice”:  an irrevocable written notice of the Parent Borrower of Specified Discount Prepayment made pursuant to Section 4.4(i)(ii) substantially in the form of Exhibit N.

“Specified Discount Prepayment Response”:  the written response by each Lender, substantially in the form of Exhibit O, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date”:  as defined in Section 4.4(i)(ii).

“Specified Discount Proration”:  as defined in Section 4.4(i)(ii).

“Specified Existing Tranche”:  as defined in Section 2.10.

“Spot Rate of Exchange”:  (i) with respect to the Designated Foreign Currency (except as provided in clause (ii) below), at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to the Designated Foreign Currency on the Reuters System (or such other page as may replace such page for the purpose of displaying the spot rate of exchange in London), provided that if there shall at any time no longer exist such a page, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent and, if no such similar rate publishing service is available, by reference to the published rate of the Administrative Agent in effect at such date for similar commercial transactions or (ii) with respect to any Letters of Credit denominated in the Designated Foreign Currency (x) for the purposes of determining the Dollar Equivalent of L/C Obligations and for the calculation of Credit Linked Prefunded L/C Commitment Fees and related commissions, the spot rate of exchange quoted in the Wall Street Journal on the first Business Day of each month (or, if same does not provide rates, by such other means reasonably satisfactory to the Administrative Agent and the Parent Borrower) and (y) for the purpose of determining the Dollar Equivalent of any Letter of Credit with respect to (A) a demand for payment of any drawing under such Letter of Credit (or any portion thereof) to any L/C Participants pursuant to Section 3.4(a) or (B) a notice from any Issuing Lender for reimbursement of the Dollar Equivalent of any drawing (or any portion thereof) under such Letter of Credit by the Parent Borrower pursuant to Section 3.5, the market spot rate of exchange quoted by the Administrative Agent on the date of such drawing or notice, as applicable.

“Springing Maturity Date”:  the date that is 45 days prior to the earlier to occur of the stated final maturity date of the Senior Dollar 2014 Notes and the Senior Euro 2014 Notes respectively.

“Standby Letter of Credit”:  as defined in Section 3.1(a).

“Stated Maturity”:  with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Submitted Amount”:  as defined in Section 4.4(i).

“Submitted Discount”:  as defined in Section 4.4(i).

“Subordinated Obligations”:  any Indebtedness of the Parent Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the Term Loans pursuant to a written agreement.

“Subsidiary”:  as to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantor”:  each Domestic Subsidiary (other than any Excluded Subsidiary) of the Parent Borrower which executes and delivers a Subsidiary Guaranty, in each case, unless and until such time as the respective Subsidiary Guarantor ceases to constitute a Domestic Subsidiary of the Parent Borrower or is released from all of its obligations under the Subsidiary Guaranty in accordance with terms and provisions thereof.

“Subsidiary Guaranty”:  the guaranty of the obligations of the Parent Borrower under the Loan Documents provided pursuant to the Guarantee and Collateral Agreement.

“Successor Company”:  as defined in Section 8.3.

“Syndication Agent”:  as defined in the Preamble hereto.

“Tax Sharing Agreement”:  the Tax Sharing Agreement, dated as of December 21, 2005, among HGH, Holdings and the Parent Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with this Agreement.

“Taxes”:  as defined in Section 4.11(a).

“Temporary Cash Investments”:  any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Parent Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Parent Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Term Collateral Intercreditor Agreement”:  an intercreditor agreement substantially in the form of Exhibit P-2 or otherwise in form and substance reasonably satisfactory to the Parent Borrower and the Administrative Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Term Loan”:  each Tranche B Term Loan and each New Term Loan.

“Term Loan Commitment”:  as to any Lender, its Tranche B Term Loan Commitment; collectively, as to all the Term Loan Lenders, the “Term Loan Commitments.”

“Term Loan Exposure”: as to any Lender, such Lender’s Tranche B Term Loan Exposure and New Term Loan Exposure.

“Term Loan Facility”:  as defined in the definition of the term “Facility” in this Section 1.1.

“Term Loan Lender”:  any Lender having a Term Loan Commitment hereunder and/or a Term Loan outstanding hereunder.

“Term Loan Note”:  each Term Loan Note as defined in Section 2.6(a) and each New Term Loan Note.

“Term Loan Percentage”:  as to any Term Loan Lender at any time, the percentage which (a) such Lender’s Term Loans and unused Term Loan Commitment then outstanding constitutes of (b) the sum of all of the Term Loans and unused Total Term Loan Commitments then outstanding (or, if the Term Loan Commitments have terminated or expired in their entirety, the percentage which such Lender’s Term Loans then outstanding constitutes of the aggregate Term Loans then outstanding).

“Term Priority Collateral”: as defined in the Intercreditor Agreement.

“Termination Date”:  March 11, 2018.

“Total Credit Linked Deposit”:  at any time, the sum of all Credit Linked Deposits at such time, as the same may be reduced from time to time pursuant to Section 3.2(c), 4.4(g) or 4.13.

“Total Credit Percentage”:  as to any Lender at any time, the percentage of the aggregate Commitments and outstanding Term Loans then constituted by such Lender’s Commitment and outstanding Term Loans.  In making determinations pursuant to the preceding sentence, the Dollar Equivalent of all amounts expressed in currencies other than Dollars shall be utilized.

“Total Liquidity”:  at any time, the sum of (a) the aggregate amount available (without duplication) to be borrowed by any Loan Party under the Senior ABL Facility and any other revolving credit facility (other than any fleet financing facility under which Indebtedness is outstanding pursuant to Section 8.1(b)(ix)) plus (b) the Unrestricted Cash of the Parent Borrower and its consolidated Subsidiaries (including any Person so acquired) (provided that, solely for purposes of determining compliance with the HERC Disposition Conditions, Unrestricted Cash shall not include the Net Available Cash from the HERC Disposition on such date).

“Total Term Loan Commitment”:  at any time, the sum of the Term Loan Commitments of all of the Lenders at such time.

“Trade Payables”:  with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Tranche”:  with respect to Loans or commitments, refers to whether such Loans or commitments are (1) Tranche B Term Loans or Tranche B Term Loan Commitments, (2) Incremental Loans or Incremental Commitments with the same terms and conditions made on the same day, or (3) an Extended Tranche.

“Tranche B Term Lender”:  any Lender having a Tranche B Term Loan outstanding hereunder.

“Tranche B Term Loan”:  as defined in Section 2.5, collectively the “Tranche B Term Loans”.

“Tranche B Term Loan Commitment”:  as to any Lender, its obligation to make Tranche B Term Loans to the Parent Borrower pursuant to Section 2.5 in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A-1 under the heading “Tranche B Term Loan Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Tranche B Term Loan Commitment assigned to such Assignee pursuant to Section 11.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all Lenders, the “Tranche B Term Loan Commitments”.  The original aggregate amount of the Tranche B Term Loan Commitments on the Closing Date is $1,400,000,000.

“Tranche B Term Loan Exposure”: as to any Lender, at any time, the amount of unpaid Tranche B Term Loans made by such Lender pursuant to Section 2.5.

“Transactions”:  collectively, any and all of the following (whether or not consummated):  (i) the entry into this Agreement, and the initial incurrence of Indebtedness hereunder, (ii) the entry into the Senior ABL Facility, and the incurrence of Indebtedness in an aggregate principal amount of up to $1,800,000,000 thereunder, (iii) the refinancing in full of the outstanding principal amount of all Indebtedness under the Predecessor ABL Credit Agreement and the Predecessor Term Loan Credit Agreement and the termination of each such agreement, and (iv) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”:  any Participant or Assignee.

“Treaty”:  the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may, from time to time, be further amended, supplemented or otherwise modified.

“Type”:  the type of Loan determined based on the currency in which the same is denominated, and the interest option applicable thereto, with there being multiple Types of Loans hereunder, namely ABR Loans and Eurocurrency Loans in each of the Designated Currencies.

“UCC”:  the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”:  the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan, determined as of such valuation date, allocable to such accrued benefits.

“Uniform Customs”:  the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“Unpaid Drawing”:  as defined in Section 3.5.

“Unrestricted Cash”:  as at any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts listed on the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at such date to the extent such cash is not classified as “restricted” for financial statement purposes.

“Unrestricted Subsidiary”:  (i) any Subsidiary of the Parent Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Parent Borrower (including any newly acquired or newly formed Subsidiary of the Parent Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Parent Borrower or any other Restricted Subsidiary of the Parent Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Closing Date (and any such Subsidiary so designated is set forth on Schedule C hereto), or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 8.5. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Parent Borrower could Incur at least $1.00 of additional Indebtedness under Section 8.1(a) or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to Section 8.1(b). Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Parent Borrower’s Board of Directors giving effect to such designation and a certificate signed by a Responsible Officer of the Parent Borrower certifying that such designation complied with the foregoing provisions.

“U.S. Tax Compliance Certificate”:  as defined in Section 4.11(b).

“Vehicle Rental Concession”:  any right, whether or not exclusive, to conduct a Vehicle rental business at a Public Facility, or to pick up or discharge persons or otherwise to possess or use all or part of a Public Facility in connection with such a business, and any related rights or interests.

“Vehicle Rental Concession Rights”:  all of the following:  (a) any Vehicle Rental Concession, (b) any rights of the Parent Borrower, any Subsidiary thereof or any Franchisee under or relating to (i) any law, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding with a Public Facility Operator in connection with which a Vehicle Rental Concession has been or may be granted to the Parent Borrower, any Subsidiary or any Franchisee and (ii) any agreement with, or Investment or other interest or participation in, any Person, property or asset required (x) by any such law, ordinance, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding or (y) by any Public Facility Operator as a condition to obtaining or maintaining a Vehicle Rental Concession and (c) any liabilities or obligations relating to or arising in connection with any of the foregoing.

“Vehicles”:  vehicles owned or operated by, or leased or rented to or by, the Parent Borrower or any of its Subsidiaries, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Voting Stock”:  in relation to a Person, shares of Capital Stock entitled to vote generally in the election of directors to the board of directors or equivalent governing body of such Person.

“Wholly Owned Subsidiary”:  as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary (other than director’s qualifying shares, shares held by nominees or such other de minimis portion thereof to the extent required by law).

1.2           Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b)           As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holdings and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(f)            Any references in this Agreement to “cash and/or Cash Equivalents”, “cash, Cash Equivalents and/or Temporary Cash Investments” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein.

SECTION 2.           AMOUNT AND TERMS OF COMMITMENTS.

2.1           Reserved.

2.2           Reserved.

2.3           Reserved.

2.4           Reserved.

2.5           Term Loans.  Subject to the terms and conditions hereof, each Lender holding a Tranche B Term Loan Commitment severally agrees to make, in Dollars in a single draw on the Closing Date, one or more term loans (each, a “Tranche B Term Loan”) to the Parent Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-1 under the heading “Tranche B Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof.  The Tranche B Term Loans:

(i)            except as hereinafter provided, shall, at the option of the Parent Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans, provided that except as otherwise specifically provided in Section 4.9 and Section 4.10, all Tranche B Term Loans comprising the same Borrowing shall at all times be of the same Type; and

(ii)           shall be made by each such Lender in an aggregate principal amount which in the case of Tranche B Term Loans made under this Section 2.5, does not exceed the Tranche B Term Loan Commitment of such Lender.  Once repaid, Tranche B Term Loans incurred hereunder may not be reborrowed.

2.6           Term Loan Notes.

(a)           The Parent Borrower agrees that, upon the request to the Administrative Agent by any Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Section 11.6(b), in order to evidence such Lender’s Term Loan, the Parent Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Term Loan Note”), with appropriate insertions therein as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the unpaid principal amount of the applicable

Term Loans made (or acquired by assignment pursuant to Section 11.6(b)) by such Lender to the Parent Borrower.  Each Term Loan Note in respect of Tranche B Term Loans shall be dated the Closing Date.  Each Term Loan Note shall be payable as provided in Section 2.6(b) and provide for the payment of interest in accordance with Section 4.1.

(b)           The aggregate Tranche B Term Loans (including any New Term Loans) of all the Lenders shall be payable in consecutive quarterly installments up to and including the Termination Date (subject to reduction as provided in Section 4.4), on the dates set forth below and in the principal amounts equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Tranche B Term Loans then outstanding):

Date	Amount

Each March 31, June 30, September 30 and December 31 occurring on or after June 30, 2011 and prior to the Termination Date	0.25% of the original aggregate principal amount of the Tranche B Term Loans
Termination Date	all unpaid aggregate principal amounts of any outstanding Tranche B Term Loans

2.7           Procedure for Term Loan Borrowing.  The Parent Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:30 P.M., New York City time) on the date of Borrowing (including the Closing Date) specifying the amount to be borrowed.  Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Lender thereof.  Each applicable Lender will make the amount of its pro rata share (based on its applicable Term Loan Percentage) of the applicable Tranche B Term Loans available to the Administrative Agent for the account of the Parent Borrower at the office of the Administrative Agent specified in Section 11.2 prior to 12:00 noon, New York City time, on the Closing Date or such other date of Borrowing, as applicable, in Dollars and in funds immediately available to the Administrative Agent.  The Administrative Agent shall on such date credit the account of the Parent Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche B Term Loan Lenders and in like funds as received by the Administrative Agent.

2.8           Record of Loans.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Parent Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)           The Administrative Agent shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Parent Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Parent Borrower and each Lender’s share thereof.

(c)           The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Parent Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Parent Borrower to repay (with applicable interest) the Loans made to the Parent Borrower by such Lender in accordance with the terms of this Agreement.

2.9           Incremental Facility.

(a)           So long as no Event of Default under Section 9(a) or (f) exists or would arise therefrom, the Parent Borrower shall have the right, at any time and from time to time after the Closing Date, (i) to request new term loan commitments under one or more new term loan credit facilities to be included in this Agreement (the “Incremental Term Loan Commitments”), (ii) to request new commitments under one or more new revolving facilities to be included in this Agreement (the “Incremental Revolving Commitments”), and (iii) to request new synthetic or other letter of credit facility commitments under one or more new synthetic or other letter of credit facilities to be included in this Agreement (together with the Incremental Term Loan Commitments and the Incremental Revolving Commitments, the “Incremental Commitments”), provided that, either (i) after giving pro forma effect to any Incurrence or Discharge of Indebtedness on the date the applicable Incremental Commitment Amendment (as defined below) becomes effective, (x) the Parent Borrower is in Pro Forma Senior Secured Compliance (and the Parent Borrower shall deliver a certificate, no later than two Business Days (or such shorter period as agreed between the Parent Borrower and the Administrative Agent) prior to the date on which such Incremental Commitment shall become effective to the Administrative Agent certifying that the Parent Borrower is in Pro Forma Senior Secured Compliance) and (y) the Parent Borrower could Incur at least $1.00 of additional Indebtedness pursuant to Section 8.1(a) or (ii) the aggregate then outstanding principal amount of the sum of all unutilized Incremental Commitments, Incremental Loans and Additional Notes does not exceed $1,000,000,000.  Any loans made in respect of any such Incremental Commitment shall be made by creating a new Tranche.

(b)           Each request from the Parent Borrower pursuant to this Section 2.9 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments.  The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Lender”) subject, in the case of any Incremental Revolving Commitments (if such Additional Lender is not already a Lender hereunder or any affiliate of a Lender hereunder) to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

(c)           Incremental Commitments shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Parent Borrower and each Additional Lender.  An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Parent Borrower and the Administrative Agent, to effect the provisions of this Section 2.9, provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by any Subsidiary of the Parent Borrower other than the Subsidiary Guarantors, and will be secured on a pari passu or (at the Parent Borrower’s option) junior basis by the same collateral securing the Loans, (B) the Incremental Commitments and any incremental loans drawn thereunder (the “Incremental Loans”) shall rank pari passu in right of payment with or (at the Parent Borrower’s option) junior to the Tranche B Term Loans and (C) no Incremental Commitment Amendment may provide for (I) any Incremental Commitment or any Incremental Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans and (II) so long as any Loans (other than Incremental Loans) are outstanding, any mandatory prepayment provisions that do not also apply to the Loans on a pro rata basis following the occurrence of an acceleration of the Loans; (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (iii) the maturity date of such Incremental Commitments shall be no earlier than the Termination Date; (iv) the interest rate margins applicable to the loans made pursuant to the Incremental Commitments shall be determined by the Parent Borrower and the applicable Additional Lenders; provided that in the event that the applicable interest rate margins for any term loans incurred by the Parent Borrower under any Incremental Term Loan Commitment are higher than the applicable interest rate margin for the Tranche B Term Loans by more than 50 basis points, then the Applicable Margin for the Tranche B Term Loans shall be increased to the extent necessary so that the applicable interest rate margin for the Tranche B Term Loans is equal to the applicable interest rate margins for such Incremental Term Loan Commitment minus 50 basis points; provided further that, in determining the applicable interest rate margins for the Tranche B Term Loans and the Incremental Term Loans, (A) original issue discount (“OID”) or upfront fees payable generally to all participating Additional Lenders in lieu of OID (which shall be deemed to constitute like amounts of OID) payable by the Parent Borrower to the Lenders under the Tranche B Term Loans or any Incremental Term Loan in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity); (B) customary arrangement or commitment fees payable to any of the Arrangers (or their respective affiliates) in connection with the Tranche B Term Loans or to one or more arrangers (or their respective affiliates) in connection with the Incremental Term Loans (and any fee payable to any Additional Lender in lieu of any portion of any such fee payable to any such arranger or affiliate thereof) shall be excluded; and (C) if the Incremental Term Loans include an interest rate floor greater than the interest rate floor applicable to the Tranche B Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Margin for the Tranche B Term Loans shall be required, to the extent an increase in the interest rate floor for the Tranche B Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to the Term Loans shall be increased by such amount; (v) such Incremental Commitment Amendment may provide for the inclusion, as appropriate, of Additional Lenders in any required vote or action of the Required Lenders or of the Lenders of each Tranche hereunder and may provide class protection for any additional credit facilities in a manner consistent with those provided the original Facility pursuant to the provisions of Section 11.1(a) as originally in effect; and (vi) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Parent Borrower.

2.10         Extension Amendments.

(a)           The Parent Borrower may at any time and from time to time request that all or a portion, including one or more Tranches, of any commitments or the Loans (including any Extended Loans), each existing at the time of such request (each, an “Existing Tranche” and the Loans of such Tranche, the “Existing Loans”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, “Extended Tranche” and the Loans of such Tranche, the “Extended Loans”) and to provide for other terms consistent with this Section 2.10.  In order to establish any Extended Tranche, the Parent Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be identical to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”) except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) the commitment fee, if any, with respect to the Extended Tranche may be higher or lower than the commitment fee, if any, for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.10 or otherwise, (1) the repayment (other than in connection with a permanent repayment and, if applicable, termination of commitments) of Loans (including all Extended Tranches) shall be made on a pro rata basis with all other outstanding Loans (including all Extended Tranches), (2) assignments and participations of Extended Tranches shall be governed by the same assignment and participation provisions applicable to Tranche B Term Loans set forth in Section 11.6, and (3) no termination of Extended Tranches and no permanent repayment of Extended Tranches accompanied, if applicable, by a corresponding permanent reduction in the applicable commitment shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by an at least pro rata termination or permanent repayment (and corresponding reduction), as applicable, of all earlier maturing Tranches (including Extended Tranches) (or all earlier maturing Tranches (including Extended Tranches) shall otherwise be or have been terminated and repaid in full).  No Lender shall have any obligation to agree to have any of its Existing Loans or, if applicable, commitments of any Existing Tranche converted into an Extended Tranche pursuant to any Extension Request.  Any Extended Tranche shall constitute a separate Tranche of Loans (and, if applicable, commitments) from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b)           The Parent Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche.  In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election.

(c)           Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in Section 2.10(a) clauses (x) to (z) and which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.10(c) and notwithstanding anything to the contrary set forth in Section 11.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders.  No Extension Amendment shall provide for any Extended Tranche in an aggregate principal amount that is less than $250,000,000.  Notwithstanding anything to the contrary in this Agreement and without limiting the generality or applicability of Section 11.1 to any Section 2.10 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.10 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.10 Additional Amendments do not become effective prior to the time that such Section 2.10 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.10 Additional Amendments to become effective in accordance with Section 11.1; provided, further, that no Extension Amendment may provide for (a) any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches and (b) so long as any Existing Tranches are outstanding, any mandatory prepayment provisions that do not also apply to the Existing Tranches on a pro rata basis after the occurrence of an acceleration of the Loans.  It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.10 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.10 Additional Amendment.  In connection with any Extension Amendment, the Parent Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby.

(d)           Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date) and (B) if, on any Extension Date, any revolving loans of any Extending Lender are outstanding under the applicable Specified Tranches, such loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) and Existing Loans (and related participations) in the same proportion as such Extending Lender’s applicable Specified Tranches to the applicable Extended Tranches so converted by such Lender on such date.

(e)           If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such Lender, a “Non-Extending Lender”) then the Parent Borrower may, on notice to the Administrative and the Non-Extending Lender, (A) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Loans and/or a commitment on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Parent Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Acceptance or (B) prepay the Loans and, at the Parent Borrower’s option, if applicable, terminate the commitments of such Non-Extending Lender, in whole or in part, subject to Section 4.12, without premium or penalty.  In connection with any such replacement under this Section 2.10, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Parent Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Parent Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

SECTION 3.           LETTERS OF CREDIT.

3.1           Funded Letters of Credit.

(a)           On the Closing Date, the Existing Letters of Credit will automatically, without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder for the account of the Parent Borrower by the applicable Issuing Lender.  Subject to and upon the terms and conditions hereof, the Parent Borrower may request that the applicable Issuing Lender issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3.1, collectively with the Existing Letters of Credit, the “Letters of Credit” or “L/Cs”) for the account of the Parent Borrower on any Business Day during the Letter of Credit Commitment Period but in no event later than the 30th day prior to the Termination Date in such form as may be approved from time to time by such Issuing Lender; provided that no Letter of Credit shall be issued if, after giving effect to such issuance, the aggregate L/C Obligations in respect of Letters of Credit (other than L/C Obligations with respect to which an application of the Credit Linked Deposits has been made) would exceed (i) the sum of the unused Letter of Credit Commitments then outstanding and the Total Credit Linked Deposits or (ii) $200,000,000.  Each Letter of Credit shall (i) be denominated in Dollars or the Designated Foreign Currency requested by the Parent Borrower and shall be either (A) a standby letter of credit issued to support obligations of the Parent Borrower or any of its Subsidiaries, contingent or otherwise, which finance or otherwise arise in connection with the working capital and business needs, and for general corporate purposes, of the Parent Borrower and its Subsidiaries (a “Standby Letter of Credit”) or (B) a commercial letter of credit in respect of the purchase of goods or services by the Parent Borrower or any of its Subsidiaries (a “Commercial L/C”) and (ii) unless otherwise agreed by the Administrative Agent expire no later than the earlier of (A) one year after its date of issuance and (B) the 5th day prior to the Termination Date, in the case of Standby Letters of Credit (subject to, if requested by the Parent Borrower and agreed to by the Issuing Lender, automatic renewals for successive periods not exceeding one year ending prior to the 5th day prior to the Termination Date), or (A) 12 months after its date of issuance and (B) the 30th day prior to the Termination Date, in the case of Commercial Letters of Credit.  All Letters of Credit issued shall be denominated in Dollars or in the Designated Foreign Currency and shall be issued for the account of the Parent Borrower.

(b)           Unless otherwise agreed by the applicable Issuing Lender and the Parent Borrower, each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of the State of New York, and to the extent not prohibited by such laws, the ISP shall apply to each standby Letter of Credit, and the Uniform Customs shall apply to each commercial Letter of Credit.  The ISP shall not in any event apply to this Agreement.  All Letters of Credit shall be issued on a sight basis only.

(c)           No Issuing Lender shall at any time issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2           Procedure for Issuance of Letters of Credit.

(a)           The Parent Borrower may from time to time request during the Letter of Credit Commitment Period but in no event later than the 30th day prior to the Termination Date that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent, at their respective addresses for notices specified herein, an L/C Request therefor in the form of Exhibit B hereto (completed to the reasonable satisfaction of such Issuing Lender), and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.  Each L/C Request shall specify that the requested Letter of

Credit is to be denominated in Dollars or the Designated Foreign Currency.  Upon receipt of any L/C Request, such Issuing Lender will process such L/C Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required, unless otherwise agreed to by such Issuing Lender, to issue any Letter of Credit earlier than three Business Days after its receipt of the L/C Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Parent Borrower.  The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Parent Borrower promptly following the issuance thereof.  No Issuing Lender shall amend, cancel or waive presentation of any Letter of Credit, or replace any lost, mutilated or destroyed Letter of Credit, without the prior written consent of the Parent Borrower.  Promptly after the issuance or amendment of any Standby Letter of Credit, the applicable Issuing Lender shall notify the Parent Borrower and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the Administrative Agent shall promptly notify the Lenders, in writing, of such issuance or amendment, and if so requested by a Lender, the Administrative Agent shall provide to such Lender copies of such issuance or amendment. With regards to Commercial Letters of Credit, each Issuing Lender shall on the first Business Day of each week provide the Administrative Agent, by facsimile, with a report detailing the aggregate daily outstanding Commercial Letters of Credit during the previous week.

(b)           The making of each request for a Letter of Credit by the Parent Borrower shall be deemed to be a representation and warranty by the Parent Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1.  Unless the respective Issuing Lender has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.1, then such Issuing Lender may issue the requested Letter of Credit for the account of the Parent Borrower in accordance with such Issuing Lender’s usual and customary practices.

(c)           Repayment by L/C Participants of Amounts Drawn or Paid Under Letters of Credit.  In the event an Issuing Lender makes any payment under any Letter of Credit and the Parent Borrower shall not have repaid such amount in full to such Issuing Lender pursuant to Section 3.5 when due, such Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall notify each L/C Participant of such failure, and the Administrative Agent shall, within one Business Day of such notice, apply from the Credit Linked Deposits held in the Credit Linked Deposit Account each L/C Participant’s Letter of Credit Percentage of such unreimbursed payment from the Credit Linked Deposit Account, in satisfaction of each L/C Participant’s obligation to participate in such unreimbursed payment.  In the event the Administrative Agent applies the Credit Linked Deposits held in the Credit Linked Deposit Account to an unreimbursed disbursement under a Letter of Credit pursuant to the preceding sentence, the Parent Borrower shall have the right (provided that no Default or Event of Default shall have occurred and be continuing), within 5 Business Days of the date of application from the Credit Linked Deposit Account, to pay over to the Administrative Agent in reimbursement thereof an amount equal to the full amount of the disbursement made by such Issuing Lender, and such payment shall be applied by the Administrative Agent in accordance with clause (ii) of the immediately following sentence.  Promptly following receipt by the Administrative Agent of any payment by the Parent Borrower in respect of any disbursement under a Letter of Credit, the Administrative Agent shall distribute such payment (i) to the applicable Issuing Lender or (ii) subject to the immediately preceding sentence, to the extent payments have been made from the Credit Linked Deposits, to the Credit Linked Deposit Account with respect to such Letter of Credit to be added to the Credit Linked Deposits held in the Credit Linked Deposit Account.  The Parent Borrower acknowledges that each payment made pursuant to this paragraph in respect of any unreimbursed payment is required to be made for the benefit of the applicable Issuing Lender indicated in the immediately preceding sentence.  The application of amounts from the Credit Linked Deposit Account (except to the extent of a repayment by the Parent Borrower within 5 Business Days of the date of Reimbursement from the Credit Linked Deposit Account as expressly permitted above) pursuant to this paragraph, in satisfaction of each L/C Participant’s obligation to participate in such unreimbursed payment, shall be an assignment by the applicable Issuing Lender of its rights in respect of such unreimbursed payment to the L/C Participants.  Provided that no Event of Default under Section 9(f) shall have occurred and be continuing, such application and assignment of rights shall be deemed an extension of (and such participations and assigned rights shall be deemed converted into) Tranche B Term Loans made on such date by the L/C Participants ratably in accordance with their Letter of Credit Percentage of the Total Credit Linked Deposit, and the amount so funded shall permanently reduce the Total Credit Linked Deposit; any amount so funded pursuant to this paragraph shall, on and after the funding date thereof, be deemed to be Tranche B Term Loans for all purposes hereunder and have the same terms as other Tranche B Term Loans hereunder (such deemed Tranche B Term Loan, a “New Term Loan”).  Any New Term Loans deemed made on the same day shall be designated a separate “Set” of New Term Loans for all purposes of this Agreement.  In the event that the Parent Borrower is entitled to reimburse an Issuing Lender for any disbursement under a Letter of Credit issued by such Issuing Lender, for a period of 91 days following such reimbursement payment by the Parent Borrower, the L/C Obligations shall be deemed to include (as if such Letter of Credit were still outstanding) for purposes of determining availability for the issuance of any new Letter of Credit during such period, the amount of such reimbursement payment until the end of such 91-day period.

3.3           Fees, Commissions and Other Charges.

(a)           The Parent Borrower shall pay to the relevant Issuing Lender with respect to each Letter of Credit a fronting fee equal to 1/8 of 1% per annum calculated on the basis of a 360-day year (but in no event less than $500 per annum for each Letter of Credit issued on its behalf) of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such other date as the Letter of Credit Commitments shall terminate.  Such fees shall be nonrefundable.  Such fees shall be payable in Dollars, notwithstanding that a Letter of Credit may be denominated in the Designated Foreign Currency.  In respect of a Letter of Credit denominated in the Designated Foreign Currency, such fees shall be converted into Dollars at the Spot Rate of Exchange.

(b)           In addition to the foregoing fees, the Parent Borrower agrees to pay amounts necessary to reimburse the applicable Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by an Issuing Lender.

3.4           Participant’s Acquisition of Participations in Letters of Credit.

(a)           On the Closing Date, without any further action on the part of the Issuing Lenders or the Lenders, the Issuing Lenders hereby grant to each L/C Participant, and each L/C Participant shall be deemed irrevocably and unconditionally to have acquired and received from each Issuing Lender that has issued or may issue any Letter of Credit, without recourse or warranty, an undivided interest and participation (each, an “L/C Participation”), in each Letter of Credit that may be issued pursuant to Section 3.1 (including each Existing Letter of Credit) equal to such L/C Participant’s Letter of Credit Percentage of the aggregate amount available to be drawn under each such Letter of Credit and the L/C Participation interests in respect thereof together with rights to receive payments under Section 3.4(b).  Each L/C Participant shall pay to the Administrative Agent in full on the Closing Date an amount equal to such L/C Participant’s Letter of Credit Commitment, and the Administrative Agent shall immediately transfer such funds to the Credit Linked Deposit Account.  Unless and until the Letter of Credit Termination Date has occurred and all Letters of Credit issued by an Issuing Lender have expired without draw, or to the extent of any draws, have been reimbursed in full, or are cash collateralized by the Parent Borrower pursuant to Section 3.4(b), each such Credit Linked Deposit shall be held by the Administrative Agent.  Each L/C Participant hereby absolutely and unconditionally agrees that if an Issuing Lender makes a disbursement in respect of any Letter of Credit issued by such Issuing Lender which is not reimbursed by the Parent Borrower on the date due pursuant to Section 3.5, or is required to refund any reimbursement payment in respect of any Letter of Credit issued or deemed issued by such Issuing Lender to the Parent Borrower for any reason, such L/C Participant’s obligation to fund its L/C Participation in respect of the amount of such disbursement or refunded amount shall be satisfied, ratably as among the L/C Participants in accordance with their Letter of Credit Percentage (with the Administrative Agent having the responsibility to determine and keep record of the Letter of Credit Percentage of the L/C Participants for this purpose and all other purposes hereunder) of the Total Credit Linked Deposit from the Credit Linked Deposits held in the Credit Linked Deposit Account.  Without limiting the foregoing, each L/C Participant irrevocably authorizes the Administrative Agent and the Issuing Lenders, as applicable, to apply amounts of the Credit Linked Deposits as provided in this Agreement.

(b)           Credit Linked Deposit Accounts.

(i)            Subject to the terms and conditions hereof, each L/C Participant severally agrees to make, on the Closing Date, a payment to the Administrative Agent in an amount equal to such L/C Participant’s Letter of Credit Commitment and the Administrative Agent shall use such payments to establish a Credit Linked Deposit Account at the Administrative Agent for the benefit of the Issuing Lenders and deposit in the Credit Linked Deposit Account an amount as set forth on Schedule 3.4(b).  The Credit Linked Deposits paid to the Administrative Agent shall be held by the Administrative Agent in the Credit Linked Deposit Account, and no party other than the Issuing Lenders shall have a right of withdrawal from the Credit Linked Deposit Account, or any other right, power or interest in or with respect to the Credit Linked Deposits, except as expressly set forth in Sections 3.2(c), 3.4(a), 3.4(b), 4.4(g) and 4.13.  Notwithstanding any provision in this Agreement to the contrary, the sole funding obligation of each L/C Participant in respect of its Letter of Credit Commitment and L/C Participation shall be satisfied in full upon the payment of the amount equal to its Letter of Credit Commitment on the Closing Date.

(ii)           Each of the Parent Borrower, the Administrative Agent, each Issuing Lender and each L/C Participant hereby acknowledges and agrees that each L/C Participant is making its payment on the Closing Date pursuant to Section 3.4(b)(i) to be paid into the Credit Linked Deposit Account for application in the manner contemplated by Sections 3.2(c) and 3.4(a).  Except during periods when such Credit Linked Deposits, or funds applied by or on behalf of such Issuing Lender against such Credit Linked Deposits, are used to cover Unpaid Drawings under Letters of Credit, the Administrative Agent shall pay a return on the Credit Linked Deposits for the account of each L/C Participant at a rate per annum equal to the Eurocurrency Rate for the applicable Interest Period (based on a 360 day year).  Interest earned on the Credit Linked Deposits will be paid to the L/C Participants by the Administrative Agent quarterly in arrears when fees are payable pursuant to Section 4.5(a).

(iii)          The Parent Borrower shall have no right, title or interest in or to the Credit Linked Deposits and no obligations with respect thereto (except for the Reimbursement Amount in respect of Letters of Credit provided in Sections 3.2(c) and 3.4(a)), it being acknowledged and agreed by the parties hereto that the making of the Credit Linked Deposits by the L/C Participants, the payments to the L/C Participants contemplated in Section 3.4(b)(ii), the provisions of this Section 3.4(b)(iii) and the application of the Credit Linked Deposits in the manner contemplated by Sections 3.2(c) and 3.4(a) constitute agreements among the Administrative Agent, the applicable Issuing Lender and the L/C Participants with respect to payments of each L/C Participant in respect of its L/C Participation and do not constitute any loan or extension of credit to the Parent Borrower.

(iv)          Following the occurrence of any of the events identified in clauses (i), (ii) or (iii) of the definition of Letter of Credit Termination Date (but solely in the case of clause (ii), only to the extent at such time the Parent Borrower shall have paid all outstanding obligations then due and payable under this Agreement), and subject to the Parent Borrower’s cash collateralization to the extent of an Issuing Lender’s outstanding Letters of Credit, in an amount (but in no event greater than 100% of the aggregate undrawn face amount) and manner reasonably satisfactory to the Collateral Agent and the applicable Issuing Lender that issued such Letters of Credit (which cash collateralization is hereby expressly required of the Parent Borrower on any Letter of Credit Termination Date), each Issuing Lender shall acquire the L/C Participation interests from the L/C Participants with the remaining Credit Linked Deposits according to each L/C Participant’s Letter of Credit Percentage.

(v)           Notwithstanding the intention of the parties that each L/C Participant shall have purchased its participation in Letters of Credit on the Closing Date in further consideration for the agreements of the Issuing Lenders and the Administrative Agent hereunder, each L/C Participant hereby grants to the Administrative Agent for the benefit of the Issuing Lender a security interest and right of offset with respect to its Credit Linked Deposit and all investments thereof and all proceeds of any of the foregoing to secure such L/C Participant’s obligation to acquire and fund participations in respect of Letters of Credit pursuant to this Section 3 and each

L/C Participant irrevocably authorizes the Administrative Agent to apply amounts of its Credit Linked Deposit in accordance with this Section 3.  Each L/C Participant further acknowledges and agrees that each Credit Linked Deposit will be established in the name of the Administrative Agent and will be subject to the sole dominion and control of the Administrative Agent.

3.5           Reimbursement by the Parent Borrower.  Each Issuing Lender shall promptly notify the Parent Borrower of any presentation of a draft under any Letter of Credit.  The Parent Borrower shall have the option to reimburse the applicable Issuing Lender, upon receipt by the Parent Borrower of notice from such Issuing Lender of the date and amount of a draft presented under any Letter of Credit issued on its behalf and paid by such Issuing Lender (each such amount so paid until reimbursed an “Unpaid Drawing”), for the amount of such draft so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment.  Each such payment, if any, shall be made to the applicable Issuing Lender, at its address for notices specified herein in the currency in which such Letter of Credit is denominated (except that, in the case of any Letter of Credit denominated in the Designated Foreign Currency, in the event that such payment is not made to such Issuing Lender within three Business Days of the date of receipt by the Parent Borrower of such notice, upon notice by such Issuing Lender to the Parent Borrower, such payment shall be made in Dollars, in an amount equal to the Dollar Equivalent of the amount of such payment converted on the date of such notice into Dollars at the Spot Rate of Exchange on such date) and in immediately available funds, on the date on which the Parent Borrower receives such notice, if received prior to 11:00 A.M., New York City time, on a Business Day and otherwise on the next succeeding Business Day.  Any conversion by an Issuing Lender of any payment to be made in respect of any Letter of Credit denominated in the Designated Foreign Currency into Dollars in accordance with this Section 3.5 shall be conclusive and binding upon the Parent Borrower and the Lenders in the absence of manifest error; provided that upon the request of the Parent Borrower or any Lender, such Issuing Lender shall provide to the Parent Borrower or Lender a certificate including reasonably detailed information as to the calculation of such conversion.

3.6           Obligations Absolute.

(a)           The Parent Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Parent Borrower may have or have had against an Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit, provided that this paragraph shall not relieve any Issuing Lender or L/C Participant of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender or L/C Participant, or otherwise affect any defense or other right that the Parent Borrower may have as a result of any such gross negligence or willful misconduct.

(b)           The Parent Borrower and each Lender also agree with each Issuing Lender that such Issuing Lender and the L/C Participants shall not be responsible for, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Parent Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Parent Borrower against any beneficiary of such Letter of Credit or any such transferee, provided that this paragraph shall not relieve any Issuing Lender or L/C Participant of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender or L/C Participant, or otherwise affect any defense or other right that the Parent Borrower may have as a result of any such gross negligence or willful misconduct.

(c)           Neither any Issuing Lender nor any L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Person’s gross negligence or willful misconduct.

(d)           The Parent Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC, shall be binding on the Parent Borrower and shall not result in any liability of such Issuing Lender or L/C Participant to the Parent Borrower.

3.7           L/C Payments.  If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Parent Borrower of the date and amount thereof.  The responsibility of an Issuing Lender to the Parent Borrower in respect of any Letter of Credit in connection with any draft presented for payment under such Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit, provided that this paragraph shall not relieve any Issuing Lender of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender, or otherwise affect any defense or other right that the Parent Borrower may have as a result of any such gross negligence or willful misconduct.

3.8           Credit Agreement Controls.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any L/C Request or other application or agreement submitted by the Parent Borrower to, or entered into by the Parent Borrower with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

3.9           Additional Issuing Lenders.  The Parent Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing lender under the terms of this Agreement.  Any Lender designated as an issuing lender pursuant to this Section 3.9 shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender or Issuing Lenders and such Lender.

3.10         Indemnity.  The L/C Participants agree to indemnify each Issuing Lender (or any Affiliate thereof) (to the extent not reimbursed by the Parent Borrower or any other Loan Party and without limiting the obligation of the Parent Borrower to do so as and to the extent provided herein), ratably according to their respective Letter of Credit Percentages in effect on the date on which indemnification is sought under this Section 3.10 (or, if indemnification is sought after the date upon which the Letter of Credit Commitments have been terminated, ratably in accordance with their Letter of Credit Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the termination of the Letter of Credit Commitments) be imposed on, incurred by or asserted against the Issuing Lenders (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Issuing Lender (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no L/C Participant shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from the gross negligence or willful misconduct of such Issuing Lender (or any Affiliate thereof).  The obligations to indemnify each Issuing Lender (or any Affiliate thereof) shall be ratable among the L/C Participants in accordance with their Letter of Credit Percentages.  The agreements in this Section 3.10 shall survive the termination of the Letter of Credit Commitments.

3.11         Qualified L/C Participants.  Notwithstanding anything to the contrary set forth in this Agreement, (a) each L/C Participant on the Closing Date represents and warrants that it is a Qualified L/C Participant and (y) no sale or assignment of, or grant of a participation in, the interests in any L/C Participant’s commitment hereunder after the Closing Date may be made to any Person that is not a Qualified L/C Participant.

3.12         Controls on Prepayment.  If at any time as a result of changes in exchange rates the L/C Obligations then outstanding exceed the Total Credit Linked Deposits then in effect by more than 5% for a period of three consecutive Business Days, the Parent Borrower will, at the request of the Administrative Agent as soon as practicable but in any event within five Business Days after notice of such excess from the Administrative Agent, pay to the Administrative Agent on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to such L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for the amount of such excess in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent (and such cash and/or Cash Equivalents shall be promptly released and returned to the Parent Borrower at any time, and to the extent, that the amount so held in such cash collateral account is greater than the excess of the L/C Obligations (other than L/C Obligations with respect to which an application of the Credit Linked Deposits has been made) over the Total Credit Linked Deposits (or released and returned in full at any time that such L/C Obligations do not exceed the Total Credit Linked Deposits)).

SECTION 4.           GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT.

4.1           Interest Rates and Payment Dates.

(a)           Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day.

(b)           Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.

(c)           If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Section 4.1 plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this Section 4.1 (other than clause (x) above) plus 2.00% and (z) in the case of fees or other amounts, the rate described in paragraph (b) of this Section 4.1 for ABR Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 4.1 shall be payable from time to time on demand.

(e)           It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

4.2           Conversion and Continuation Options.

(a)           The Parent Borrower may elect from time to time to convert outstanding Term Loans from Eurocurrency Loans made or outstanding in Dollars to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto.  The Parent Borrower may elect from time to time to convert outstanding Term Loans made or outstanding in Dollars from ABR Loans to Eurocurrency Loans outstanding in Dollars by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election.  Any such notice of conversion to Eurocurrency Loans outstanding in Dollars shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof.  All or any part of outstanding Eurocurrency Loans made or outstanding in Dollars and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurocurrency Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Parent Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurocurrency Loan after the date that is one month prior to the Termination Date.

(b)           Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Parent Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, provided that no Eurocurrency Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Parent Borrower that no such continuations may be made or (ii) after the date that is one month prior to the Termination Date, and provided, further, that in the case of Eurocurrency Loans made or outstanding in Dollars, if the Parent Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice of continuation pursuant to this Section 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

4.3           Minimum Amounts of Sets.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans outstanding in Dollars comprising each Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and so that there shall not be more than 15 Sets at any one time outstanding (other than Sets comprised of New Term Loans, if any).

4.4           Optional and Mandatory Prepayments.

(a)           The Parent Borrower may at any time and from time to time prepay the Loans made to it and, in accordance with Section 3.5, the Reimbursement Amounts in respect of Letters of Credit issued for its account, in whole or in part, subject to Section 4.12, without premium or penalty, upon at least three Business Days’ notice by the Parent Borrower to the Administrative Agent (in the case of (x) Eurocurrency Loans outstanding and (y) Reimbursement Amounts outstanding in the Designated Foreign Currency), or at least one Business Day’s notice by the Parent Borrower to the Administrative Agent (in the case of (x) ABR Loans and (y) Reimbursement Amounts outstanding in Dollars).  Such notice shall specify, in the case of any prepayment of Loans, the Tranche being prepaid, and if a combination thereof, the principal amount allocable to each, the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Amounts, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Amounts.  Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Parent Borrower (by written notice to the

Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof.  If any such notice is given and is not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Section 4.12 and accrued interest to such date on the amount prepaid.  Partial prepayments of (1) the Tranche B Term Loans pursuant to this Section 4.4(a) shall be applied pro rata to the respective installments of principal thereof or as otherwise directed by the Parent Borrower and (2) the Reimbursement Amounts pursuant to this Section 4.4(a) shall be applied to cash collateralize any outstanding L/C Obligation on terms reasonably satisfactory to the Administrative Agent.  Partial prepayments pursuant to this Section 4.4(a) shall be in multiples of $1,000,000; provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(b)           (i) The Parent Borrower shall, in accordance with Section 4.4(d), prepay the Tranche B Term Loans and cash collateralize the L/C Obligations to the extent required by Section 8.4(b) (subject to Section 8.4(c)) and (ii) if on or after the Closing Date the Parent Borrower or any of its Subsidiaries shall incur Indebtedness for borrowed money (other than Indebtedness permitted pursuant to Section 8.1) pursuant to a public offering or private placement or otherwise, then, if and to the extent the applicable Net Proceeds are not required to be applied to the payment of obligations of the Parent Borrower or the other borrowers under the Senior ABL Facility as in effect on the date hereof, the Parent Borrower shall, in accordance with Section 4.4(d), prepay the Loans and cash collateralize the L/C Obligations in an amount equal to 100% of the Net Proceeds thereof minus the portion of such Net Proceeds applied (to the extent Parent or any of its Subsidiaries is required by the terms thereof) to prepay, repay or purchase other Indebtedness that is pari passu with the Obligations on a pro rata basis with the Loans, in each case with such prepayment to be made on or before the third Business Day following the date of receipt of any such Net Proceeds.  Nothing in this paragraph (b) shall limit the rights of the Agents and the Lenders set forth in Section 9.

(c)           The Parent Borrower shall give notice to the Administrative Agent of any mandatory prepayment of the Loans pursuant to Section 4.4(b) (and in any event within five Business Days) upon becoming obligated to make such prepayment.  Such notice shall state that the Parent Borrower is offering to make or will make such mandatory prepayment (i) in the case of mandatory prepayments pursuant to Section 4.4(b)(i), on or before the date specified in Section 8.4(b) and (ii) in the case of mandatory prepayments pursuant to Section 4.4(b)(ii), on or before the date specified in Section 4.4(b)(ii) (each, a “Prepayment Date”).  Once given, such notice shall be irrevocable and all amounts subject to such notice shall be due and payable on the Prepayment Date (except as otherwise provided in the last sentence of this Section 4.4(c)).  Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Lender of the prepayment and the Prepayment Date.  The Parent Borrower (in its sole discretion) may give each Lender the option (in its sole discretion) to elect to decline any such prepayment by giving notice of such election in writing to the Administrative Agent by 11:00 A.M., New York City time, on the date that is three Business Days prior to the Prepayment Date.  Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Parent Borrower of such election.  Any amount so declined by any Lender may, at the option of the Parent Borrower, be applied to pay or prepay Indebtedness, including any Senior Notes, or otherwise be retained by the Parent Borrower and its Subsidiaries or applied by the Parent Borrower or any of its Subsidiaries in any manner not inconsistent with this Agreement.

(d)           Prepayments pursuant to Section 4.4(b) shall be applied, first, to prepay Term Loans then outstanding and second, to cash collateralize any outstanding L/C Obligations in an amount equal to 100% of such outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent.  Prepayments of Tranche B Term Loans pursuant to Section 4.4(b) shall be applied pro rata to the respective installments of principal thereof, provided that notwithstanding the foregoing, any such partial prepayment may, at the option of the Parent Borrower, be first allocated to the Term Loans pro rata based upon the aggregate amount of the installments thereof due in the next twelve months and then the remainder of such partial prepayment shall be allocated and applied as set forth above.

(e)           Amounts prepaid on account of Term Loans pursuant to Section 4.4(a) or 4.4(b) may not be reborrowed.

(f)            Notwithstanding the foregoing provisions of this Section 4.4, if at any time any prepayment of the Loans pursuant to Section 4.4(a) or 4.4(b) would result, after giving effect to the procedures set forth in this Agreement, in the Parent Borrower incurring breakage costs under Section 4.12 as a result of Eurocurrency Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the Parent Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid), to be held as security for the obligations of the Parent Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans (or such earlier date or dates as shall be requested by the Parent Borrower); provided that, such unpaid Eurocurrency Loans shall continue to bear interest in accordance with Section 4.1 until such unpaid Eurocurrency Loans or the related portion of such Eurocurrency Loans have or has been prepaid.

(g)           Upon at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Parent Borrower shall have the right, without premium or penalty, on any day, permanently to reduce the Letter of Credit Commitments and/or the L/C Participations, in whole or in part, provided that (A) any partial reduction pursuant to this Section 4.4(g) shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount and (B) after giving effect to a reduction of the L/C Participations and to any cancellation or cash collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Letter of Credit Exposures shall not exceed the Total Credit Linked Deposit, and provided further that unless the Total Credit Linked Deposits (after giving effect to such reduction under this Section 4.4(g)) equal or exceed the excess of the L/C Obligations over any drawings under Letters of Credit to which Credit Linked Deposits have been applied in accordance with Section 3.2(c), the Parent Borrower shall not have the right to cash collateralize Letters of Credit in connection with such reduction without the consent of each Issuing Lender (such consent not to be unreasonably withheld or delayed).  Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Parent Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  In the event the L/C Participations shall be reduced as provided in the second preceding sentence, the Administrative Agent shall reduce the Total Credit Linked Deposits in a corresponding amount, and return all amounts in the Credit Linked Deposit Account in excess of the reduced Total Credit Linked Deposit to the L/C Participants ratably in accordance with their Letter of Credit Percentage of the Total Credit Linked Deposit (as determined immediately prior to such reduction).

(h)           On the Springing Maturity Date, if the sum of the aggregate principal amount of the Senior Dollar 2014 Notes then outstanding and the Dollar Equivalent of the aggregate principal amount of Senior Euro 2014 Notes then outstanding exceeds $500,000,000, then on such date the Parent Borrower shall make payment in full of the Loans and any other amounts then due and owing to any Lender or any Agent hereunder and cash collateralize the L/C Obligations on terms reasonably satisfactory to the Administrative Agent.

(i)            Discounted Term Loan Prepayments.  Notwithstanding anything in any Loan Document to the contrary, the Parent Borrower may prepay the outstanding Term Loans on the following basis:

(i)            Right to Prepay.  The Parent Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, a Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 4.4(i); provided that (x) at the time of such Discounted Term Loan Prepayment, after giving effect thereto, Total Liquidity is equal to or greater than $500,000,000, (y) the Parent Borrower shall not initiate any action under this Section 4.4(i) in order to make a Discounted Term Loan Prepayment unless (1) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Parent Borrower on the applicable Discounted Prepayment Effective Date; or (2) at least 3 Business Days shall have passed since the date the Parent Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Parent Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.  Any Term Loans prepaid pursuant to this Section 4.4(i) shall be immediately and automatically cancelled.

(ii)           Borrower Offer of Specified Discount Prepayment.  (1)  The Parent Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with 3 Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Parent Borrower, to each Tranche B Term Lender or to each Tranche B Term

Lender and to each Additional Lender of one or more Incremental Term Loans on a Tranche by Tranche basis, (II) any such offer shall specify the aggregate Outstanding Amount offered to be prepaid (the “Specified Discount Prepayment Amount”), the Tranches of Term Loans subject to such offer and the specific percentage discount to par value (the “Specified Discount”) of the Outstanding Amount of such Loans to be prepaid, (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $500,000, and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date.  The Administrative Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Administrative Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date designated by the Administrative Agent and approved by the Parent Borrower) (the “Specified Discount Prepayment Response Date”).

(2)           Each relevant Lender receiving such offer shall notify the Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Outstanding Amount and Tranches of Term Loans to be prepaid at such offered discount.  Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable.  Any Lender whose Specified Discount Prepayment Response is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept such Borrower Offer of Specified Discount Prepayment.

(3)           If there is at least one Discount Prepayment Accepting Lender, the Parent Borrower will make prepayment of outstanding Term Loans pursuant to this paragraph (ii) to each Discount Prepayment Accepting Lender in accordance with the respective Outstanding Amount and Tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (2); provided that, if the aggregate Outstanding Amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective Outstanding Amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the Parent Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”).  The Administrative Agent shall promptly, and in any case within 3 Business Days following the Specified Discount Prepayment Response Date, notify (I) the Parent Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate Outstanding Amount and the Tranches of all Term Loans to be prepaid at the Specified Discount on such date, and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the Outstanding Amount, Tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date.  Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Parent Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Parent Borrower shall be due and payable by the Parent Borrower on the Discounted Prepayment Effective Date in accordance with paragraph (vi) below (subject to paragraph (x) below).

(iii)          Borrower Solicitation of Discount Range Prepayment Offers.  (1)  The Parent Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with 3 Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Parent Borrower, to each Tranche B Term Lender or to each Tranche B Term Lender and to each Additional Lender of one or more Incremental Term Loans on a Tranche by Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the relevant Term Loans that the Parent Borrower is willing to prepay at a discount (the “Discount Range Prepayment Amount”), the Tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the Outstanding Amount of such Term Loans willing to be prepaid by the Parent Borrower, (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $500,000, and (IV) each such solicitation by the Parent Borrower shall remain outstanding through the Discount Range Prepayment Response Date.  The Administrative Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Administrative Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (or such later date as may be designated by the Administrative Agent and approved by the Parent Borrower) (the “Discount Range Prepayment Response Date”).  Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans such Lender is willing to have prepaid at the Submitted Discount (the “Submitted Amount”).  Any Term Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)           The Administrative Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Parent Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this paragraph (iii).  The Parent Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Administrative Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par being referred to as the “Applicable

Discount”) which yields a Discounted Term Loan Prepayment in an aggregate Outstanding Amount equal to the lesser of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts.  Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following clause (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3)           If there is at least one Participating Lender, the Parent Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discounted Range Prepayment Amount, prepayment of the Outstanding Amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in consultation with the Parent Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”).  The Administrative Agent shall promptly, and in any case within 3 Business Days following the Discount Range Prepayment Response Date, notify (v) the Parent Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount and Tranches of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate Outstanding Amount and Tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration.  Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Parent Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Parent Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with paragraph (vi) below (subject to paragraph (x) below).

(iv)          Borrower Solicitation of Discounted Prepayment Offers.  (1)  The Parent Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with 3 Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Parent Borrower, to each Tranche B Term Lender or to each Tranche B Term Lender and to each Additional Lender of one or more Incremental Term Loans on a Tranche by Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the Term Loans and the Tranches of Term Loans the Parent Borrower is willing to prepay at a discount (the “Solicited Discounted Prepayment Amount”), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $500,000, and (IV) each such solicitation by the Parent Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date.  The Administrative Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Administrative Agent (or its delegate) by no later than 5:00 p.m., New York time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (or such later date as may be designated by the Administrative Agent and approved by Parent Borrower) (the “Solicited Discounted Prepayment Response Date”).  Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount.  Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount to their par value.

(2)           The Administrative Agent shall promptly provide the Parent Borrower with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date.  The Parent Borrower shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the smallest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that the Parent Borrower is willing to accept (the “Acceptable Discount”), if any.  If the Parent Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Parent Borrower from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Parent Borrower shall submit an Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable Discount.  If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Parent Borrower by the Acceptance Date, the Parent Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)           Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Administrative Agent by the Solicited Discounted Prepayment Response Date, within 3 Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the Parent Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the aggregate Outstanding Amount and the Tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Parent Borrower at the Acceptable Discount in accordance with this Section 4.4(i)(iv).  If the Parent Borrower elects to accept any Acceptable Discount, then the Parent Borrower agrees to accept all Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount.  Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required proration pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”).  The Parent Borrower will prepay outstanding Term Loans pursuant to this paragraph (iv) to each Qualifying Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the Outstanding Amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro-rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Administrative Agent (in consultation with the Parent Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”).  On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (v) the Parent Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Tranches to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate Outstanding Amount and the Tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration.  Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Parent Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to such Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with paragraph (vi) below (subject to paragraph (x) below).

(v)           Expenses.  In connection with any Discounted Term Loan Prepayment, the Parent Borrower and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Parent Borrower in connection therewith.

(vi)          Payment.  If any Term Loan is prepaid in accordance with paragraphs (ii) through (iv) above, the Parent Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date.  The Parent Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in the applicable currency and in immediately available funds not later than 11:00 a.m. (New York time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the Term Loans in inverse order of maturity.  The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date.  Each prepayment of the outstanding Term Loans pursuant to this Section 4.4(i) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable.  The aggregate Outstanding Amount of the Tranches of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate Outstanding Amount of the Tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any

Discounted Term Loan Prepayment.  The Lenders hereby agree that, in connection with a prepayment of Term Loans pursuant to this Section 4.4(i) and notwithstanding anything to the contrary contained in this Agreement, (i) interest in respect of the Loans may be made on a non-pro rata basis among the Lenders holding such Loans to reflect the payment of accrued interest to certain Lenders as provided in this Section 4.4(i)(vi) and (ii) all subsequent prepayments and repayments of the Loans (other than a prepayment pursuant to this Section 4.4(i)) shall be made on a pro rata basis among the respective Lenders based upon the then outstanding principal amounts of the Loans then held by the respective Lenders after giving effect to any prepayment pursuant to this Section 4.4(i) as if made at par.  It is also understood and agreed that prepayments pursuant to this Section 4.4(i) shall not be subject to Section 4.4(a), or, for the avoidance of doubt, Section 11.7(a) or the pro rata allocation requirements of Section 4.8(a)

(vii)         Other Procedures.  To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 4.4(i), established by the Administrative Agent acting in its reasonable discretion and as reasonably agreed by the Parent Borrower.

(viii)        Notice.  Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 4.4(i), each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon the Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix)           Actions of Administrative Agent.  Each of the Parent Borrower and the Lenders acknowledges and agrees that Administrative Agent may perform any and all of its duties under this Section 4.4(i) by itself or through any Affiliate of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent to such Affiliate and the performance of such delegated duties by such Affiliate.  The exculpatory provisions in this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 4.4(i) as well as to activities of the Administrative Agent in connection with any Discounted Term Loan Prepayment provided for in this Section 4.4(i).

(x)            Revocation.  The Parent Borrower shall have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Payment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is so revoked, any failure by such Borrower to make any prepayment to a Lender pursuant to this Section 4.4(i) shall not constitute a Default or Event of Default under Section 9(a) or otherwise).

(xi)           No Obligation.  This Section 4.4(i) shall not (i) require the Parent Borrower to undertake any prepayment pursuant to this Section 4.4(i) or (ii) limit or restrict the

Parent Borrower from making voluntary prepayments of the Loans in accordance with the other provisions of this Agreement.

(j)            Repricing Transactions. If on or prior to the first anniversary of the Closing Date the Parent Borrower (x) makes an optional prepayment in full of the Tranche B Term Loans pursuant to a Repricing Transaction, (y) effects any amendment of this Agreement (including in connection with any refinancing transaction permitted under Section 11.6(h) to replace the Loans or Commitments under any Facility or Tranche) that results in a Repricing Transaction, the Parent Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, (I) in the case of clause (x) above, a prepayment premium of 1.0% of the aggregate principal amount of Tranche B Term Loans being prepaid and (II) in the case of clause (y) above, a prepayment premium of 1.0% of the aggregate principal amount of Tranche B Term Loans outstanding immediately prior to such amendment.  If on or prior to the first anniversary of the Closing Date any Lender is replaced pursuant to Section 11.1(e) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under Section 11.6(h) to replace the Loans or Commitments under any Facility or Tranche) that results in a Repricing Transaction, such Lender (and not any Person who replaces such Lender pursuant to Section 11.1(e)) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium described in the preceding sentence.

4.5           Commitment Fees; Administrative Agent’s Fee; Other Fees.

(a)           The Parent Borrower agrees to pay quarterly in arrears to the Administrative Agent for the account of each applicable Lender (other than a Defaulting Lender) that is a L/C Participant a fee in respect of such Lender’s Credit Linked Deposits (the “Credit Linked Prefunded L/C Commitment Fees”), on each L/C Fee Payment Date for the period from and including the Closing Date to but excluding the date on which such Credit Linked Deposit is returned to such Lender, computed at the per annum rate for each date equal to (A) the sum of (i) the Applicable Margin for Eurocurrency Loans and (ii) the excess (if any) of 1.00% over the Eurocurrency Base Rate times (B) the average daily amount of such Credit Linked Deposit.  The Credit Linked Prefunded L/C Commitment Fees shall be nonrefundable and shall be payable in Dollars, notwithstanding that a Letter of Credit may be denominated in the Designated Foreign Currency.  In respect of a Letter of Credit denominated in the Designated Foreign Currency, such fees shall be converted into Dollars at the Spot Rate of Exchange.

(b)           The Parent Borrower agrees to pay to the Administrative Agent and the Other Representatives any fees in the amounts and on the dates previously agreed to in writing pursuant to the Fee Letters by the Parent Borrower, the Other Representatives and the Administrative Agent in connection with this Agreement.

4.6           Computation of Interest and Fees.

(a)           Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Prime Rate shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of each determination of a Eurocurrency Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Parent Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Parent Borrower or any Lender, deliver to the Parent Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Section 4.1, excluding any Eurocurrency Base Rate which is based upon the BBA LIBOR Settlement Rates Page and any ABR Loan which is based upon the Prime Rate.

4.7           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Parent Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Rate”) for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Parent Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (a) any Eurocurrency Loans the rate of interest applicable to which is based on the Affected Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans (to the extent otherwise permitted by Section 4.2) and (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be converted to or continued as ABR Loans (to the extent otherwise permitted by Section 4.2).

4.8           Pro Rata Treatment and Payments.

(a)           Subject to the limitations on non-pro rata payments in clause (i)(C)(II) of the proviso to the first sentence of Section 2.9(c) and clause (b) of the proviso in Section 2.10(c), each payment (including each prepayment, but excluding payments made pursuant to Sections 2.10, 4.9, 4.10, 4.11, 4.13(d) or 11.1(e)) by the Parent Borrower on account of principal of and interest on any Tranche of Loans (other than (x) any payments pursuant to Section 4.4(b) to the extent declined by any Lender in accordance with Section 4.4(c) and (y) any payments pursuant to Section 4.4(i) which shall be allocated as set forth in Section 4.4(i)) shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Tranche then held by the respective Lenders (or as otherwise provided in the applicable Incremental Commitment Amendment or Extension Amendment, if applicable).  All payments (including prepayments) to be made by the Parent Borrower hereunder, whether on account of principal, interest, fees, Reimbursement Amounts or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders holding the relevant Loan or the L/C Participants, as the case may be, at the Administrative Agent’s office specified in Section 11.2, in Dollars or, in the case of L/C Obligations denominated in the Designated Foreign Currency, the Designated Foreign Currency and, whether in Dollars or the Designated Foreign Currency, in immediately available funds.  Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day.  The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day.  If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to such Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Parent Borrower in respect of such borrowing a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate as quoted by the Administrative Agent for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 4.8 shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Parent Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand, from the Parent Borrower and (y) then the Parent Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available.

4.9           Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Parent Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested (to the extent otherwise permitted by Section 4.2), (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law (to the extent otherwise permitted by Section 4.2) and (d) such Lender’s Loans then outstanding as Affected Loans, if any, not otherwise permitted to be converted to ABR Loans by Section 4.2 shall, upon notice to the Parent Borrower, be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law).  If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Parent Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.12.

4.10         Requirements of Law.

(a)           If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i)            shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any L/C Request, or any Eurocurrency Loans made or maintained by it or its obligation to make or maintain Eurocurrency Loans, or change the basis of taxation of payments to such Lender in respect thereof in each case, except for Non-Excluded Taxes and taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch profits taxes (in the case of such capital, net worth or branch profits taxes, imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof;

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(iii)          shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining

Eurocurrency Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Parent Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Parent Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans or Letters of Credit, provided that, in any such case, the Parent Borrower may elect to convert the Eurocurrency Loans made by such Lender hereunder to ABR Loans (to the extent, in the case of Eurocurrency Loans, such Eurocurrency Loans are denominated in Dollars and, in all cases, to the extent such Loans are permitted by Section 4.2) by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Parent Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Section 4.10(a) and such amounts, if any, as may be required pursuant to Section 4.12.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.10, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this Section 4.10 submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Parent Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction.  Such a certificate as to any additional amounts payable pursuant to this Section 4.10 submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c)           Notwithstanding anything to the contrary this Section 4.10, no Borrower shall be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above, to the extent such additional cost or reduction is attributable, directly or indirectly, to the application of, compliance with or implementation of specific capital adequacy requirements or new methods of calculating capital adequacy, including any part or “pillar” (including Pillar 2 (“Supervisory Review Process”)), of the International Convergence of Capital Measurement Standards: a Revised Framework, published by the Basel Committee on Banking Supervision in June 2004, or any implementation, adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation, or otherwise.  In addition, the Parent Borrower shall not be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above unless such Lender delivers a certificate from a senior officer of such Lender certifying to the Parent Borrower that the request therefor is being made, and the method of calculation of the amount so requested is being applied, consistently with such Lender’s treatment of a majority of its customers in connection with similar transactions affected by the relevant adoption or change in a Requirement of Law.

4.11         Taxes.

(a)           Except as provided below in this Section 4.11 or as required by law, all payments made by the Parent Borrower and the Administrative Agent and any Issuing Lender under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Taxes”), excluding Taxes measured by or imposed upon the overall net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed:  (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes.  If any such non-excluded Taxes (“Non-Excluded Taxes”) are required to be withheld from any amounts payable by the Parent Borrower or any Agent to the Administrative Agent or any Lender hereunder or under any Notes, the amounts so payable by the Parent Borrower shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Parent Borrower and the Administrative Agent shall be entitled to deduct and withhold, and shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by the Parent Borrower or any Agent to, or for the account of, any such Agent or Lender, shall not be increased (v) with respect to any Non-Excluded Taxes imposed by the Federal Republic of Germany or any political subdivision or taxing authority thereof or therein on or with respect to the Credit Linked

Deposit Account or the Credit Linked Deposits or any earnings on any of the foregoing or any payment therefrom or (w) if such Agent or Lender fails to comply with the requirements of paragraphs (b) or (c) of this Section 4.11 or (x) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent becomes an Agent hereunder or such Lender becomes a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (such change, at such time, a “Change in Law”) or (y) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a Change in Law or (z) with respect to any Non-Excluded Taxes arising under Sections 1471 through 1474 of the Code (or any amended or successor provisions that are substantially comparable), and any regulations promulgated thereunder or official interpretations thereof (“FATCA”).  Whenever any Non-Excluded Taxes are payable by the Parent Borrower, as promptly as possible thereafter the Parent Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Parent Borrower showing payment thereof.  If the Parent Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Parent Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this Section 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)           Each Agent and each Lender, in each case that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall:

(W)         (i)  on or before the date of any payment by the Parent Borrower under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Parent Borrower and the Administrative Agent (A) two duly completed copies of Internal Revenue Service Form W-8BEN (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8EXP or Form W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes, (B) in the case of the Administrative Agent, also deliver two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Parent Borrower to be treated as a U.S. person with respect to such payments (and the Parent Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments), with the effect that the Parent Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States and (C) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(ii)           deliver to the Parent Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Parent Borrower; and

(iii)          obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Parent Borrower or the Administrative Agent; or

(X)          in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,

(i)            represent to the Parent Borrower and the Administrative Agent that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code;

(ii)           deliver to the Parent Borrower on or before the date of any payment by the Parent Borrower, with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit C (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes (and shall also deliver to the Parent Borrower and the Administrative Agent two further copies of such form or certificate on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by the Parent Borrower or the Administrative Agent for filing and completing such forms or certificates); and

(iii)          deliver, to the extent legally entitled to do so, upon reasonable request by the Parent Borrower, to the Parent Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (ii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Parent Borrower) which would be imposed on such Lender of complying with such request; or

(Y)           in the case of any such Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(i)            on or before the date of any payment by the Parent Borrower under this Agreement or any Notes to, or for the account of, such Lender, deliver to the Parent Borrower and the Administrative Agent two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the Parent Borrower and the Administrative Agent that such Lender is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and (II) also deliver to the Parent Borrower and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. Withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and

(A)          with respect to each beneficiary or member of such Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the Parent Borrower and the Administrative Agent (I) two duly completed copies of United States Internal Revenue Service Form W-8BEN (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI, Form W-8EXP or Form W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

(B)           with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the Parent Borrower and the Administrative Agent that such beneficiary or member is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and (II) also deliver to the Parent Borrower and the Administrative Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes;

(ii)           deliver to the Parent Borrower and the Administrative Agent two further copies of any such forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by the Parent Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(iii)          deliver, to the extent legally entitled to do so, upon reasonable request by the Parent Borrower, to the Parent Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender (or beneficiary or member) to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Parent Borrower) which would be imposed on such Lender (or beneficiary or member) of complying with such request; or

(Z) unless otherwise furnished pursuant to clauses (W) or (Y), in the case of any such Lender that is an Issuing Lender or L/C Participant,

(i)            on or before the date of any payment by the Parent Borrower under this Agreement or any Notes to, or for the account of, such Issuing Lender or L/C Participant, deliver to the Parent Borrower and the Administrative Agent (A) two accurate and complete original signed copies of Internal Revenue Service W8BEN (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8EXP or Form W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes, (B) in the case of an Issuing Lender or L/C Participant that is a non-U.S. intermediary or flow-through entity for U.S federal income tax purposes, two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY (with withholding statement), or successor applicable form, and, with respect to each beneficiary or member of such Issuing Lender or L/C Participant, two accurate and complete original signed copies of one of the forms described in the preceding clause (A) or of Internal Revenue Service Form W-9, or successor form, certifying that such beneficiary or member is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and that such beneficiary or member is entitled to a complete exemption from United States backup withholding tax or (C) in the case such Person qualifies as a Qualified L/C Participant pursuant to clause (v) of the definition thereof, the forms or statements described in such definition;

(ii)           deliver to the Parent Borrower and the Administrative Agent two further copies of any such forms or statements referred to above on or before the date any such form or statement expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form or statement, and obtain such extensions of time reasonably requested by the Parent Borrower or the Administrative Agent for filing and completing such forms and statements; and

(iii)          deliver, to the extent legally entitled to do so, upon reasonable request by the Parent Borrower, to the Parent Borrower and the Administrative Agent such other forms, certificates or certifications as may be reasonably required in order to establish the legal entitlement of such Issuing Lender or L/C Participant (or beneficiary or member thereof) to an exemption from withholding with respect to payments under this Agreement and any Notes, provided, that in determining the reasonableness of a request under this clause (iii) such Issuing Lender or L/C Participant shall be entitled to consider the cost (to the extent unreimbursed by the Parent Borrower) which would be imposed on such Issuing Lender or L/C Participant (or beneficiary or member) of complying with such request;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder (or a beneficiary or member in the circumstances described in clause (Y) or (Z) above, if later) which renders all such forms or statements inapplicable or which would prevent such Lender (or such beneficiary or member) from duly completing and delivering any such form or statement with respect to it and such Lender so advises the Parent Borrower and the Administrative Agent.

(c)           Each Lender and each Agent, in each case that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, shall on or before the date of any payment by the Parent Borrower under this Agreement or any Notes to such Lender or Agent, deliver to the Parent Borrower and the Administrative Agent two duly completed copies of Internal Revenue Service Form W-9, or successor form, certifying that such Lender or Agent is a United States Person (within the meaning of Section 7701(a)(30) of the Code) and that such Lender or Agent is entitled to a complete exemption from United States backup withholding tax.

(d)           If a payment made to a Lender or Agent hereunder may be subject to U.S. federal withholding tax under FATCA, such Lender or Agent shall deliver to the Parent Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent to comply with its withholding obligations, to determine that such Lender or Agent has complied with such Lender’s or Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

4.12         Indemnity.  The Parent Borrower agrees to indemnify each Lender and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Parent Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Parent Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Parent Borrower in making any prepayment or conversion of Eurocurrency Loans after the Parent Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans or the conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market.  If any Lender becomes entitled to claim any amounts under the indemnity contained in this Section 4.12, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any indemnification pursuant to this Section 4.12 submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.13         Certain Rules Relating to the Payment of Additional Amounts.

(a)           Upon the request, and at the expense of the Parent Borrower, each Lender to which the Parent Borrower is required to pay any additional amount pursuant to Section 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Parent Borrower the opportunity to contest, and reasonably cooperate with the Parent Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford the Parent Borrower the opportunity to so contest unless the Parent Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) the Parent Borrower shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Parent Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing, no Lender shall be required to afford the Parent Borrower the opportunity to contest, or cooperate with the Parent Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender, in its sole discretion in good faith, determines that to do so would have an adverse effect on it.

(b)           If a Lender changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under Section 9(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Parent Borrower to become obligated to pay any additional amount under Section 4.10 or 4.11, the Parent Borrower shall not be obligated to pay such additional amount.

(c)           If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by the Parent Borrower pursuant to Section 4.10 or 4.11, such Lender shall promptly notify the Parent Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Parent Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d)           If the Parent Borrower shall become obligated to pay additional amounts pursuant to Section 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Section 4.10 or 4.11, the Parent Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Parent Borrower to purchase the affected Loan or L/C Participation, as the case may be, in whole or in part, at in the case of Loans an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) upon notice to the Administrative Agent, to prepay the affected Loan (or reduce or terminate the L/C Participation of the affected Lender), in whole or in part, subject to Section 4.12, without premium or penalty (and in the case of any reduction or termination of such L/C Participation, the Administrative Agent shall reduce the Credit Linked Deposit of the affected Lender in a corresponding amount and return such amount of such Credit Linked Deposit to the affected Lender provided that, after giving effect to such reduction and to any cancellation or cash collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Letter of Credit Exposures shall not exceed the Total Credit Linked Deposit, and provided further that unless the Total Credit Linked Deposits equal or exceed the excess of the L/C Obligations over any drawings under Letters of Credit to which Credit Linked Deposits have been applied in accordance with Section 3.2(c), the Parent Borrower shall not have the right to cash collateralize Letters of Credit in connection with such reduction or termination without the consent of each Issuing Lender (such consent not to be unreasonably withheld or delayed)).  In the case of the substitution of a Lender, the Parent Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Section 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Section 11.6(b) in connection with such assignment shall be paid by the Parent Borrower or the substitute Lender.  In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid.  In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the Parent Borrower shall first pay the affected Lender any additional amounts owing under Sections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Section 4.13) prior to such substitution or prepayment.  In the case of the substitution of a Lender, if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Parent Borrower owing to such replaced Lender relating to the Loans and L/C Participations so assigned shall be paid in full by the assignee Lender to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Parent Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

(e)           If any Agent or any Lender receives a refund directly attributable to taxes for which the Parent Borrower has made additional payments pursuant to Section 4.10(a) or 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Parent Borrower; provided, however, that the Parent Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f)            The obligations of any Agent, Lender or Participant under this Section 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

SECTION 5.           REPRESENTATIONS AND WARRANTIES.  To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, the Parent Borrower hereby represents and warrants, on the Closing Date, and on every Borrowing Date thereafter to the Administrative Agent and each Lender that:

5.1           Financial Condition.

(a)           The audited consolidated balance sheets of the Parent Borrower and its consolidated Subsidiaries as of December 31, 2008, December 31, 2009 and December 31, 2010 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by unqualified reports from PricewaterhouseCoopers LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of the Parent Borrower and its consolidated Subsidiaries.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of the Parent Borrower, and disclosed in any such schedules and notes, and subject to the omission of footnotes from such unaudited financial statements).  During the period from December 31, 2010, to and including the Closing Date, except in connection with the consummation of the Transactions or as permitted by the Predecessor Term Loan Credit Agreement, there has been no sale, transfer or other disposition by the Parent Borrower and its consolidated Subsidiaries of any material part of the business or property of the Parent Borrower and its consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Parent Borrower and its consolidated Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

5.2           No Change; Solvent.  Since December 31, 2010, except as and to the extent disclosed on Schedule 5.2, (a) there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the making of the Extensions of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the transactions contemplated hereby) and (b) except in connection with the Transactions or as otherwise permitted by the Predecessor Term Loan Credit Agreement or by this Agreement and each other Loan Document, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Parent Borrower, nor has any of the Capital Stock of the Parent Borrower been redeemed, retired, purchased or otherwise acquired for value by the Parent Borrower or any of its Subsidiaries.  As of the Closing Date, after giving effect to the consummation of the transactions described in preceding clauses (i) through (iii) in clause (a) above, the Parent Borrower is Solvent.

5.3           Corporate Existence; Compliance with Law.  Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation, partnership or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4           Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Parent Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Parent Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement, any Notes and the L/C Requests.  No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of the Parent Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Parent Borrower and its Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (d) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.  This Agreement has been duly executed and delivered by the Parent Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party.  This Agreement constitutes a legal, valid and binding obligation of the Parent Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5           No Legal Bar.  The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

5.6           No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against Holdings, the Parent Borrower or any Restricted Subsidiary or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7           No Default.  Neither the Parent Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would be reasonably expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

5.8           Ownership of Property; Liens.  Each of the Parent Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Permitted Liens.  Except for the Excluded Properties, the Mortgaged Properties described on Schedule 5.8 together constitute all the material real properties owned in fee by the Loan Parties as of the Closing Date.

5.9           Intellectual Property.  The Parent Borrower and each of its Restricted Subsidiaries owns, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, service marks (and applications therefor), trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.  Except as provided on Schedule 5.9, no claim has been asserted and is pending by any Person against the Parent Borrower or any of its Restricted Subsidiaries challenging or questioning the use of any such Intellectual Property, or the validity or effectiveness of any such Intellectual Property, nor does the Parent Borrower know of any such claim, and, to the knowledge of the Parent Borrower, the use of such Intellectual Property by the Parent Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which, in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.10         No Burdensome Restrictions.  Neither the Parent Borrower nor any of its Subsidiaries is in violation of any Requirement of Law or Contractual Obligation of or applicable to the Parent Borrower or any of its Restricted Subsidiaries that would be reasonably expected to have a Material Adverse Effect.

5.11         Taxes.  To the knowledge of the Parent Borrower, each of Holdings, the Parent Borrower and its Restricted Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns which are required to be filed and has paid (a) all Taxes shown to be due and payable on such returns and (b) all Taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including the Mortgaged Properties) and all other Taxes imposed on it or any of its property by any Governmental Authority (other than any (i) Taxes with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Parent Borrower or its Restricted Subsidiaries, as the case may be); and no tax Lien has been filed, and no claim is being asserted, with respect to any such Taxes.

5.12         Federal Regulations.  No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including, without limitation, Regulation T, Regulation U or Regulation X of the Board.  If requested by any Lender or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

5.13         ERISA.

(a)           During the five (5) year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (vi) or (viii) of this Section 5.13(a), as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect:  (i) a Reportable Event; (ii) any failure to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA); (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) any Underfunding with respect to any Single Employer Plan; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (viii) any liability of the Parent Borrower or any Commonly Controlled Entity under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (ix) the Reorganization or Insolvency of any Multiemployer Plan; or (x) any transactions that resulted or could reasonably be expected to result in any liability to the Parent Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.

(b)           With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect:  (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Parent Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) with respect to the assets of any Foreign Plan (other than individual claims for the payment of benefits) (A) any facts that, to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and (B) any pending or threatened disputes that, to the knowledge of the Parent Borrower or any of its Subsidiaries, would reasonably be expected to result in a material liability to the Parent Borrower or any of its Restricted Subsidiaries; and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.14         Collateral.  Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement and the Mortgages will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  When (a) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, (c) all Deposit Accounts, Electronic Chattel Paper and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the UCC) are under the “control” of the Collateral Agent or the Administrative Agent, as agent for the Collateral Agent and as directed by the Collateral Agent and (d) the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 7 thereto (if any)) with respect to such pledgor or mortgagor (as applicable).  Notwithstanding any other provision of this Agreement, capitalized terms which are used in this Section 5.14 and not defined in this Agreement are so used as defined in the applicable Security Document.

5.15         Investment Company Act; Other Regulations.  The Parent Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act.  The Parent Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

5.16         Subsidiaries.  Schedule 5.16 sets forth all the Subsidiaries of Holdings at the Closing Date, the jurisdiction of their incorporation and the direct or indirect ownership interest of Holdings therein.

5.17         Purpose of Loans.  The proceeds of the Tranche B Term Loans shall not be used by the Parent Borrower for any purpose other than to refinance amounts outstanding under the Predecessor Term Loan Credit Agreement and to finance the working capital and business requirements of, and for general corporate purposes of, the Parent Borrower and its Subsidiaries.

5.18         Environmental Matters.  Other than as disclosed on Schedule 5.18 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a)           The Parent Borrower and its Restricted Subsidiaries:  (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereto.

(b)           Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Parent Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Parent Borrower’s planned or continued operations, or (iii) impair the fair saleable value of any real property owned by the Parent Borrower or any of its Restricted Subsidiaries that is part of the Collateral.

(c)           There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent Borrower or any of its Restricted Subsidiaries is, or, to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries, is reasonably likely to be, named as a party that is pending or, to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries, threatened.

(d)           Neither the Parent Borrower nor any of its Restricted Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

(e)           Neither the Parent Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.19         No Material Misstatements.  The written information (including the Confidential Information Memorandum), reports, financial statements, exhibits and schedules concerning the Loan Parties furnished by or on behalf of the Parent Borrower to the Administrative Agent, the Other Representatives and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state, as of the Closing Date, any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Parent Borrower and its Restricted Subsidiaries taken as a whole.  It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about Parent Borrower’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.20         Labor Matters.  There are no strikes pending or, to the knowledge of the Parent Borrower, reasonably expected to be commenced against the Parent Borrower or any of its Restricted Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  The hours worked and payments made to employees of the Parent Borrower and each of its Restricted Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

5.21         Insurance.  Schedule 5.21 sets forth a complete and correct listing of all insurance that is (a) maintained by the Loan Parties and (b) material to the business and operations of the Parent Borrower and its Restricted Subsidiaries taken as a whole maintained by Restricted Subsidiaries other than Loan Parties, in each case as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

5.22         Anti-Terrorism.  As of the Closing Date, the Parent Borrower and its Restricted Subsidiaries are in compliance with the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.           CONDITIONS PRECEDENT.

6.1           Conditions to Initial Extension of Credit.  This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a)           Loan Documents.  The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender:

(i)            this Agreement, executed and delivered by a duly authorized officer of the Parent Borrower;

(ii)           the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Holdings, the Parent Borrower and each Domestic Subsidiary (other than any Excluded Subsidiary) and an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party (other than any Excluded Subsidiary);

(iii)          each of the Mortgages, executed and delivered by a duly authorized officer of the Loan Party signatory thereto; and

(iv)          the Intercreditor Agreement, executed and delivered by a duly authorized officer of each party thereto.

(b)           Outstanding Indebtedness.  All principal accrued and unpaid interest, and other amounts then due and owing under the Predecessor ABL Credit Agreement and the Predecessor Term Loan Credit Agreement shall have been or shall substantially contemporaneously be, paid in full and all commitments thereunder shall have been, or shall substantially contemporaneously be, terminated, and any Liens on the Collateral granted by any Loan Party to secure such obligations shall have been, or shall substantially contemporaneously be, terminated and released.

(c)           Financial Information.  The Administrative Agent shall have received (i) audited financial statements of the Parent Borrower for the three fiscal years ended December 31, 2010 certified by the Parent Borrower’s independent registered public accountants, (ii) unaudited financial statements for the Parent Borrower for the most recent interim quarter for which financial statements are available (but in no event for a period ended less than 45 days prior to the Closing Date), and (iii)  annual projections of the operating budget and cash flow budget (including related consolidated balance sheets, income statements and statements of cash flows) of the Parent Borrower and its Subsidiaries covering the period from the Closing Date through the fiscal year ended December 31, 2013.

(d)           Governmental Approvals and/or Consents.  All loans to the Parent Borrower (and all guarantees thereof and security therefor) shall be in substantial compliance in all material respects with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board.  The Administrative Agent shall have received a certificate of a Responsible Officer of the Parent Borrower stating that all other consents, authorizations, notices and filings referred to in Schedule 5.4 are in full force and effect or have the status described therein, and the Administrative Agent shall have received evidence thereof reasonably satisfactory to it.

(e)           Lien Searches.  The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, of the UCC, judgment and tax lien filings which have been filed with respect to personal property of Holdings, the Parent Borrower and their respective Subsidiaries in any of the jurisdictions set forth in Schedule 6.1(e), and the results of such search shall not reveal any liens other than Liens permitted by Section 8.2.

(f)            Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i)            the executed legal opinion of Debevoise & Plimpton LLP, special New York counsel to each of Holdings, the Parent Borrower and the other Loan Parties, substantially in the form of Exhibit D-1;

(ii)           the executed legal opinion of Richards, Layton and Finger PA, special Delaware counsel to each of Holdings, the Parent Borrower and certain other Loan Parties, substantially in the form of Exhibit D-2;

(iii)          the executed legal opinion of Richard J. Frecker, Assistant General Counsel to the Parent Borrower, substantially in the form of Exhibit D-3; and

(iv)          the executed legal opinions of special local counsel in the jurisdictions set forth in Schedule 6.1(f) with respect to collateral security matters in connection with the Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent.

(g)           Closing Certificate.  The Administrative Agent shall have received a certificate from each Loan Party, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments.

(h)           Perfected Liens.  The Collateral Agent shall have obtained a valid security interest in the Collateral (with the priority contemplated in the applicable Security Documents); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens.

(i)            Pledged Stock; Stock Powers; Pledged Notes; Endorsements; Initial Transaction Statements.  The Collateral Agent shall have received, or substantially contemporaneously shall receive:

(i)            the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii)           the promissory notes representing each of the Pledged Notes under (and as defined in) the Guarantee and Collateral Agreement, duly endorsed as required by the Guarantee and Collateral Agreement.

(j)            Title Insurance Policy.  The Collateral Agent shall have received in respect of each of the Mortgaged Properties an irrevocable written commitment to issue a mortgagee’s title policy (or policies) or marked up unconditional binder for such insurance dated the Closing Date.  Each such policy shall (i) be in the amount set forth with respect to such policy on Schedule 6.1(j); (ii) insure that the Mortgage insured thereby creates a valid first Lien on the Mortgaged Property encumbered thereby free and clear of all defects and encumbrances, except those permitted by Sections 7.9 and 8.2 and such as may be approved by the Collateral Agent; (iii) name the Collateral Agent for the benefit of the Lenders as the insured thereunder; (iv) be in the form of an ALTA Loan Policy; (v) contain such endorsements and affirmative coverage as reasonably agreed to by the Collateral Agent and the Parent Borrower; and (vi) be issued by First American Title Insurance Company or any other title companies reasonably satisfactory to the

Collateral Agent (with any other reasonably satisfactory title companies acting as co-insurers or reinsurers, at the option of the Collateral Agent).  The Collateral Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid or other reasonably satisfactory arrangements have been made.  The Collateral Agent shall have also received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in this Section 6.1(j) and a copy, certified by such parties as the Collateral Agent may deem reasonably appropriate, of all other documents affecting the property covered by each Mortgage as shall have been reasonably requested by the Collateral Agent.

(k)           Fees.  The Agents and the Lenders shall have received all fees and expenses required to be paid or delivered by the Parent Borrower to them on or prior to the Closing Date, including the fees referred to in Section 4.5.

(l)            Corporate Proceedings of the Loan Parties.  The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified (except as any later such resolution may modify any earlier such resolution), revoked or rescinded and are in full force and effect.

(m)          Incumbency Certificates of the Loan Parties.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

(n)           Governing Documents.  The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

(o)           Insurance.  The Parent Borrower shall have used reasonable best efforts to ensure that the Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 7.5 of this Agreement and Section 5.2.2 of the Guarantee and Collateral Agreement shall have been satisfied.  The Parent Borrower shall have used reasonable best efforts to cause the Administrative

Agent and the other Secured Parties to have been named as additional insured with respect to liability policies and the Collateral Agent to have been named as loss payee with respect to the property insurance maintained by the Parent Borrower and the Subsidiary Guarantors.

(p)           Flood Insurance.  The Parent Borrower shall have delivered to the Administrative Agent a completed Flood Certificate with respect to each Mortgaged Property and, in connection therewith, each such Flood Certificate shall (A) be addressed to the Administrative Agent, (B) state whether the community in which the applicable Mortgaged Property is located participates in the Flood Program, and (C) be signed by the Parent Borrower on the second page thereof if such Flood Certificate states that the subject Mortgaged Property is located in a Flood Zone, which second page constitutes the notice from the Administrative Agent to the Parent Borrower required by Section 208.25 of Regulation H of the Board.

(q)           Absence of Defaults.  There shall not exist any Default or Event of Default.

(r)            Solvency. The Administrative Agent shall have received a certificate of the chief financial officer or, if none, the treasurer, controller, vice president (finance) or other responsible financial officer of the Parent Borrower certifying the solvency of the Parent Borrower and its Subsidiaries on a consolidated basis in customary form (as per the applicable jurisdiction of the Parent Borrower).

(s)           Patriot Act; KYC.  No later than two (2) days prior to the Closing Date, the Administrative Agent shall have received all documentation and other information about the Parent Borrower and the Guarantors that the Administrative Agent has reasonably determined is required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including without limitations the Patriot Act, and that the Administrative Agent has reasonably requested in writing at least five (5) days prior to the Closing.

(t)            Senior ABL Facility.  The Senior ABL Credit Agreement shall have been executed and be in full force and effect on the Closing Date.

The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2           Conditions to Each Other Extension of Credit.  The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including the initial Extension of Credit) is subject to the satisfaction or waiver of the following conditions precedent:

(a)           Representations and Warranties.  Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date;

(b)           No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date

(c)           Borrowing Notice or L/C Request.  With respect to any Borrowing, the Administrative Agent shall have received a notice of such Borrowing as required by Section 2.7 (or such notice shall have been deemed given in accordance with Section 2.7).  With respect to the issuance of any Letter of Credit, the Issuing Lenders shall have received a L/C Request, completed to its satisfaction, and such other certificates, documents and other papers and information as the Issuing Lenders may reasonably request.

Each borrowing of Loans by and Letter of Credit issued on behalf of the Parent Borrower hereunder shall constitute a representation and warranty by the Parent Borrower as of the date of such borrowing or such issuance that the conditions contained in this Section 6.2 have been satisfied (including with respect to the initial Extension of Credit hereunder).

SECTION 7.           AFFIRMATIVE COVENANTS.  The Parent Borrower hereby agrees that, from and after the Closing Date, until payment in full of the Loans, all Reimbursement Amounts and any other amount then due and owing to any Lender or any Agent hereunder and under any Note and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), the Parent Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Restricted Subsidiaries to:

7.1           Financial Statements.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)           as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Parent Borrower ending on or after December 31, 2010, a copy of the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment (it being agreed that the furnishing of the Parent Borrower’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Parent Borrower’s obligation under this Section 7.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit);

(b)           as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of the Parent Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Parent Borrower’s obligations under this Section 7.1(b) with respect to such quarter); and

(c)           all such financial statements delivered pursuant to Section 7.1(a) or (b) to be (and, in the case of any financial statements delivered pursuant to Section 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Section 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to Section 7.1(b), for the absence of certain notes).

7.2           Certificates; Other Information.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)           [Reserved];

(b)           concurrently with the delivery of the financial statements and reports referred to in Sections 7.1(a) and 7.1(b), a certificate signed by a Responsible Officer of each of Holdings and the Parent Borrower stating that, to the best of such Responsible Officer’s knowledge, each of Holdings, the Parent Borrower and their respective Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate;

(c)           as soon as available, but in any event not later than the fifth Business Day following the 120th day after the beginning of fiscal year 2011 of the Parent Borrower, and the 90th day after the beginning of each fiscal year of the Parent Borrower thereafter, a copy of the annual business plan by the Parent Borrower of the projected operating budget (including an annual consolidated balance sheet, income statement and statement of cash flows of the Parent Borrower and its Subsidiaries and including segment information consistent with customary past practices of the Parent Borrower, such practices subject to such adjustments as are reasonable in the good faith determination of the Parent Borrower, each such business plan to be accompanied by a certificate of a Responsible Officer of the Parent Borrower to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions at the time of preparation and delivery thereof;

(d)           within five Business Days after the same are filed, copies of all financial statements and periodic reports which Holdings or the Parent Borrower may file with the SEC or any successor or analogous Governmental Authority;

(e)           within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Holdings or the Parent Borrower may file with the SEC or any successor or analogous Governmental Authority; and

(f)            promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.1 or 7.2 may at the Parent Borrower’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s (or Holdings’ or any Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Parent Borrower may specify by written notice to the Administrative Agent from time to time); or (ii) on which such documents are posted on the Parent Borrower’s (or Holdings’ or any Parent Entity’s) behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

7.3           Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, including taxes, except where (x) the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Parent Borrower or any Restricted Subsidiary, as the case may be, or (y) failure to so pay, discharge or otherwise satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

7.4           Conduct of Business and Maintenance of Existence.  Continue to engage in business of the same general type as conducted by the Parent Borrower and its Subsidiaries on the Closing Date, taken as a whole, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to Section 8.3, provided that any such Restricted Subsidiary shall not be required to preserve, renew, or keep in full force and effect its corporate existence, and the Parent Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5           Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; use commercially reasonable efforts to maintain with financially sound and reputable insurance companies (or any Captive Insurance Subsidiary) insurance on, or self insure, all property material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, all as determined in good faith by the Parent Borrower or such Restricted Subsidiary; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; and ensure that, subject to the Intercreditor Agreement, at all times the Administrative Agent and the other Secured Parties shall be named as additional insureds with respect to liability policies and the Collateral Agent shall be named as loss payee with respect to the property insurance maintained by the Parent Borrower and Subsidiary Guarantor; provided that, (A) unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall turn over to the Parent Borrower any amounts received by it as loss payee under any property insurance maintained by the Parent Borrower or its Subsidiaries (and, for the avoidance of doubt any other proceeds from a Recovery Event), the disposition of such amounts to be subject to the provisions of Section 4.4(b) to the extent applicable, and (B) unless an Event of Default shall have occurred and be continuing, the Collateral Agent agrees that the Parent Borrower and/or the applicable Subsidiary Guarantor shall have the sole right to adjust or settle any claims under such insurance.

(b)           With respect to each property of any Loan Party subject to a Mortgage:

(i)            If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, the Parent Borrower shall maintain or cause to be maintained, flood insurance to the extent required by law.

(ii)           The applicable Loan Party promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Parent Borrower shall not use or permit the use of such property in any manner which would reasonably be expected to result in the cancellation of any insurance policy or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to clause (a) of this Section 7.5.

(iii)          If the Parent Borrower is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ written notice to the Parent Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which such Loan Party had insured such property, and pay the premium or premiums therefore, and the Parent Borrower shall pay to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

(iv)          If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $10,000,000, the Parent Borrower shall give prompt notice thereof to the Administrative Agent.  All insurance proceeds paid or payable in connection with any damage or casualty to any property shall be applied in the manner specified in Section 7.5(a).

7.6           Inspection of Property; Books and Records; Discussions.  Keep proper books of records in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of such entity and its Restricted Subsidiaries, taken as a whole; and permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records (other than (a) all data and information used to calculate any “measurement month average” or (b) any “market value average” or any similar amount, however designated, under or in connection with any financing of Vehicles and/or Rental Equipment and/or other property or assets) and to discuss the business, operations, properties and financial and other condition of such entity and its Restricted Subsidiaries with officers of such entity and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired.

7.7           Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)           as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, the occurrence of any Default or Event of Default;

(b)           as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, any (i) default or event of default under any Contractual Obligation (including with respect to lease obligations in connection with Special Purpose

Financings) of the Parent Borrower or any of its Subsidiaries, other than as previously disclosed in writing to the Lenders, or (ii) litigation, investigation or proceeding which may exist at any time between the Parent Borrower or any of its Subsidiaries and any Governmental Authority that in the case of either clause (i) or (ii) would reasonably be expected to have a Material Adverse Effect;

(c)           as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, the occurrence of any default or event of default under any of the Indentures;

(d)           as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, any litigation or proceeding affecting Holdings or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(e)           the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Parent Borrower or any of its Subsidiaries knows thereof:  (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Parent Borrower or its Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan; (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Parent Borrower or any of its Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which would reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect; or (iii) the first occurrence after the Closing Date of an Underfunding under a Single Employer Plan or Foreign Plan that exceeds 10% of the value of the assets of such Single Employer Plan or Foreign Plan, in each case, determined as of the most recent annual valuation date of such Single Employer Plan or Foreign Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan or Foreign Plan as of such date;

(f)            [Reserved];

(g)           as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, (i) any release or discharge by the Parent Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Parent Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Parent Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

7.8           Environmental Laws.

(a)           (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Borrower or its Restricted Subsidiaries.  For purposes of this Section 7.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower and any such affected Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b)           Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest could not reasonably be expected to give rise to a Material Adverse Effect.

7.9           After-Acquired Real Property and Fixtures.

(a)           With respect to any owned real property (including fixtures thereon), in each case with a purchase price or a fair market value at the time of acquisition of at least $2,000,000, in which any Loan Party acquires ownership rights at any time after the Closing Date (or owned by any Subsidiary that becomes a Loan Party after the Closing Date), promptly grant to the Collateral Agent for the benefit of the applicable Lenders, a Lien of record on all such owned real property and fixtures pursuant to a Mortgage or otherwise upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided that (i) nothing in this Section 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Parent Borrower, any of its Subsidiaries or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this Section 7.9 on any owned real property or fixtures the acquisition of which is financed, or is to be financed, in whole or in part through the incurrence of Indebtedness permitted by Section 8.1(b)(iv), until such Indebtedness is repaid in full (and not refinanced as permitted by Section 8.1) or, as the case may be, the Parent Borrower determines not to proceed with such financing or refinancing.  In connection with any such grant to the Collateral Agent for the benefit of the Lenders, of a Lien of record on any such real property in accordance with this Section 7.9, the Parent Borrower or such other Loan Party shall deliver or cause to be delivered to the Collateral Agent any surveys, title insurance policies, environmental reports and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports and other documents and whether the delivery of such surveys, title insurance policies, environmental reports and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b)           With respect to (i) any Domestic Subsidiary created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary) (ii) any Unrestricted Subsidiary being designated as a Restricted Subsidiary, (iii) any Immaterial Subsidiary that ceases to be such as provided in the definition thereof and (iv) any entity that becomes a Domestic Subsidiary as a result of a transaction pursuant to, and permitted by, Section 8.3 (in each case in clauses (i) through (iv), other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent for the benefit of the Lenders such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest (or second priority security interest in accordance with the terms of the Intercreditor Agreement) (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver to the Collateral Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent corporation of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.

(c)           With respect to any Foreign Subsidiary (other than an Excluded Subsidiary) created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), the Capital Stock of which is owned directly by the Parent Borrower or a Domestic Subsidiary (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request, subject to clause (e) below, promptly (i) execute and deliver to the Collateral Agent a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest (or second priority security interest in accordance with the terms of the Intercreditor Agreement) (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary that is directly owned by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary) (provided that in no event shall more than 65% of the Capital Stock of any such new Foreign Subsidiary be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any non-wholly owned Foreign Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Parent Borrower or any of its Subsidiaries was made therein) and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent corporation of such new Foreign Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein.

(d)           At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents.

(e)           Notwithstanding anything to contrary in this Agreement, (A) no security interest is or will be granted pursuant to any Loan Document or otherwise in any right, title or interest of any of Holdings, the Parent Borrower or any of its Subsidiaries in, and “Collateral” shall not include, any Excluded Asset (as defined in the Guarantee and Collateral Agreement); (B) no Loan Party or any Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (C) nothing in this Section 7.9 shall require that any Loan

Party grant a Lien with respect to any property or assets in which such Subsidiary acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

7.10         Surveys.  Within a reasonable period following the Closing Date, with respect to those Mortgaged Properties (set forth on Schedule 7.10) for which the title policies delivered pursuant to Section 6.1(j) contain the standard “survey exception”, obtain surveys in such form as is sufficient to obtain from the respective title companies endorsements which have the effect of deleting such exceptions.

SECTION 8.           NEGATIVE COVENANTS.  The Parent Borrower hereby agrees that, from and after the Closing Date, until payment in full of the Loans, all Reimbursement Amounts and any other amount then due and owing to any Lender or any Agent hereunder and under any Note and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and each applicable Issuing Lender):

8.1           Limitation on Indebtedness.  (a) The Parent Borrower will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Parent Borrower or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be greater than 2.00:1.00.

(b)           Notwithstanding the foregoing paragraph (a), the Parent Borrower and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)            Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $2,250.0 million, plus (B) the greater of (x) $1,600.0 million and (y) an amount equal to (1) the Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant Section 8.1(b)(ix), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii)           Indebtedness (A) of any Restricted Subsidiary to the Parent Borrower or (B) of the Parent Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Parent Borrower or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

(iii)          (A) Indebtedness evidenced by the Senior Notes (other than the Senior Euro 2014 Notes) in an aggregate principal amount at any time outstanding not exceeding

$2,345,000,000 plus in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing; and Indebtedness evidenced by the Senior Euro 2014 Notes in an aggregate principal amount at any time outstanding not exceeding €215,000,000 plus in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, (B) any Indebtedness (other than the Indebtedness described in clause (ii) above) outstanding on the Closing Date and (C) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this Section 8.1(b)(iii) or Section 8.1(a) above;

(iv)          Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto;

(v)           Indebtedness consisting of (w) accommodation guarantees for the benefit of trade creditors of the Parent Borrower or any of its Restricted Subsidiaries, (x) Guarantees in connection with the construction or improvement of all or any portion of a Public Facility to be used by the Parent Borrower or any Restricted Subsidiary, (y) Guarantees required (in the good faith determination of the Parent Borrower) in connection with Vehicle Rental Concession Rights or (z) any Guarantee in respect of any Franchise Vehicle Indebtedness or Franchise Lease Obligation;

(vi)          (A) Guarantees by the Parent Borrower or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Parent Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Parent Borrower or such Restricted Subsidiary, as the case may be, in violation of this Section 8.1), or (B) without limiting Section 8.2, Indebtedness of the Parent Borrower or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Parent Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Parent Borrower or such Restricted Subsidiary, as the case may be, in violation of this Section 8.1);

(vii)         Indebtedness of the Parent Borrower or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii)        Indebtedness of the Parent Borrower or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or

(G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Parent Borrower or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(ix)           Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Parent Borrower as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this Section 8.1 for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Parent Borrower may classify such Indebtedness in whole or in part as Incurred under this Section 8.1(b)(ix);

(x)            Indebtedness of any Person that is assumed by the Parent Borrower or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Parent Borrower or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise Incurred in connection with, such acquisition), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, the Parent Borrower could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xi)           Indebtedness of the Parent Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to (A) the greater of (x) $2,900.0 million and (y) an amount equal to (1) the Foreign Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b) plus (B) in the event of any refinancing of any Indebtedness Incurred under this clause (xi), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(xii)          Contribution Indebtedness, and any Refinancing Indebtedness with respect thereto;

(xiii)         Indebtedness issuable upon the conversion or exchange of shares of Disqualified Stock issued in accordance with clause (a) of this Section 7.1(a), and any Refinancing Indebtedness with respect thereto;

(xiv)        Non-Recourse Indebtedness of HERC; and

(xv)         Indebtedness of the Parent Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to 3.25% of Consolidated Tangible Assets.

(c)           For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 8.1, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this Section 8.1) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Parent Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d)           For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Parent Borrower’s option, (i) the Closing Date, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities hereunder or thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

8.2           Limitation on Liens.  The Parent Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets, whether now owned or hereafter acquired, securing any Indebtedness, except for the following Liens:

(a)           Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Parent Borrower and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Parent Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b)           Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c)           pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)           pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Parent Borrower and its Subsidiaries, taken as a whole;

(f)            Liens existing on, or provided for under written arrangements existing on, the Closing Date, or (in the case of any such Liens securing Indebtedness of the Parent Borrower or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g)           (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Parent Borrower or any Restricted Subsidiary of the Parent Borrower has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h)           Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with Section 8.1;

(i)            Liens arising out of judgments, decrees, orders or awards in respect of which the Parent Borrower or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j)            leases, subleases, licenses or sublicenses to or from third parties;

(k)           Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (A) (1) Indebtedness Incurred pursuant to the Senior Term Facility or the ABL Facility, any Additional Notes, or any Refinancing Indebtedness in respect of any thereof, (2) Indebtedness Incurred in compliance with Section 8.1(b)(iv), Section 8.1(b)(v), Section 8.1(b)(vii) or Section 8.1(b)(viii), (3) Indebtedness (x) Incurred in compliance with Section 8.1(b) or (y) of any Restricted Subsidiary that is not a Subsidiary Guarantor, provided that any such Liens on Term Priority Collateral securing Indebtedness pursuant to this clause (3) are junior in priority to the Liens securing the Indebtedness hereunder, which priority may be effected pursuant to the Intercreditor Agreement or a Term Collateral Intercreditor Agreement or otherwise, (4) Indebtedness or other obligations of any Special Purpose Entity or (5) obligations in respect of Management Advances or Management Guarantees; in each case under the foregoing clauses (1) through (5) including Liens securing any Guarantee of any thereof (in the case of clause (3), subject to the proviso thereto), or (B) Non-Recourse Indebtedness of HERC to the extent such Liens do not extend to property or assets other than HERC Assets;

(l)            Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Parent Borrower (or at the time the Parent Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Parent Borrower or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided further, that for purposes of this clause (l), if a Person other than the Parent Borrower is the Successor Parent Borrower with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Parent Borrower, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Parent Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Parent Borrower;

(m)          Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n)           any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o)           Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p)           Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Parent Borrower or any Subsidiary (other than Liens on property or assets of the Parent Borrower or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or goods and proceeds securing the obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under Section 8.1, on assets that are the subject of such repurchase agreements, (12) in favor of any Special Purpose Entity in connection with any Financing Disposition or (13) in favor of any Franchise Special Purpose Entity in connection with any Franchise Financing Disposition;

(q)           Liens on or under, or arising out of or relating to, any Vehicle Rental Concession Rights;

(r)            other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $50.0 million at any time outstanding; and

(s)           Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with Section 8.1, provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness), (1) the Consolidated Secured Leverage Ratio shall not exceed 4.0 to 1.0 and (2) any such Liens on Term Priority Collateral securing such Indebtedness are junior in priority to the Liens securing the Indebtedness hereunder, which priority may be effected pursuant to the Intercreditor Agreement or a Term Collateral Intercreditor Agreement or otherwise.

8.3           Limitation on Fundamental Changes.  (a) The Parent Borrower will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i)            the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Parent Borrower) will expressly assume all the obligations of the Parent Borrower under this Agreement and the Loan Documents to which it is a party by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in form and substance reasonably satisfactory to the Administrative Agent;

(ii)           immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii)          immediately after giving effect to such transaction, either (A) the Successor Company could Incur at least $1.00 of additional Indebtedness pursuant to Section 8.1(a), or (B) the Consolidated Coverage Ratio of the Parent Borrower (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Parent Borrower immediately prior to giving effect to such transaction;

(iv)          each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a joinder or one or more other document or instrument in form and substance reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guarantee

(other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction) and its obligations under the Loan Documents; and

(v)           the Parent Borrower will have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on such certificate of such Responsible Officer as to compliance with the foregoing clauses (ii) and (iii) of this Section 8.3(e) and as to any matters of fact, and (y) no such legal opinion will be required for a consolidation, merger or transfer described in clause (d) of this Section 8.3.

(b)           Any Indebtedness that becomes an obligation of the Parent Borrower or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Section 8.3, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 8.1.

(c)           Upon any transaction involving the Parent Borrower in accordance with Section 8.3(a) in which the Parent Borrower is not the Successor Company, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Parent Borrower under the Loan Documents, and thereafter the predecessor Parent Borrower shall be relieved of all obligations and covenants under this Agreement, except that the predecessor Parent Borrower in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Loans and Reimbursement Amounts.

(d)           Clauses (ii) and (iii) of Section 8.3(a) will not apply to any transaction in which the Parent Borrower consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Parent Borrower in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Parent Borrower so long as all assets of the Parent Borrower and its Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.  Section 8.3(a) will not apply to any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Parent Borrower.

(e)           For the purpose of this Section 8.3, the Reorganization Assets (whether individually or in the aggregate) shall not be deemed at any time to constitute all or substantially all of the assets of the Parent Borrower, and any sale or transfer of all or any part of the Reorganization Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or of any combination thereof, and whether in one or more transactions, or otherwise) shall not be deemed at any time to constitute a sale or transfer of all or substantially all of the assets of the Parent Borrower.

8.4           Limitation on Sale of Assets.

(a)           The Parent Borrower will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(i)            the Parent Borrower or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value shall be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $25,000,000) in good faith by the Board of Directors of the Parent Borrower, which determination shall be conclusive (including as to the value of all non-cash consideration),

(ii)           in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25,000,000 or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Parent Borrower or such Restricted Subsidiary is in the form of cash, and

(iii)          to the extent required by Section 8.4(b), an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Parent Borrower (or any Restricted Subsidiary, as the case may be) as provided in such Section.

(b)           In the event that on or after the Closing Date, the Parent Borrower or any Restricted Subsidiary shall make an Asset Disposition or a Recovery Event shall occur, an amount equal to 100% of the Net Available Cash from such Asset Disposition or Recovery Event shall be applied by the Parent Borrower (or any Restricted Subsidiary, as the case may be) as follows:

(i) first, (x) to the extent the Parent Borrower or such Restricted Subsidiary elects, to reinvest or commit to reinvest in the business of the Parent Borrower and its Subsidiaries (including any investment in Additional Assets by the Parent Borrower or any Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition or Recovery Event and the date of receipt of such Net Available Cash (or, if such reinvestment is in a project authorized by the Board of Directors of the Parent Borrower that will take longer than such 365 days to complete, the period of time necessary to complete such project), (y) to the extent required by the terms of the Senior ABL Facility, to repay up to $250,000,000 in aggregate principal amount of Indebtedness outstanding under the Senior ABL Facility or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness within 365 days after the later of the date of such Asset Disposition or Recovery Event and the date of receipt of such Net Available Cash, or (z) in the case of any Asset Disposition by or Recovery Event with respect to any Restricted Subsidiary of the Parent that is not a Subsidiary Guarantor, to the extent that the Parent Borrower or any Restricted Subsidiary elects, or is required by the terms of any Indebtedness of any Restricted Subsidiary of the Parent Borrower that is not a Subsidiary Guarantor, to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Parent Borrower or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash;

(ii) second, to the extent of the balance of such Net Available Cash or equivalent amount after application in accordance with clause (i) above, within the longest of (1) ten Business Days of determination of such balance, (2) the time required under any other Indebtedness prepaid, repaid or purchased pursuant to this clause (ii), and (3) the time required by applicable law, toward the prepayment of the Term Loans and (to the extent the Parent Borrower or any Restricted Subsidiary elects or is required by the terms thereof) to prepay, repay or purchase any other Indebtedness incurred pursuant to Section 8.1(a) or Additional Indebtedness on a pro rata basis with the Term Loans, in accordance with Section 4.4(b) (and subject to Section 4.4(c)) or the agreements or instruments governing such other Indebtedness or Additional Indebtedness; and

(iii) third, to the extent of the balance of such Net Available Cash or equivalent amount after application in accordance with clauses (i) and (ii) above, to fund any general corporate purposes (including but not limited to the repayment, redemption or other acquisition or retirement of Senior Notes) (to the extent permitted by, and consistent with, any other applicable provision of this Agreement).

(c)           Notwithstanding the foregoing provisions of this Section 8.4, the Parent Borrower and its Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this Section 8.4 except to the extent that the aggregate Net Available Cash from all Asset Dispositions and Recovery Events or equivalent amount that is not applied in accordance with this Section 8.4 exceeds $50,000,000, in which case the Parent Borrower and its Subsidiaries shall apply all such Net Available Cash from such Asset Dispositions and Recovery Events or equivalent amount in accordance with Section 8.4(b) above.

(d)           For the purposes of 8.4(a)(ii) above, the following are deemed to be cash:  (1) Cash Equivalents, (2) the assumption of Indebtedness of the Parent Borrower (other than Disqualified Stock of the Parent Borrower) or any Restricted Subsidiary and the release of the Parent Borrower or such Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) securities received by the Parent Borrower or any of its Subsidiaries from the transferee that are converted by the Parent Borrower or such Subsidiary into cash within 180 days, (4) consideration consisting of Indebtedness of the Parent Borrower or any Restricted Subsidiary, (5) Additional Assets and (6) any Designated Noncash Consideration received by the Parent Borrower or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other

Designated Noncash Consideration received pursuant to this clause, not to exceed when received an aggregate amount equal to 1.25% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

8.5           Limitation on Restricted Payments.  (a)  The Parent Borrower shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Parent Borrower is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Parent Borrower or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent Borrower held by Persons other than the Parent Borrower or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Senior Notes or any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Parent Borrower or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1)  an Event of Default under Section 9(a) or Section 9(f), or any other Event of Default known to the Parent Borrower, shall have occurred and be continuing (or would result therefrom);

(2) the Parent Borrower could not Incur at least an additional $1.00 of Indebtedness pursuant to Section 8.1(a); or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date and then outstanding would exceed, without duplication, the sum of:

(A)          50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on January 1, 2011, to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the

Parent Borrower are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

(B)           the aggregate Net Proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by the Parent Borrower as capital contributions to the Parent Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Closing Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Parent Borrower or any Restricted Subsidiary from the Incurrence by the Parent Borrower or any Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Parent Borrower (other than Disqualified Stock) or Capital Stock of any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Board of Directors) of any property or assets, received by the Parent Borrower or any Restricted Subsidiary upon such conversion or exchange;

(C)           the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Parent Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to clause (x) of the following paragraph (b), or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Parent Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary after the Closing Date;

(D)          in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Parent Borrower or a Restricted Subsidiary and the initial amount of all such Investments constituting Restricted Payments; and

(E)           an amount equal to the amount available as of the Closing Date for making Restricted Payments pursuant to Section 409(a)(3) of the Senior 2005 Indenture.

(b)           The provisions of Section 8.5(a) will not prohibit any of the following (each, a “Permitted Payment”):

(i)            any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Parent Borrower, Senior Notes or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Parent Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a capital contribution to the Parent Borrower, in each case other than Excluded Contributions and Contribution Amounts; provided, that the Net Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under Section 8.5(a)(3)(B);

(ii)           any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Senior Notes or Subordinated Obligations (w) made by exchange for, or out of the proceeds of the Incurrence of, Indebtedness of the Parent Borrower or Refinancing Indebtedness Incurred in compliance with Section 8.1, (x) from Net Available Cash or any equivalent amount to the extent permitted by Section 8.4 or from declined amounts as contemplated by Section 4.4(c), (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Parent Borrower shall have complied with Section 8.7 or (z) constituting Acquired Indebtedness;

(iii)          any dividend paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with Section 8.5(a);

(iv)          Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v)           loans, advances, dividends or distributions by the Parent Borrower to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Parent Borrower to repurchase or otherwise acquire Capital Stock of any Parent or the Parent Borrower (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Parent Borrower or any Parent retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x) (1) $20.0 million plus (2) $5.0 million multiplied by the number of calendar years that have commenced since the Closing Date, plus (y) the Net Proceeds received by the Parent Borrower since the Closing Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Proceeds are not included in any calculation under Section 8.5(a)(3)(B)(x), plus (z) the cash proceeds of key man life insurance policies received by the Parent Borrower or any Restricted Subsidiary (or by any Parent and contributed to the Parent Borrower) since the Closing Date to the extent such cash proceeds are not included in any calculation under Section 8.5(a)(3)(A);

(vi)          the payment by the Parent Borrower of, or loans, advances, dividends or distributions by the Parent Borrower to any Parent to pay, dividends on the common stock or equity of the Parent Borrower or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Parent Borrower (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

(vii)         Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to 1.0% of Consolidated Tangible Assets;

(viii)        loans, advances, dividends or distributions to any Parent or other payments by the Parent Borrower or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(ix)           payments by the Parent Borrower, or loans, advances, dividends or distributions by the Parent Borrower to any Parent to make payments, to holders of Capital Stock of the Parent Borrower or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

(x)            dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of either (A) Unrestricted Subsidiaries or (B) HERC; provided, in the case of this clause (B), that at the time of such dividend, distribution or Investment, the HERC Disposition Conditions are met (and the Parent Borrower shall, no later than two Business Days (or such shorter period as agreed between the Administrative Agent and the Parent Borrower) prior to such dividend or other distribution or Investment under this clause (B) deliver a certificate to the Administrative Agent signed by a Responsible Officer of the Parent Borrower, certifying that at the proposed time of such dividend, distribution or Investment, the HERC Disposition Conditions will be met);

(xi)           any Restricted Payment pursuant to or in connection with the Transactions;

(xii)          the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 8.1;

(xiii)         Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of (A) the Net Proceeds to the Parent Borrower or any Restricted Subsidiary of any HERC Offering and/or (B) the Net Available Cash to the Parent Borrower or any Restricted Subsidiary from any HERC Disposition provided that, upon and after giving effect to such Restricted Payment, no Event of Default under Section

9(a) or Section 9(f), and no other Event of Default known to the Parent Borrower, shall have occurred and be continuing;

(xiv)        loans, advances, dividends or distributions to any Parent or other payments by the Parent Borrower or any Restricted Subsidiary to pay or permit any Parent to pay principal, interest and premiums, if any, in respect of HGH’s 5.25% convertible senior notes due 2014 in accordance with such notes and the indenture governing such notes;

(xv)         any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Senior Notes if at the time of such purchase, redemption, repurchase, defeasance or other acquisition or retirement, the Parent Borrower is in Pro Forma Senior Secured Compliance; and

(xvi)        any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Senior Notes in an aggregate amount not to exceed 3.0% of Consolidated Tangible Assets;

provided, that (A) in the case of clauses (iii), (vi), (vii) and (ix), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of clause (v), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under clause (v) that is in excess of 50% of the total amount of Permitted Payments then permitted under clause (v) shall be included in such calculation of the amount of Restricted Payments and (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments.

(c)           The Parent Borrower, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this Section 8.5 (or, in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses).

8.6           Limitation on Transactions with Affiliates.  (a) The Parent Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Parent Borrower (an “Affiliate Transaction”) unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Parent Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $50.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors. For purposes of this Section 8.6, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 8.6 if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b)           The provisions of Section 8.6(a) will not apply to:

(i)            any Restricted Payment Transaction,

(ii)           (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer or director or consultant of or to the Parent Borrower, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans or any issuance, grant or award of stock, options, other equity-related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Parent Borrower or any of its Subsidiaries or any Parent (as determined in good faith by the Parent Borrower, such Subsidiary or such Parent), (4) any transaction with an officer or director of the Parent Borrower or any of its Subsidiaries or any Parent in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii)          any transaction between or among any of the Parent Borrower, one or more Restricted Subsidiaries or one or more Special Purpose Entities,

(iv)          any transaction arising out of agreements or instruments in existence on the Closing Date (other than any Tax Sharing Agreement or Management Agreement referred to in Section 8.6(b)(vii)), and any payments made pursuant thereto,

(v)           any transaction in the ordinary course of business on terms that are fair to the Parent Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Parent Borrower, or are not materially less favorable to the Parent Borrower or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Parent Borrower,

(vi)          any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Parent Borrower or any Restricted Subsidiary and any Affiliate of the Parent Borrower controlled by the Parent Borrower that is a Franchisee, a Franchise Special Purpose Entity, a joint venture or similar entity,

(vii)         the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreements, including payment to CDR, Carlyle or ML or any of their respective Affiliates of fees of up to $7.5 million in the aggregate in any fiscal year, and fees in connection with any acquisition, disposition, merger, recapitalization or similar transaction as provided in any such Management Agreement, plus all out-of-pocket expenses incurred by CDR, Carlyle or ML or any such Affiliate in connection with its performance of management consulting, monitoring, financial advisory or other services with respect to the Parent Borrower and its Restricted Subsidiaries,

(viii)        the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions, and

(ix)           any issuance or sale of Capital Stock (other than Disqualified Stock) of the Parent Borrower or capital contribution to the Parent Borrower.

8.7           Change of Control; Amendments.  The Parent Borrower will not, and will not permit any Restricted Subsidiary to:

(a)           in the event of the occurrence of a Change of Control, repurchase or repay any Indebtedness then outstanding pursuant to any of the Senior Notes or any portion thereof, unless the Parent Borrower shall have (i) made payment in full of the Loans and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Note and cash collateralized the L/C Obligations on terms reasonably satisfactory to the Administrative Agent or (ii) made an offer to pay the Loans and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note and to cash collateralize the L/C Obligations in respect of each Lender and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer and cash collateralized the L/C Obligations in respect of each such Lender which has accepted such offer.  Upon the Parent Borrower having made all payments of Loans and any other amounts then due and owing to any Lender required by the preceding sentence, any Event of Default arising under Section 9(j) by reason of such Change of Control shall be deemed not to have occurred or be continuing; or

(b)           amend, supplement, waive or otherwise modify any of the provisions of any of the Senior 2018 Notes, the Senior 2021 Notes or the Senior 2019 Notes (or the respective Indentures governing such Senior Notes) to shorten the fixed maturity of such Senior Notes to a date prior to the Termination Date or, if applicable, to provide for a shorter Average Life for such Senior Notes (or, if the Average Life of such Senior Notes is shortened, then such Senior Notes shall have a maturity date that is no earlier than the Termination Date).

8.8           Restrictive Agreements.  The Parent Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into with any Person any agreement that restricts the ability of the Parent Borrower or any of its Restricted Subsidiaries (other than any Foreign Subsidiaries or any Excluded Subsidiaries) to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues constituting Term Priority Collateral as and to the extent contemplated by this Agreement and the other Loan Documents, whether now owned or hereafter acquired, other than:

(a) this Agreement, the other Loan Documents and any related documents, the Senior ABL Facility Agreement, the other Senior ABL Facility Documents and any related documents, any Additional Credit Facility, any other Additional Documents and any related documents, the Intercreditor Agreement, any Term Collateral Intercreditor Agreement, any Credit Facility, the Indentures and the Senior Notes, and any agreement in effect or entered into on the Closing Date;

(b) any agreement of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, or which agreement is assumed by the Parent Borrower or any Restricted Subsidiary in connection with an acquisition from or other transaction with such Person, as in effect at the time of such acquisition, merger, consolidation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation or transaction); provided that for purposes of this clause (b), if a Person other than the Parent Borrower is the Successor Company with respect thereto, any Subsidiary thereof or agreement of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Parent Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(c) any agreement (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement referred to in clause (a) or (b) above or this clause (c) (an “Initial Agreement”), or that is, or is contained in, any amendment, supplement or other modification to any Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Parent Borrower);

(d)  any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Lenders and/or the Administrative Agent, the Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the Lenders another Person shall also receive a Lien, which Lien is permitted by Section 8.2;

(e) any agreement governing or relating to (x)  Indebtedness of or a Franchise Financing Disposition by or to or in favor of any Franchisee or Franchise Special Purpose Entity or to any Franchise Lease Obligation or (y) Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity (in which case, any restriction shall only be effective against property, assets and revenues financed or refinanced thereby, subject or relating thereto, or securing such Indebtedness, and/or any property, assets and revenues not constituting Term Priority Collateral, except as may be otherwise permitted under this Section 8.8);

(f) any agreement relating to any Indebtedness Incurred after the Closing Date as permitted by Section 8.1, or otherwise entered into after the Closing Date, if the restrictions thereunder taken as a whole are consistent with prevailing market practice for similar Indebtedness or other agreements, or are not materially less favorable to the Lenders than those under the Initial Agreements, or do not materially impair the ability of the Loan Parties to create and maintain the Liens on the Term Priority Collateral securing the Obligations pursuant to the

Security Documents as and to the extent contemplated thereby and by Section 7.9, in each case as determined in good faith by the Parent Borrower;

(h) any agreement governing or relating to Indebtedness and/or other obligations and liabilities secured by a Lien permitted by Section 8.2 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may be otherwise permitted under this Section 8.8);

(i)  any agreement for the direct or indirect disposition of Capital Stock of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such disposition;

(j) (i) any agreement that restricts in a customary manner the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) any restriction by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Parent Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii)  mortgages, pledges or other security agreements to the extent restricting the transfer of the property or assets subject thereto, (iv) any reciprocal easement agreements containing customary provisions restricting dispositions of real property interests, (v) Purchase Money Obligations that impose restrictions with respect to the property or assets so acquired, (vi) agreements with customers or suppliers entered into in the ordinary course of business that impose restrictions with respect to cash or other deposits or net worth, (vii) customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (viii) restrictions that arise or are agreed to in the ordinary course of business and do not detract from the value of property or assets of the Parent Borrower or any Restricted Subsidiary in any manner material to the Parent Borrower or such Restricted Subsidiary, (ix) Hedging Obligations or (x) any agreement or restriction in connection with or relating to any Vehicle Rental Concession Right;

(k) restrictions by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Parent Borrower or any of its Subsidiaries or any of their businesses; and

(l)  any agreement evidencing any replacement, renewal, extension or refinancing of any of the foregoing (or of any agreement described in this clause (l)).

It is understood that a limitation on the amount of Indebtedness or other obligations or liabilities that may be incurred, outstanding, guaranteed or secured under this Agreement or any other Loan Document (in excess of the amount thereof that may be incurred, outstanding, guaranteed and secured under this Agreement or any other Loan Document as in effect on the Closing Date) does not constitute a limitation that is restricted by this Section 8.8.

SECTION 9.           EVENTS OF DEFAULT.  If any of the following events shall occur and be continuing:

(a)           the Parent Borrower shall fail to pay any principal of any Loan or any Reimbursement Amount when due in accordance with the terms hereof (whether at stated

maturity, by mandatory prepayment or otherwise); or the Parent Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)           any Loan Party shall default in the observance or performance of any agreement contained in Section 8 of this Agreement; or

(d)           any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such default shall continue unremedied for a period of thirty (30) days after the earlier the date on which written notice thereof shall have been given to the Parent Borrower by the Administrative Agent or the Required Lenders; or

(e)           Holdings or the Parent Borrower or any of its Restricted Subsidiaries shall (A) (i) default in any payment of principal of or interest on any Indebtedness (including any Material Vehicle Lease Obligation, but excluding the Loans, the Reimbursement Amount, any other Indebtedness under this Agreement, any Brazilian Indebtedness and any Guarantee in respect of Brazilian Indebtedness) in excess of $100,000,000 beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness referred to in clause (i) above (including any Material Vehicle Lease Obligation, but excluding the Loans, the Reimbursement Amount, any other Indebtedness under this Agreement, any Brazilian Indebtedness, any Guarantee in respect of Brazilian Indebtedness, any Indebtedness under the Senior ABL Facility, and any Additional ABL Indebtedness) contained in any instrument or agreement evidencing, securing or relating thereto (other than the failure to provide notice of a default or an event of default under such instrument or agreement), the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity (an “Acceleration”), and (x) such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given, (y) such default shall not have been remedied or waived by or on behalf of such holder or holders, and (z) in the case of any such Indebtedness of any Foreign Subsidiary, such Indebtedness shall have been Accelerated and such Acceleration shall not have been rescinded; or (iii) default in the observance or performance of any agreement or condition contained in any Senior ABL

Facility Document or any Additional ABL Document (in each case other than the failure to provide notice of a default or event of default thereunder), the effect of which default is to cause, or to permit the holder or holders of the Indebtedness under the Senior ABL Credit Agreement or under any Additional ABL Credit Facility (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, the Acceleration of all Indebtedness under the Senior ABL Credit Agreement or such Additional ABL Credit Facility and (x) such time shall have lapsed and any applicable Default Notice shall have been given and (y) either (1) in the case of any such default other than a default in the observance or performance of a financial maintenance covenant, such default remains unremedied and not waived by or on behalf of such holders for a period of 60 days or (2) such Indebtedness under the Senior ABL Credit Agreement or such Additional ABL Credit Facility shall have been Accelerated and such Acceleration shall not have been rescinded (provided that neither clause (ii) nor this clause (iii) shall apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder) or (B) default in the observance or performance of any agreement or condition (other than as referred to in clause (A)(i) above) relating to any Material Vehicle Lease Obligation referred to in clause (A)(i) above, and the lessor thereunder or its permitted assignee shall have terminated such Material Vehicle Lease Obligation, and such termination shall have caused an “amortization event” (or similar event however denominated) under the Special Purpose Financing to which such Material Vehicle Lease Obligation relates; or

(f)            If (i) any Loan Party or any Material Restricted Subsidiaries of the Parent Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary of the Parent Borrower that is not a Loan Party), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any Material Restricted Subsidiaries of the Parent Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any Material Restricted Subsidiaries of the Parent Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any Material Restricted Subsidiaries of the Parent Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any Material Restricted Subsidiaries of the Parent Borrower shall take any corporate or other organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any Material Restricted Subsidiaries of the Parent Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)           (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) (A) any failure to satisfy minimum funding standards (as defined in Section 302 or 303 of ERISA or Section 412 or 430 of the Code), whether or not waived, shall exist with respect to any Plan or (B) any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Parent Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i)  through (vi) of this Section 9(g), such event or condition, either individually or together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or

(h)           One or more judgments or decrees shall be entered against the Parent Borrower or any of its Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)            Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Term Priority Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(j)            A Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Parent Borrower, automatically the Commitments, if any, shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Parent Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Parent Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (and the Parent Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other obligations of the Parent Borrower under the Loan Documents).  If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent and the Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the Parent Borrower, shall, forthwith upon demand by the Administrative Agent pay to the Administrative Agent as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim.  Amounts held in such cash collateral account with respect to Letters of Credit shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Loan Parties hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Amounts shall have been satisfied (whether by reimbursement by the Parent Borrower or a New Term Loan) and all other obligations of the Loan Parties hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Parent Borrower (or such other Person as may be lawfully entitled thereto).  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Lender in its capacity as a Secured Party or as beneficiary of any security granted pursuant to the

Security Documents shall have any right to exercise remedies in respect of such security without the prior written consent of the Required Lenders.

Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10.         THE AGENTS AND THE OTHER REPRESENTATIVES.

10.1         Appointment.  Each Lender hereby irrevocably designates and appoints the Agents as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each agent in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent, the Collateral Agent and the Issuing Lender, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other Representatives.  Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates).

10.2         Delegation of Duties.  In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for Holdings or any of its Subsidiaries.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.3         Exculpatory Provisions.  None of the Agents or any Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by Holdings, the Parent Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the

Agents or any Other Representative under or in connection with, this Agreement or any other Loan Document, (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document, (iii) for any failure of Holdings, the Parent Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions precedent set forth in Section 6, or (vi) the existence or possible existence of any Default or Event of Default.  Neither the Agents nor any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Holdings, the Parent Borrower or any other Loan Party.  Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder or given to the Agents for the account of or with copies for the Lenders, the Agents and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Holdings, the Parent Borrower or any other Loan Party which may come into the possession of the Agents and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.4         Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent Borrower or Holdings), independent accountants and other experts selected by each Agent.  The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 11.6 and all actions required by such Section in connection with such transfer shall have been taken.  Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.  Each Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 11.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 11.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5         Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or either of the Parent Borrower or Holdings referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Agents shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 11.1(a); provided that unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6         Acknowledgements and Representations by Lenders.  Each Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of the Parent Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender.  Each Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings and the Parent Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder.  Each Lender acknowledges and agrees to comply with the provisions of Section 11.6 applicable to the Lenders hereunder.

10.7         Indemnification.

(a)           The Lenders agree to indemnify each Agent (or any Affiliate thereof) (to the extent not reimbursed by the Parent Borrower or any other Loan Party and without limiting the obligation of the Parent Borrower to do so), ratably according to their respective Total Credit Percentages in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with their Total Credit Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such.  The obligations to indemnify each Issuing Lender shall be ratable among the L/C Participants in accordance with their Letter of Credit Percentage.  The agreements in this Section 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

(b)           Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c)           The agreements in this Section 10.7 shall survive the payment of all Borrower Obligations and Guarantor Obligations (each as defined in the Guarantee and Collateral Agreement).

10.8         The Administrative Agent and Other Representatives in Their Individual Capacity.  The Administrative Agent, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Parent Borrower or any other Loan Party as though the Administrative Agent and the Other Representatives were not the Administrative Agent or the Other Representatives hereunder and under the other Loan Documents.  With respect to Loans made or renewed by them and any Note issued to them and with respect to any Letter of Credit issued or participated in by them, the Administrative Agent and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not the Administrative Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Administrative Agent and the Other Representatives in their individual capacities.

10.9         Collateral Matters.

(a)           Each Lender authorizes and directs the Administrative Agent and the Collateral Agent to enter into (x) the Security Documents and the Intercreditor Agreement and any Term Collateral Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y)  any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Intercreditor Agreement and any Term Collateral Intercreditor Agreement or enter into a separate intercreditor agreement in connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness (each an “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) and (z) any Incremental Commitment Amendment as provided in Section 2.9 and any Extension Amendment as provided in Section 2.10).  Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents or the Intercreditor Agreement and any Term Collateral Intercreditor Agreement (both as amended by any Intercreditor Agreement Supplement), and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)           The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, in each case at its option and in its discretion (A) to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof in compliance with Section 8.4, (iii) constituting property being sold pursuant to an agreement in effect on the date of this Agreement with respect to real property located in Hapeville, Georgia and Norfolk, Virginia, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Section 11.1) or (v) as otherwise may be expressly provided in the relevant Security Documents and (B) to subordinate any Lien on any Excluded Assets (as defined in the Guarantee and Collateral Agreement) or any other property granted to or held by such Agent, as the case may be under any Loan Document to the holder of any Permitted Lien.  Upon request by the Administrative Agent or the Collateral Agent, at any time, the Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.9.

(c)           The Lenders hereby authorize the Administrative Agent and the Collateral Agent as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Section 11.1.  Upon request by the Administrative Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s authority under this Section 10.9(c).

(d)           No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by Holdings or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Section 10.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e)           Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with Section 11.1 with the written consent of the Agent party thereto and the Loan Party party thereto.

(f)            The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.

10.10       Successor Agent.  Subject to the appointment of a successor as set forth herein, the Administrative Agent or the Collateral Agent may resign upon 10 days’ notice to the Lenders and the Parent Borrower and if the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Parent Borrower may, upon 10 days’ notice to the Administrative Agent as applicable, remove such Agent.  If the Administrative Agent or Collateral Agent shall resign or be removed as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders (in the case of the Administrative Agent) shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit.  Each of the Syndication Agent and each Co-Documentation Agent, may resign as an Agent hereunder upon 10 days’ notice to the Administrative Agent, Lenders and the Parent Borrower, or if any such Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Parent Borrower may, upon 10 days’ notice to such Agent, remove such Agent.  If the Collateral Agent, the Syndication Agent or any Co-Documentation Agent shall resign or be removed as Collateral Agent, Syndication Agent, or Co-Documentation Agent hereunder, as applicable, the duties, rights, obligations and responsibilities of such Agent hereunder, if any, shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by any Agent or any Lender.  After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.  Additionally, after such retiring Agent’s resignation or removal as such Agent, the provisions of this Section 10.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents.  After the resignation or removal of any Administrative Agent pursuant to the preceding provisions of this Section 10.10, such resigning or removed Administrative Agent shall not be required to act as Issuing Lender for any Letters of Credit to be issued after the date of such resignation or removal, although the resigning or removed Administrative Agent shall retain all rights hereunder as Issuing Lender with respect to all Letters of Credit issued by it prior to the effectiveness of its resignation or removal as Administrative Agent hereunder.

10.11       Other Representatives.  None of the Syndication Agent, any Co-Documentation Agent nor any of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.

10.12       Withholding Tax.  To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding.  If any payment has been made to any Lender by the Administrative Agent without the applicable withholding tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.

10.13       Application of Proceeds.  The Lenders, the Administrative Agent and the Collateral Agent agree, as among such parties, as follows:  subject to the terms of the Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender on account of amounts then due and outstanding under any of the Loan Documents shall, except as otherwise expressly provided herein, be distributed and applied in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and subject to any application of any such amounts otherwise required pursuant to Section 4.4(b), or otherwise required by the Intercreditor Agreement):  (1) first, to pay (on a ratable basis) all fees and out-of-pocket costs and expenses (including attorneys’ fees to the extent provided herein) due and owing to the Administrative Agent and the Collateral Agent under the Loan Documents, including in connection with enforcing the rights of the Agents, the Lenders and the Issuing Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral); (2) second, to pay (on a ratable basis) all fees and out-of-pocket costs and expenses (including attorneys’ fees to the extent provided herein) due and owing to each of the Lenders and each of the Issuing Lenders under the Loan Documents, including in connection with enforcing such Lender’s or such Issuing Lender’s rights under the Loan Documents; (3) third, to pay (on a ratable basis) to the applicable Issuing Lender any L/C Participant’s Letter of Credit

Percentage of any unreimbursed payment made by such Issuing Lender under a Letter of Credit that has not been paid from such L/C Participant’s Credit Linked Deposit Account in accordance with Section 3.2(b), provided that the Collateral Agent on behalf of the Secured Parties shall be subrogated to the rights of such Issuing Lender against such L/C Participant with respect to any amount paid pursuant to this clause “third”; (4) fourth, to pay (on a ratable basis) accrued and unpaid interest on Loans then outstanding and any Credit Linked Prefunded L/C Commitment Fees on Credit Linked Deposits then on deposit in the Credit Linked Deposit Account; (5) fifth, to pay (on a ratable basis) principal of Loans then outstanding, obligations under Hedging Agreements and Bank Products Agreements (each as defined in the Guarantee and Collateral Agreement) secured by the Security Documents, and any Reimbursement Amounts then outstanding and not reimbursed pursuant to clause “third” above, and to cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent; (6) sixth, to pay (on a ratable basis) all other outstanding amounts due and payable to the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Lenders; and (7) seventh, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus.  To the extent that any amounts available for distribution pursuant to clause “fifth” above are attributable to the issued but undrawn amount of outstanding Letters of Credit which are then not yet required to be reimbursed hereunder, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the applicable Issuing Lender from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in such clause “fifth”.  To the extent any amounts available for distribution pursuant to clause “fifth” are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Persons entitled to payment of such obligations based on the relative amounts of such obligations. This Section 10.13 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Sections 2.9 and 2.10, as applicable.

SECTION 11.         MISCELLANEOUS.

11.1         Amendments and Waivers.

(a)           Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 11.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and the Collateral Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders, the Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)            reduce or forgive the amount or extend the scheduled date of maturity of any Loan or any Reimbursement Amount or of any scheduled installment thereof or reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or change the currency in which any Loan or Reimbursement Amount is payable, in each case without the consent of each Lender directly and adversely affected thereby, subject to Sections 11.1(d) and 11.1(e) (it being understood that (x) waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender, and (y) an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii)           amend, modify or waive any provision of this Section 11.1(a) or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by Holdings or the Parent Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Section 8.3 or 11.6(a)), in each case without the written consent of all the Lenders;

(iii)          release Guarantors accounting for substantially all of the value of the Guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement, or all or substantially all of the Collateral, in each case without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document;

(iv)          require any Lender to make Loans having an Interest Period of longer than six months without the consent of such Lender;

(v)           amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent and of any Other Representative directly and adversely affected thereby;

(vi)          amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the applicable Issuing Lender and each directly and adversely affected L/C Participant; or

(vii)         amend, modify or waive any provision of Sections 3, 4.4(g), 10.13 or 11.5(d) in a manner that adversely affects the rights and duties of any Issuing Lender without the written consent of such Issuing Lender;

provided further that, notwithstanding and in addition to the foregoing, the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $10,000,000 in any fiscal year without the consent of any Lender.

(b)           Any waiver and any amendment, supplement or modification pursuant to this Section 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, each of the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)           Notwithstanding any provision herein to the contrary, (x) this Agreement and the other Loan Documents may be amended in accordance with Section 2.9 to incorporate the terms of any Incremental Commitments (including to add a new revolving facility under this Agreement with respect to any Incremental Revolving Commitment) with the written consent of the Parent Borrower and the Lenders providing such Incremental Commitments, provided that if such amendment includes an Incremental Commitment of a bank or other financial institution that is not at such time a Lender or an affiliate of a Lender, the inclusion of such bank or other financial institution as an Additional Lender shall be subject to the Administrative Agent’s consent (not to be unreasonably withheld or delayed) at the time of such amendment, (y) the scheduled date of maturity of any Loan owed to any Lender may be extended, and this Agreement and the other Loan Documents may be amended to effect such extension in accordance with Section 2.10, with the written consent of the Parent Borrower and such Lender, as contemplated by Section 2.10 or otherwise, and (z) the Parent Borrower and the Administrative Agent may amend this Agreement without the consent of any Lender to cure any ambiguity, mistake, omission, defect or inconsistency, in each case without the consent of any other Person.  Without limiting the generality of the foregoing, subject to the limitations on non-pro rata payments in clause (i)(C)(II) of the proviso to the first sentence of Section 2.9(c) and in clause (b) of the proviso to the third sentence in Section 2.10(c), any provision of this Agreement and the other Loan Documents, including Section 4.4(a), 4.4(e), 4.8(a) or 11.7 hereof, may be amended as set forth in the immediately preceding sentence pursuant to any Incremental Commitment Amendment or any Extension Amendment, as the case may be, to provide for non-pro rata borrowings and payments of any amounts hereunder as between any Tranches, including the Tranche B Term Loans, any Incremental Commitments or Incremental Loans and any Extended Tranche.  The Administrative Agent hereby agrees (if requested by the Parent Borrower) to execute any amendment referred to in this clause (c) or an acknowledgement thereof.

(d)           Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) or amended and restated with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facility and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility or Tranche hereunder and (z) to provide class protection for any additional credit facilities in a manner consistent with those provided the original Facility pursuant to the provisions of Section 11.1(a) as originally in effect.

(e)           If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Section 11.1(a), the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”) then the Parent Borrower may, on notice to the Administrative and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Parent Borrower owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) prepay the Loans of such Non-Consenting Lender, in whole or in part, subject to Section 4.12, without premium or penalty.  In connection with any such replacement under this Section 11.1(e), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Parent Borrower owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Parent Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

11.2         Notices.

(a)           All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Parent Borrower, the Administrative Agent and the Collateral Agent, and as set forth in Schedule A-1 and A-2 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Parent Borrower:	The Hertz Corporation
225 Brae Boulevard
Park Ridge, NJ 07656
Attention: Chief Financial Officer
Facsimile: 201-307-2324
Telephone: 201-307-2000

with copies to:	The Hertz Corporation
225 Brae Boulevard
Park Ridge, NJ 07656
Attention: General Counsel
Facsimile: 201-594-3122
Telephone: 207-307-2000

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: David A. Brittenham, Esq.
Facsimile: (212) 909-6836
Telephone: (212) 909-6000

The Administrative Agent:	Deutsche Bank AG New York Branch
60 Wall Street
New York, New York 10005
Attention: Marguerite Sutton
Facsimile: 212-797-5690
Telephone: 212-250-6150

The Collateral Agent:	Deutsche Bank AG New York Branch
60 Wall Street
New York, New York 10005
Attention: Marguerite Sutton
Facsimile: 212-797-5690
Telephone: 212-250-6150

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 3.2, 4.2, 4.4 or 4.8 shall not be effective until received.

(b)           Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent or any Issuing Lender (in the case of the issuance of a Letter of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent or such Issuing Lender in good faith to be from a Responsible Officer.

(c)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff”).

The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)           Electronic Communications.  Notices and other communications to the Lenders and any Issuing Lender hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or an Issuing Lender pursuant to Section 2 if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes (with the Parent Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

11.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4         Survival of Representations and Warranties.  All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5         Payment of Expenses and Taxes.  The Parent Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facility and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) (i) the reasonable fees and disbursements of Latham & Watkins LLP, and such other special or local counsel (including, solely in connection with Section 3 hereof, White & Case LLP), consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Parent Borrower, (b) to pay or reimburse each Lender, the Other Representatives and the Agents for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender, the Other Representatives and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Other Representatives, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent Borrower of any of its Subsidiaries or any of the property of the Parent Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Parent Borrower shall not have any obligation hereunder to the Administrative Agent, any other Agent any Other Representative or any Lender (or any Related Party thereof) with respect to Indemnified Liabilities arising from (i) the gross negligence or willful misconduct such Agent, Other Representative or Lender (or any Related Party of such Agent, Other Representative or Lender), (ii) a material breach of the Loan Documents by such Agent, Other Representative or Lender (or any Related Party of such Agent, Other Representative or Lender), (iii) claims of any Indemnitee (or any Related Party thereof) solely against one or more Indemnitees (or any Related Party thereof) or disputes between or among Indemnitees (or any Related Party thereof) in each case except to the extent such claim is determined to have been caused by an act or omission by the Parent Borrower or any of its Subsidiaries (provided that this clause (iii) shall not apply to indemnification of an Agent or Other Representative for a claim against it in its capacity as such) or (iv) claims made or legal proceedings commenced against such Agent, Other Representative or Lender (or any Related Party thereof) by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such.  No Indemnitee shall be liable for any consequential or punitive damages in connection with the Facilities.  All amounts due under this Section 11.5 shall be payable not later than 30 days after written demand therefor.  Statements reflecting amounts payable by the Loan Parties pursuant to this Section 11.5 shall be submitted to the address of the Parent Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a notice to the Administrative Agent.  Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Parent Borrower shall have no obligation under this Section 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority.  The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.  As used herein, “Related Party” means, with respect to any Person, or any of its affiliates, or any of the officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of any thereof, any of such Person, its affiliates and the officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of any thereof (other than, in each case, Holdings and its Subsidiaries and any of its controlling shareholders).

11.6         Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the applicable Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with Section 8.3, the Parent Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.6.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Lender) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Term Loan Commitment and/or Term Loans, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          The Parent Borrower, provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 9(a) or (f) has occurred and is continuing, any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Parent Borrower’s prior written consent shall be required for such assignment;

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an affiliate of a Lender or an Approved Fund (as defined below); and

(C)           in the case of assignments of L/C Participations, each Issuing Lender.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under Section 9(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments;

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D)          in the case of assignments of L/C Participations (x) such assignment shall be subject to the provisions of Section 3.11 and (y) the assignee shall have delivered to the Parent Borrower and the Administrative Agent the documents required pursuant to Section 4.11(b).

For the purposes of this Section 11.6, the term “Approved Fund” has the following meaning:  “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.  Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Sections 4.10, 4.11, 4.12, 4.13 and 11.5, and bound by its continuing obligations under Section 11.16).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 11.6.

(iv)          The Parent Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Parent Borrower’s agent, solely for purposes of this Section 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Parent Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Parent Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 11.6 and any written consent to such assignment required by paragraph (b) of this Section 11.6, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Parent Borrower.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)          On or prior to the effective date of any assignment pursuant to this Section 11.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned.  Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Parent Borrower marked “cancelled”.

Notwithstanding the foregoing, no Assignee, which as of the date of any assignment to it pursuant to this Section 11.6(b) would be entitled to receive any greater payment under Section 4.10, 4.11 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such sections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under Section 9(a) or (f) has occurred and is continuing or the Parent Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)           (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Parent Borrower or the Administrative Agent, sell participations (other than to any Disqualified Lender) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, (D) the Parent Borrower, the Administrative Agent, the applicable Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (E) participations in L/C Participations shall be subject to Section 3.11.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that, to the extent of such participation such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 11.1(a) and (2) directly and adversely affects such Participant.  Subject to paragraph (c)(ii) of this Section 11.6, the Parent Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Sections 4.10, 4.11, 4.12, 4.13 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.6.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender provided that such Participant shall be subject to Section 11.7(a) as though it were a Lender.  Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Parent Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Facilities or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Facility or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Facility or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)           No Loan Party shall be obligated to make any greater payment under Section 4.10, 4.11 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Parent Borrower and the Parent Borrower expressly waives the benefit of this provision at the time of such participation.  Any Participant that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 4.11 unless such Participant complies with Section 4.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(e)           Any Lender, without the consent of the Parent Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(f)            No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Parent Borrower if it would require the Parent Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Parent Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(g)           Notwithstanding the foregoing but subject to Section 3.11, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Parent Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b).  The Parent Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.  Each such indemnifying Lender shall pay in full any claim received from the Parent Borrower pursuant to this Section 11.6(g) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Parent Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error.  Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Section 11.6(g), in the event that the indemnifying Lender fails timely to compensate the Parent Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Parent Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(h)           If the Parent Borrower wishes to replace the Loans or Commitments under any Facility or Tranche with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility or Tranche, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility or Tranche to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 11.1.  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility or Tranche in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Parent Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 4.12.  By receiving such purchase price, the Lenders under such Facility or Tranche shall automatically be deemed to have assigned the Loans or Commitments under such Facility or Tranche pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit F, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

11.7         Adjustments; Set-off; Calculations; Computations.

(a)           If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Term Loans or the Reimbursement Amounts owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise (except pursuant to Section 2.10, 4.4, 4.13(d), 11.1(e) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Term Loans or the Reimbursement Amounts, as the case may be, owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Term Loans or the Reimbursement Amounts, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Parent Borrower, any such notice being expressly waived by the Parent Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under Section 9(a) to set-off as appropriate and apply against any amount then due and payable under Section 9(a) by the Parent Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Parent Borrower.  Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8         Judgment.  (a)  If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 11.8 being hereinafter in this Section 11.8 referred to as the “Judgment Conversion Date”).

(b)           If, in the case of any proceeding in the court of any jurisdiction referred to in Section 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Section 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)           The term “rate of exchange” in this Section 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and the Administrative Agent.

11.10       Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11       Integration.  This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12       Governing Law.  THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.13       Submission to Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 11.2 or at such other address of which the Administrative Agent, any such Lender and the Parent Borrower shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.13 any consequential or punitive damages.

11.14       Acknowledgements.  The Parent Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Administrative Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to the Parent Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Parent Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Parent Borrower and the Lenders.

11.15       Waiver of Jury Trial.  EACH OF THE PARENT BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16       Confidentiality.  (a)  Each Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of Holdings, the Parent Borrower or any of its Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of Holdings, the Parent Borrower or any of its Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Parent Borrower and its obligations that agrees to comply with the provisions of this Section 11.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person has been approved by the Parent Borrower (such approval not be unreasonably withheld), in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system)) for the benefit of the Parent Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this Section 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this Agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Section 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Parent Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to the Parent Borrower being violated.  Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent of a Lender, respectively.

(b)           Each Lender acknowledges that any such information referred to in Section 11.16(a), and any information (including requests for waivers and amendments) furnished by the Parent Borrower or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Parent Borrower, the other Loan Parties and their respective Affiliates or their respective securities.  Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

11.17       USA Patriot Act Notice.  Each Lender hereby notifies the Parent Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.:  107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies the Parent Borrower and each Guarantor, which information includes the name of the Parent Borrower and other information that will allow such Lender to identify the Parent Borrower and each Guarantor in accordance with the Patriot Act, and the Parent Borrower agrees to provide such information (including any information with respect to any Guarantor) from time to time to any Lender.

11.18       Incremental Indebtedness; Additional Indebtedness.  In connection with the incurrence by the Parent Borrower or any of its Subsidiaries of any Incremental Indebtedness or Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agrees to execute and deliver any Term Collateral Intercreditor Agreement or Intercreditor Agreement Supplement and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Parent Borrower to be necessary or reasonably desirable for any Lien on the property or assets of any Loan Party permitted to secure such Additional Indebtedness or Incremental Indebtedness to become a valid, perfected lien (with such priority as may be designated by the Parent Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

11.19       Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE HERTZ CORPORATION

By:	/s/ Scott Massengill
Name:	Scott Massengill
Title:	Treasurer

DEUTSCHE BANK AG NEW YORK
BRANCH, Individually, as Lender and as
Administrative Agent and Collateral Agent

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Director

By:	/s/ Enrique Landaeta
Name:	Enrique Landaeta
Title:	Vice President